Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Cornerstone Therapeutics Inc.,

Stone Acquisition Sub, Inc.,

EKR Holdings, Inc.,

and

EKR Therapeutics, Inc.

Dated as of May 14, 2012

The Merger Agreement contains representations and warranties by the parties thereto. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Merger Agreement (provided that any specific facts that contradict the representations and warranties in the Merger Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

(continued)

-ii-

(continued)

-iii-

(continued)

Section 10.15.	Amendment and Modification	93
Section 10.16.	Stockholder Representative	93
Section 10.17.	Conflicts and Privilege	97

Exhibits and Schedules

Exhibit A	Form of Bylaws of Surviving Corporation
Exhibit B	Form of Majority Stockholders Consent
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Stockholder Representative Agreement

Schedule 2.1(c)	Bonus Amount
Schedule 2.2(a)	Spreadsheet for Calculation of Per Participation Right Merger Consideration
Schedule 2.6	Example Statement of Adjusted Net Working Capital
Schedule 2.6(c)	Performance Bonus Plans

-iv-

INDEX OF DEFINED TERMS

Acquisition Proposal	58
Adjusted Fully Diluted Share Amount	3
Adjusted Net Working Capital	18
Adjustment Amount	20
Adjustment Statement	19
Affiliate	4
Affirmative RV Decision	23
Agent	15
Aggregate Exercise Price	4
Aggregate Participation Rights Merger Consideration	3
Aggregate Preferred Value	4
Agreement	1
Allocable Proceeds	4
Allocable Share	4
Allocation Statement	16
Antitrust Law	60
API	3
Audit	85
Audit Notice	85
Audit Period	24
Audited Financial Statements	43
Balance Sheet Date	43
Basket	73
Benefit Plan	46
BNY Mellon	15
Bonus Amount	4
Business	5
Business Day	5
Cancelled Shares	12
Cap	73
Capitalization Date	29
Cash	5
Certificate of Merger	2
Certificates	16
Change in Control Policy	5
Charges	94
Claim Objection	77
Closing	1
Closing Cash Purchase Price	8
Closing Date	1
Closing Merger Consideration	5
Code	46
Commercially Reasonable Efforts	23
Commitment Letter	87

Committee	93
Common Share	3
Common Stock	29
Common Stock Per Share Merger Consideration	5
Company	1
Company Disclosure Schedule	28
Company Holder	5
Company Indemnified Parties	63
Company Intellectual Property	33
Company Leased Property	51
Company Leases	51
Company Material Adverse Effect	5
Company Option	6
Company Option Plan	29
Company Receivables	45
Company Registered Intellectual Property	33
Company Securities	30
Conclusive Adjustment Statement	21
Conclusive Statement	21
Confidentiality Agreement	6
Contingent Consideration	6
Contingent Payment	22
Continuing Employee Actual Severance Amount	6
Continuing Employee Original Severance Amount	6
Continuing Employees	61
Contract	7
Costs	63
Current Assets	18
Current Liabilities	18
De Minimis Limitation	73
Debt Financing	87
Debt Financing Source	87
Decision Payment	22
DGCL	1
Dissenting Shares	14
Dissenting Stockholder	14
Distributors	51
DOJ	60
Drug Licenses	40
Effective Time	2
Environmental Laws	52
ERISA	45

-v-

INDEX OF DEFINED TERMS

ERISA Affiliate	46
Escrow Agent	15
Escrow Agreement	15
Estimated Adjusted Net Working Capital	18
Estimated Closing Cash	17
Excess Severance Amount	7
Exercise Price	7
FCPA	7
FDA	40
Final Determination	77
Financial Advisor	53
Financial Statements	43
First RV Sales Year	25
First RV Sales Year Milestone Payment	24
First RV Sales Year Net Sales	25
Foley	95
FTC	60
Fully Diluted Share Amount	7
Fundamental Company Representations	71
Fundamental Parent Representations	71
GAAP	43
Governmental Entity	7
Grant Date	30
HSR Act	33
In The Money Company Options	8
Indebtedness	7
Indemnified Tax Losses	79
Indemnity Escrow Amount	7
Indemnity Escrow Consideration	7
Indemnity Escrow Fund	15
Independent Auditor	24
Information Statement	28
Initial Merger Consideration	8
Initial Option Cancellation Amount	13
Intellectual Property	35
Interim Balance Sheet Date	43
Interim Financial Statements	43
Investors’ Rights Agreement	8
Judgment	8
Knowledge	9
Law	9
Lender	87
Liability	9
Licenses	40
Lien	9
Loss	72

Losses	72
Majority Stockholders Consent	27
March 31, 2012 Receivables	45
Material Contract	37
Materials of Environmental Concern	53
Measuring Date	9
Merger	1
Merger Consideration	9
Merger Sub	1
Milestone	22
Negative RV Decision	23
Net Sales	25
Neutral Accounting Arbitrator	20
Notice Period	85
Objection Period	77
Objection Statement	20
Offered Employees	61
Operating Company	1
Option Share	13
Option Spread	13
Ordinary Course of Business	9
Parent	1
Parent Group	9
Parent Indemnified Parties	71
Parent Party	95
Parent Plan	62
Participation Right	13
Payment Fund	15
Permitted Liens	45
Per-Participation Right Merger Consideration	9
Person	10
Personally Identifiable Information	36
Post-Closing Statement	19
Pre-Closing Statement	17
Pre-Closing Tax Period	79
Pre-Closing Tax Refund	80
Preferred Share	10
Preferred Stock	29
Pricing Approval	26
Proceeding	33
Product	41
Regulatory Approval	26
Related Person Transactions	53
Relaunch Approval	26
Relaunch Date	26

-vi-

INDEX OF DEFINED TERMS

Representatives	58
Reserved Cash Fund	10
Resolution Period	20
Restricted Shares	14
RV	26
RV Option	23
RV Relaunch Milestone Payment	22
Scheduled Indemnity Matter	10
Second RV Sales Year	26
Second RV Sales Year Milestone Payment	26
Secondary Distribution	13
Selling Person	26
Series A Conversion Rate	10
Series A Preferred Stock	29
Series A Preferred Stock Merger Consideration	10
Series A Preferred Value	10
Series B Conversion Rate	10
Series B Preferred Stock	29
Series B Preferred Stock Merger Consideration	10
Series B Preferred Value	10
Series C Conversion Rate	10
Series C Preferred Stock	29
Series C Preferred Stock Merger Consideration	10
Series C Preferred Value	11
Series D Conversion Rate	11
Series D Preferred Stock	29
Series D Preferred Stock Merger Consideration	11
Series D Preferred Value	11
Set-Off Amount	85
Shares	12
Special Indemnity Claim	78
Stockholder Indemnified Parties	74
Stockholder Representative	92
Stockholder Representative Expense Fund	11
Stockholder Representative Expense Fund Amount	11
Stockholder Representative Expense Fund Consideration	11
Straddle Period	79
Straddle Period Returns	80
Subsidiary	11

Suppliers	51
Surviving Corporation	1
Target Adjusted Net Working Capital	11
Tax Indemnified Parties	79
Tax Refunds	85
Tax Representations	71
Tax Return	49
Taxes	49
Terminating Employees	61
Termination Date	70
Third Party Claim	75
Third Party Intellectual Property	34
Third Party Registered Intellectual Property	33
Third RV Sales Year	27
Third RV Sales Year Milestone Payment	27
Total Severance Amount	62
Trade Secrets	36
Transaction Documents	11
Transaction Expenses	11
Transfer Taxes	81
Unaudited Balance Sheet	43
Unsatisfied Losses	78
Voting Agreement	12
Warrants	12
Working Capital and Severance Escrow Amount	12
Working Capital and Severance Escrow Consideration	12
Working Capital and Severance Escrow Fund	15
Year-end Balance Sheet	43

-vii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2012 (this “Agreement”), by and among Cornerstone Therapeutics Inc., a Delaware Corporation (“Parent”), Stone Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), EKR Holdings, Inc., a Delaware corporation (the “Company”), and EKR Therapeutics, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (the “Operating Company”).

WHEREAS, the parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and declared it advisable for Parent and Merger Sub to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of Parent.

Section 1.2. Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 90 Park Avenue, New York, New York 10016, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b) At the consummation of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL (at 5:00 P.M. Eastern Daylight Savings Time on the date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”), and shall make all other filings or recordings required under the DGCL in connection with consummation of the Merger.

Section 1.3. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4. Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company, as in effect as of the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company, as in effect as of the Effective Time, shall be amended so as to read in their entirety in the form as is set forth in Exhibit A annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Conversion of Common Stock. Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (each, a “Common Share”), other than any Dissenting Shares and any Cancelled Shares, shall be converted into the right to receive the Common Stock Per Share Merger Consideration in cash, without interest, payable to the holder thereof after surrender of such Common Share in the manner provided in Section 2.5.

(b) Conversion of Preferred Stock.

(i) Each share of the Series A Preferred Stock of the Company issued and outstanding immediately prior the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be converted into the right to receive the Series A Preferred Stock Merger Consideration, in cash, without interest, payable to the holder thereof after surrender of such Preferred Share in the manner provided in Section 2.6.

(ii) Each share of the Series B Preferred Stock of the Company issued and outstanding immediately prior the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be converted into the right to receive the Series B Preferred Stock Merger Consideration, in cash, without interest, payable to the holder thereof after surrender of such Preferred Share in the manner provided in Section 2.6.

(iii) Each share of the Series C Preferred Stock of the Company issued and outstanding immediately prior the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be converted into the right to receive the Series C Preferred Stock Merger Consideration, in cash, without interest, payable to the holder thereof after surrender of such Preferred Share in the manner provided in Section 2.6.

(iv) Each share of the Series D Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be converted into the right to receive the Series D Preferred Stock Merger Consideration, in cash, without interest payable to the holder thereof after surrender of such Preferred Share in the manner provided in Section 2.6.

(c) Certain Definitions. For all purposes hereof:

(i) “Adjusted Closing Merger Consideration” means an amount equal to (A) Closing Merger Consideration, minus (B) Estimated Closing Cash.

(ii) “Aggregate Participation Rights Merger Consideration” means, as of each Measuring Date, the cumulative amount of the (A) Initial Merger Consideration, plus (B) the Indemnity Escrow Consideration, plus (C) the Working Capital and Severance Escrow Consideration, plus (D) the Contingent Consideration, plus (E) the Stockholder Representative Expense Fund Consideration, plus (F) the Aggregate Exercise Price.

(iii) “API” means active pharmaceutical ingredient.

(iv) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(v) “Aggregate Allocable Proceeds” means the aggregate Allocable Proceeds received by all Company Holders pursuant to the Merger.

(vi) “Aggregate Exercise Price” means the aggregate exercise price of all In The Money Company Options determined on any given Measuring Date.

(vii) “Aggregate Preferred Value” means the sum of the aggregate amount of Series A Preferred Value, Series B Preferred Value, Series C Preferred Value and Series D Preferred Value payable in the Merger in respect of all shares of the Preferred Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, the shares of Series C Preferred Stock issued upon exercise of the Warrants prior to the Effective Time pursuant to Section 2.1(e)(i)).

(viii) “Allocable Proceeds” means, in respect of a Company Holder, the actual proceeds received by such Company Holder pursuant to the Merger in respect of such Company Holder’s capital stock and/or Participation Rights.

(ix) “Allocable Share” means, in respect of a Company Holder, the Allocable Proceeds received by such Company Holder divided by the Aggregate Allocable Proceeds.

(x) “Bonus Amount” means all amounts due and payable by the Surviving Corporation or the Operating Company on or after the Effective Time as a result of the Merger under any sale of business, change of control, stay pay or other similar plan, agreement or arrangement providing for benefits in connection with the occurrence of the Merger (but excluding (A) any amounts paid by the Company prior to the Effective Time, whether from the Reserved Cash Fund or otherwise and (B) any amounts that become payable following the Merger as a result of a subsequent termination of service or change in employment status and (C) Participation Rights). Schedule 2.1(c) sets forth a table listing each plan, agreement or arrangement providing for severance, accrued PTO, bonus or other employee benefits in connection with the occurrence of the Merger, including with respect to each such plan, agreement or arrangement: (A) the title of the plan or arrangement, (B) the timing of payment, (C) the category of employees or other individuals to whom payments or benefits will be made, (D) the party paying such amounts or benefits, (E) whether the amounts to be paid are a current liability to be reflected on the Adjusted Statement of Net Working Capital, and (F) whether the amount qualifies as a “Bonus Amount” as defined in this Section. Furthermore, Schedule 2.1(c) also sets forth each plan, agreement or arrangement providing for benefits on or after the Effective Time in connection with the occurrence of the Merger, including with respect to each such plan, agreement or arrangement: (A) a listing (by categories) of the employees covered, (B) the events that trigger payment, (C) the amounts potentially payable, (D) the source of payment, and (E) whether the amounts payable constitute part of the Bonus Amount.

(xi) “Business” means the businesses conducted or proposed to be conducted as of the date of this Agreement by the Company and the Operating Company, including developing, commercializing, manufacturing, packaging, marketing, distributing and selling the Products (including RV) and any line extensions of or other modifications to the Products.

(xii) “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(xiii) [Intentionally Omitted]

(xiv) “Cash” means, as of a specified date, all cash, cash equivalents, short term investments and marketable securities of the Company and the Operating Company as of such date, as determined in accordance with GAAP.

(xv) “Change in Control Policy” means the Company’s Change in Control Policy, dated March 22, 2012.

(xvi) “Closing Merger Consideration” means the Initial Merger Consideration plus the Aggregate Preferred Value.

(xvii) “Common Stock Per Share Merger Consideration” means, as of each Measuring Date, the quotient determined by dividing (x) the sum of the (A) Initial Merger Consideration, plus (B) the Indemnity Escrow Consideration, plus (C) the Working Capital and Severance Escrow Consideration, plus (D) the Contingent Consideration, plus (E) the Stockholder Representative Expense Fund Consideration, plus (F) the Aggregate Exercise Price by (y) the Fully Diluted Share Amount.

(xviii) “Company Holder” means each Person who is a holder of capital stock of the Company at the Effective Time and each Person who is a holder of a Company Option that is converted immediately prior to the Effective Time into a Participation Right pursuant to Section 2.2.

(xix) “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (a) has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operations or financial condition of the Company and the Operating Company taken as a whole, including the recall of any Product, or any allegations of alleged patent invalidity, unenforceability or non-infringement of patent pursuant to a ‘Paragraph IV’ patent certification under the Hatch-Waxman Act by a third party that has filed an Abbreviated New Drug Application or an application under §505(b)(2), in each case with respect to a Product, or (b) would prevent, materially delay or materially impede the ability of the Company to consummate the Merger, provided, however, that a Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting any of the industries in which the Company or the Operating Company operate, (iii) resulting from the announcement of this Agreement and the transactions contemplated hereby, including any lawsuit relating thereto, or any termination of, any reduction in, or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors or partners of the Company and the Operating Company due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) resulting from any actions expressly required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Merger, (v) resulting from changes after the date hereof in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, or (vi) resulting from any outbreak or escalation of hostilities or war or any act of terrorism; except, however, to the extent any such effect or event has a disproportionate adverse effect on the business, results of operations or condition (financial or otherwise) of the Business, the Company, or the Operating Company compared to other participants in the industry in which the Company and the Operating Company operate.

(xx) “Company Option” means a stock option, whether fully vested or unvested, issued under the Company Option Plan.

(xxi) “Confidentiality Agreement” means the Confidentiality Agreement, dated on or about March 2011, between Parent and the Company.

(xxii) “Contingent Consideration” means the right to receive (when and to the extent, if ever, payable under the terms of this Agreement) the amount of Contingent Payments paid by Parent.

(xxiii) “Continuing Employee Actual Severance Amount” means the aggregate amount of severance (including cash severance, accrued bonuses, COBRA benefits, payment of accrued paid time off and otherwise, but excluding all such items paid by the Company prior to the Effective Time) due and payable at any time and from any source including the Change in Control Policy, in connection with the termination of Continuing Employees by Parent or any of its Affiliates (including the Surviving Corporation) during the term of the Change in Control Policy.

(xxiv) “Continuing Employee Original Severance Amount” means the Continuing Employee Actual Severance Amount that would have become due and payable had such amount been determined without regard to the application of the Change in Control Policy and had instead been determined under the plans, policies, programs and employment arrangements of the Company and the Operating Company (other than the Change in Control Policy) applicable to terminated Continuing Employees prior to the Effective Time, but excluding all such items paid by the Company immediately prior to the Effective Time.

(xxv) “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, plan, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(xxvi) “Excess Severance Amount” means, for each Continuing Employee, the excess of the Continuing Employee Actual Severance Amount over the Continuing Employee Original Severance Amount to which such Continuing Employee is entitled.

(xxvii) “Exercise Price” means, when referring to a Participation Right, the exercise price of the Option Share which was converted into such Participation Right.

(xxviii) “FCPA” shall mean the Foreign Corrupt Practices Act of 1977 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

(xxix) “Fully Diluted Share Amount” means the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, Restricted Shares) plus (B) the number of shares of Common Stock issuable upon conversion of all of the shares of Preferred Stock outstanding immediately prior to the Effective Time (treating the Warrants that have been exercised prior to the Effective Time as the number of shares of Series C Preferred Stock issuable by the Company pursuant to Section 2.1(e)(ii) in respect of such Warrants) plus (C) the number of Participation Rights, which, at the time of any Measuring Date, constitutes In The Money Company Options.

(xxx) “Governmental Entity” means any legislative, executive, judicial, regulatory or administrative unit of any governmental entity (multinational, foreign, federal, state or local) or any department, commission, board, agency, bureau, ministry, official, arbitrator (public) or other similar body exercising executive, legislative, regulatory, administrative or judicial authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by any of the foregoing to perform any such functions.

(xxxi) “Indebtedness” means, with respect to the Company and the Operating Company, without duplication, the principal of and accreted value and accrued and unpaid interest in respect of all Liabilities (A) for money borrowed, whether secured or unsecured, or Liabilities issued or incurred in substitution or exchange for any such Liabilities for borrowed money and (B) evidenced by notes, debentures, bonds, letters of credit other than the Letter of Credit set forth on Schedule 2.1(c), derivatives or other similar instruments.

(xxxii) “Indemnity Escrow Amount” means $12,500,000.

(xxxiii) “Indemnity Escrow Consideration” means the right to receive (when and to the extent, if ever, released from the Indemnity Escrow Fund under the terms of this Agreement and the Escrow Agreement) the amount available on deposit in the Indemnity Escrow Fund.

(xxxiv) “Initial Merger Consideration” means the sum of:

(A)	$125,000,000 (the “Closing Cash Purchase Price”) plus

(B)	the Estimated Closing Cash plus

(C)	the amount, if any, by which the Estimated Adjusted Net Working Capital exceeds the Target Adjusted Net Working Capital minus

(D)	the amount, if any, by which the Target Adjusted Net Working Capital exceeds the Estimated Adjusted Net Working Capital minus

(E)	the Indebtedness as of the Effective Time minus

(F)	the Transaction Expenses not paid by the Company or the Operating Company as of the Effective Time (for the avoidance of doubt, all Transaction Expenses paid out of the Reserved Cash Fund are deemed for all purposes hereunder to have been paid by the Company from the Reserved Cash Fund prior to the Effective Time) minus

(G)	the Aggregate Preferred Value minus

(H)	the Bonus Amount minus

(I)	the Indemnity Escrow Amount minus

(J)	the Working Capital and Severance Escrow Amount minus

(K)	the Stockholder Representative Expense Fund Amount.

(xxxv) “In The Money Company Options” means those Company Options where, on each Measuring Date, the exercise price of such options is less than the Per Participation Right Merger Consideration. The parties acknowledge that the calculation of the Per Participation Right Merger Consideration for purposes of this definition is iterative and in order to make such calculation, the Stockholder Representative shall use the spreadsheet (or one that is substantially similar) attached hereto as Schedule 2.2(a) in order to perform such calculation.

(xxxvi) “Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement, dated March 7, 2008, as amended, between the Company, the Operating Company and the other parties thereto.

(xxxvii) “Judgment” shall mean any judgment, order, injunction, settlement agreement, decree or writ of any Governmental Entity or any arbitrator that is binding on a Person or its properties or assets under applicable Law.

(xxxviii) “Knowledge” or phrases of similar import shall mean, with respect to the Company and the Operating Company, the knowledge of the Company’s Chief Executive Officer and Chief Financial Officer, in each case after such individual has made (or is deemed to have made) reasonable inquiry and investigation, including by consulting with his direct reports as to matters within their respective scope of responsibility.

(xxxix) “Law” any national, federal, state, local or foreign law, rule, regulation, statute, ordinance, decree, License, franchise, code or other restriction or requirement of any Governmental Entity or any Judgment.

(xl) “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

(xli) “Lien” means any pledge, claim, mortgage, deed of trust, deed to secure debt, lien, charge, encumbrance, attachment, option, right of first refusal, lease, license, easement, covenant, condition, restriction, encroachment or other survey defect, restriction on transfer, exception to or defect in title or other encumbrance, ownership interest or security interest of any kind or nature whatsoever.

(xlii) “Measuring Date” means the Closing Date and each subsequent date on which any Merger Consideration is due and payable.

(xliii) “Merger Consideration” means the Common Stock Per Share Merger Consideration, the Series A Preferred Stock Merger Consideration, the Series B Preferred Stock Merger Consideration, the Series C Preferred Stock Merger Consideration, the Series D Preferred Stock Merger Consideration and the Per-Participation Right Merger Consideration.

(xliv) “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Operating Company through the date hereof consistent with past practice.

(xlv) [Intentionally omitted]

(xlvi) “Parent Group” means Parent, any of its Subsidiaries, Affiliates or investment funds affiliated with Parent.

(xlvii) “Per-Participation Right Merger Consideration” means, as of each Measuring Date, a fraction of which the numerator is the Aggregate Participation Rights Merger Consideration, and the denominator is the Fully Diluted Share Amount.

(xlviii) “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

(xlix) “Preferred Share” means a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.

(l) “Reserved Cash Fund” means the amount of Cash reserved by the Company for payment of the Bonus Amount and the Transaction Expenses immediately prior to the Effective Time, it being understood and agreed that all of such payments shall be treated for tax purposes as having been made by the Company prior the Merger.

(li) “Scheduled Indemnity Matter” means any of the matters set forth in Schedule 6.14 and any Special Indemnity Claims.

(lii) “Series A Conversion Rate” has the meaning specified in the Company’s certificate of incorporation, as in effect immediately prior to the Effective Time.

(liii) “Series A Preferred Stock Merger Consideration” means an amount equal to (A) the Series A Preferred Value plus (B) the product of (1) the Series A Conversion Rate, multiplied by (2) the Common Stock Per Share Merger Consideration.

(liv) “Series A Preferred Value” means the sum of (A) $1.00 plus (B) all declared and unpaid dividends in respect of each share of Series A Preferred Stock as of the Effective Time.

(lv) “Series B Conversion Rate” has the meaning specified in the Company’s certificate of incorporation, as in effect immediately prior to the Effective Time.

(lvi) “Series B Preferred Stock Merger Consideration” means an amount equal to (A) the Series B Preferred Value plus (B) the product of (1) the Series B Conversion Rate, multiplied by (2) the Common Stock Per Share Merger Consideration.

(lvii) “Series B Preferred Value” means the sum of (A) $1.4223 plus (B) all accrued and unpaid dividends, whether or not declared (computed on a cumulative and non-compounding basis), in respect of each share of Series B Preferred Stock as of the Effective Time.

(lviii) “Series C Conversion Rate” has the meaning specified in the Company’s certificate of incorporation, as in effect immediately prior to the Effective Time.

(lix) “Series C Preferred Stock Merger Consideration” means an amount equal to (A) the Series C Preferred Value, plus (B) the product of (1) the Series C Conversion Rate multiplied by (2) the Common Stock Per Share Merger Consideration.

(lx) “Series C Preferred Value” means the sum of (A) $1.965 plus (B) all accrued and unpaid dividends, whether or not declared (computed on a cumulative non-compounding basis), in respect of each share of Series C Preferred Stock as of the Effective Time.

(lxi) “Series D Conversion Rate” has the meaning specified in the Company’s certificate of incorporation, as in effect immediately prior to the Effective Time.

(lxii) “Series D Preferred Stock Merger Consideration” means an amount equal to (A) the Series D Preferred Value plus (B) a product of (1) the Series D Conversion Rate multiplied by (2) the Common Stock Per Share Merger Consideration.

(lxiii) “Series D Preferred Value” means the sum of (A) $2.00 plus (B) all accrued and unpaid dividends, whether or not declared (computed on a cumulative non-compounding basis), in respect of each share of Series D Preferred Stock as of the Effective Time.

(lxiv) “Stockholder Representative Expense Fund” means the fund contemplated by Section 10.16(f) below.

(lxv) “Stockholder Representative Expense Fund Amount” means $9,500,000.

(lxvi) “Stockholder Representative Expense Fund Consideration” means the right to receive (when and to the extent, if ever, released from the Stockholder Representative Expense Fund under the terms of the Agreement) the amount distributed from such Fund to the Agent by the Stockholder Representative.

(lxvii) “Subsidiary” means any Person (A) of which a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or Parent, as the case may be, (B) with respect to which the Company or Parent, as the case may be, is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

(lxviii) “Target Adjusted Net Working Capital” means $1,100,000.

(lxix) “Transaction Documents” means this Agreement and the Escrow Agreement.

(lxx) “Transaction Expenses” means, as of a specified time, the sum of the following: (A) all fees, costs and expenses incurred or to be incurred by the Company or the Operating Company in connection with the matters described in this Agreement, including with respect to any brokers, financial advisors (including Lazard), consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement; (B) the premium for any directors’ and officers’ liability insurance tail policy purchased by the Company prior to Closing as contemplated by Section 6.12(b), (C) 50% of the Transfer Taxes, and (D) 50% of the filing fee required by the HSR Act.

(lxxi) “Voting Agreement” means the Second Amended and Restated Voting Agreement, dated March 7, 2008, as amended, between the Company, the Operating Company and the other parties thereto.

(lxxii) “Warrants” means (A) that certain Warrant to Purchase Stock, dated October 19, 2007, issued to Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., and (B) that certain Warrant to Purchase Stock, dated October 19, 2007, issued to Silicon Valley Bank.

(lxxiii) “Working Capital and Severance Escrow Amount” means $1,500,000.

(lxxiv) “Working Capital and Severance Escrow Consideration” means the right to receive (when and to the extent, if ever, released from the Working Capital and Severance Escrow Fund under the terms of this Agreement and the Escrow Agreement) the amount available on deposit in the Working Capital and Severance Escrow Fund.

(d) Conversion of Merger Sub Common Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) Warrants.

(i) As soon as practicable following the execution of this Agreement, the Company shall request that each holder of record of a Warrant exercise such Warrant in accordance with the terms thereof, effective as of immediately prior to the Effective Time, by delivering notice of such request pursuant to Section 1.6.2 of the applicable Warrant. Warrants that remain unexercised as of the Effective Time shall expire at the Effective Time.

(ii) Immediately prior to the Effective Time, the Company shall issue to each holder of Warrants who has exercised its Warrants in accordance with the terms thereof in connection with the Merger the shares of Series C Preferred Stock issuable to such holder thereunder in respect of such exercise.

(f) Cancelled Shares. Each Share that is held in treasury by the Company immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(g) Cancellation of Shares at Effective Time. As of the Effective Time, all shares of Common Stock and Preferred Stock (together, the “Shares”) shall automatically be cancelled and shall cease to exist, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except either the right to receive, upon surrender of such Certificates in accordance with Section 2.5, the portion of the Merger Consideration payable with respect to such Shares or the right to have such holder’s Shares treated as Dissenting Shares in accordance with Section 2.3.

Section 2.2. Treatment of Options and Restricted Shares.

(a) Company Options. Neither Parent nor Surviving Corporation shall assume any Company Options. At the Effective Time, each Company Option will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished, and will be converted into only the right to receive payment in cash, without interest, as set forth in this Section 2.2(a) and payable in the manner provided in Section 2.6. Each holder of a Company Option that is outstanding and unexercised as of the date thereof shall automatically become entitled, for each share as to which that Company Option was exercisable, without regard to any vesting provisions (each, an “Option Share”), to the right (each, the “Participation Right”) to receive the following amounts:

(i) Upon the distribution of the Closing Merger Consideration, each holder of a Participation Right shall receive an amount, if any (the “Initial Option Cancellation Amount”), for each Participation Right equal to the positive excess of the Per-Participation Rights Merger Consideration as of such date over the Exercise Price of such Participation Right (the “Option Spread”). If the Option Spread (calculated without regard to whether the excess of the Per-Participation Rights Merger Consideration as of such date minus the Exercise Price of such Participation Right is positive) is zero or negative, then the holder of the Participation Right shall receive no payment from the Closing Merger Consideration on account of such Participation Right.

(ii) Upon the distribution of any Merger Consideration after the Effective Time, (each, a “Secondary Distribution”), each holder of a Participation Right shall receive an amount, if any, for each Participation Right equal to the positive excess of the Per-Participation Rights Merger Consideration as of the date of such Secondary Distribution over the sum of (x) the Exercise Price of such Participation Right, plus (y) the Initial Option Cancellation Amount, plus (z) any previous Secondary distributions under this Section 2.2(a)(ii) with respect to such Participation Right (collectively, the “Secondary Option Spread”). If the Secondary Option Spread (calculated without regard to whether the excess of the Per-Participation Rights Merger Consideration as of such date minus the sum of (x), (y) and (z) in the previous sentence) is zero or negative, then the holder of the Participation Right shall receive no payment from the Closing Merger Consideration on account of such Participation Right. Notwithstanding the above, no amounts shall be payable under this Section 2.2(a)(ii) after the fifth anniversary of the Effective Time and any such amounts that would otherwise be payable hereunder but for this sentence shall be distributed as additional Common Stock Per Share Merger Consideration.

(iii) The parties hereto agree that any Tax deduction for the Initial Option Cancellation Amount shall be allocable to the Company’s Pre-Closing Tax Period and that the parties shall not take a Tax reporting position on any Tax Return inconsistent with the same (including the application of the “next day rule” as described in Treas. Reg. §1.1502-76(b)(1)(ii)(B)).

(b) Withholdings. The Company (for the Initial Merger Consideration) and the Surviving Corporation (for all Secondary Distributions) shall be entitled to deduct and withhold from the Participation Right otherwise payable to any Company Holder such amount that the Company or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other Law. The Company or the Surviving Corporation shall promptly pay or cause to be paid any amounts withheld pursuant to this Section 2.2(b) for applicable Taxes to the appropriate Governmental Entity on behalf of such holder of a Participation Right. To the extent that amounts are so withheld by the Company or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Participation Rights. For all Tax purposes, the compensation deduction resulting from the Initial Merger Consideration paid to the holders of Participation Rights shall be treated as an expense of the Company incurred prior to the Effective Time and all Secondary Distributions shall be treated as an expense of the Surviving Corporation.

(c) Resolutions. As soon as practicable following the date of this Agreement, the Company’s Board of Directors and any committee administering the Company Option Plan will adopt such resolutions or take such other actions as may be required or appropriate to effect the provisions of Section 2.2, including ensuring that the Company provides all notices required under the terms of each Company Option.

(d) Restricted Shares. Each share of Common Stock granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Common Stock Per Share Merger Consideration with respect to each such Restricted Share, less any required withholding Taxes.

Section 2.3. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any Shares which are issued and outstanding immediately prior to the Effective Time and are held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to holders of Dissenting Shares; provided, however, that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise waives, withdraws or loses its right of appraisal, in any case pursuant to Section 262 of the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration, without interest, for each such Share in accordance with the provisions of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to direct all negotiations and Proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle any such rights.

Section 2.4. Payment Fund; Escrow; Stockholder Representative Expense Fund.

(a) Payment Fund. Prior to the Effective Time, Parent shall designate BNY Mellon National Association (“BNY Mellon”) to act as exchange agent for the benefit of the stockholders of the Company and the holders of Participation Rights in connection with the Merger (the “Agent”). Immediately prior to the Effective Time, (i) Parent shall deposit or shall cause to be deposited sufficient funds to pay the Adjusted Closing Merger Consideration, and (ii) the Company shall deposit or shall cause to be deposited an amount equal to the Estimated Closing Cash, in each case with the Agent in the same separate account established for the benefit of the holders of Shares, (such deposits in clauses (i) and (ii), together with any funds added thereto pursuant to Section 2.10(d), Section 2.11(a) or Article IX, the “Payment Fund”). The parties acknowledge and agree that the Company’s deposit of the Estimated Closing Cash amount with the Agent shall be deemed for all purposes hereunder, effective as of the Closing, to constitute partial payment of the Closing Merger Consideration by Parent. The Agent shall, pursuant to irrevocable instructions, pay all of the Merger Consideration out of the Payment Fund, when and if payable pursuant to the terms of this Agreement. The Agent shall invest the Payment Fund as directed by Parent on a daily basis in (i) short term direct obligations of the United States of America with maturities of no more than thirty (30) days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, that no gain or loss thereon shall affect the amounts payable to former holders of Shares pursuant to the provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. Nothing in this Section 2.4 shall limit the ability of the Agent to make any required Tax withholdings permitted by Section 2.9 or to limit the Surviving Corporation’s ability to make any such required Tax withholdings after any funds remaining in the Payment Fund have been returned to the Surviving Corporation pursuant to this Agreement. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b) Escrow. At the Closing, Parent shall deposit with BNY Mellon (the “Escrow Agent”), by wire transfer of immediately available funds, the Indemnity Escrow Amount and the Working Capital and Severance Escrow Amount, each of which shall be held in separate segregated accounts. At any time, the amount of cash held by the Escrow Agent related to the Indemnity Escrow Amount, together with the proceeds thereof, shall constitute the “Indemnity Escrow Fund” and the amount of cash held by the Escrow Agent related to the Working Capital and Severance Escrow Amount, together with the proceeds thereof, shall constitute the “Working Capital and Severance Escrow Fund”, in each case to be governed in accordance with the terms of this Agreement and an escrow agreement in substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), among Parent, the Escrow Agent and the Stockholder Representative. The adoption of this Agreement by the Majority Stockholders Consent shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto.

(c) Stockholder Representative Expense Fund. At the Closing, Parent shall deposit with the Agent the amount of the Stockholder Representative Expense Fund. Subject to Section 9.4(d)(vii), all deposits to and withdrawals from the Stockholder Representative Expense Fund shall be made by the Stockholder Representative.

Section 2.5. Payment of Cash for Shares. The Company shall make available to each Person it expects to be a record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) a form of letter of transmittal and instructions (in the form and substance of a letter of transmittal and instructions to be mutually agreed by the Company and Parent prior to the Effective Time) for use in effecting the surrender of the Certificates. Each such holder shall be entitled upon surrender of one or more Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be cancelled. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive such amount. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall be otherwise in proper form for transfer, with the registered owner’s signature guaranteed by a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority or by a commercial bank or trust company having an office or correspondent in the United States, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Agent that such Tax either has been paid or is not payable. Promptly following the date which is twelve (12) months after final payment of Merger Consideration required hereunder, the Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Agent’s duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Cancelled Shares) may surrender such Certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar Law) receive in consideration therefor the amount to which such holder is entitled as of such time, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Agent, in connection with the exchange of Shares for the applicable Merger Consideration.

Section 2.6. Allocation Statement; Pre-Closing Statement; Transaction Expenses.

(a) Allocation Statement. The Company has previously prepared and delivered to Parent in preliminary form, and no fewer than three (3) days prior to the Closing Date shall prepare and deliver to Parent in final form, a statement (such statement in final form, the “Allocation Statement”), setting forth the Company’s calculation of the following, together with appropriate supporting schedules and other documentation to the reasonable satisfaction of Parent, as of the Effective Time (which shall be the definitive calculation of the matters set forth thereon and shall, without limiting the Parent Indemnified Parties’ indemnification rights hereunder, be binding on Parent, Merger Sub, the Company and the Company Holders):

(i) the aggregate amount payable at Closing on account of Participation Rights;

(ii) the Bonus Amount;

(iii) the Fully Diluted Share Amount;

(iv) the Aggregate Preferred Value (with separate line items setting forth the Series A Preferred Value, the Series B Preferred Value, the Series C Preferred Value and the Series D Preferred Value);

(v) the Series A Conversion Rate,

(vi) the Series B Conversion Rate;

(vii) the Series C Conversion Rate;

(viii) the Series D Conversion Rate; and

(ix) each Company Holder’s share (expressed as both a percentage and a dollar value) of each of (A) the Closing Merger Consideration, (B) the Initial Merger Consideration, (C) the Indemnity Escrow Amount, (D) the Working Capital and Severance Escrow Amount, (E) the Stockholder Representative Expense Fund Amount, (F) the Contingent Payments (assuming full payment thereof) and (G) the sum of the items in (B) through (F).

In connection with the delivery of the Allocation Statement, the Company shall prepare and deliver to Parent and the Agent, at or prior to the Closing, a spreadsheet or spreadsheets in form reasonably acceptable to Parent and the Agent, which spreadsheets shall be dated as of the Closing Date and shall set forth, as of immediately prior to the Effective Time, all factual information relating to holders of all Company securities reasonably requested by Parent and the Agent, including (i) the names of all security holders of the Company and (ii) the number, kind and details (including dates of issuance or grant, vesting schedule of securities, termination date, and repurchase rights) of Company securities held by such Persons and, if applicable, the respective certificate numbers.

(b) Pre-Closing Statement. The Company shall prepare and deliver to Parent at least three (3) days prior to the Closing Date a statement, certified by the chief executive or chief financial officer of the Company (the “Pre-Closing Statement”), setting forth the Company’s good faith estimate of (i) the Transaction Expenses, to the extent such expenses will be unpaid as of the Effective Time after payments from the Reserved Cash Fund, (ii) the total amount of Cash as of the Effective Time (including amounts held in the Reserved Cash Fund as of the Effective Time, if any) (such amount, the “Estimated Closing Cash”), (iii) the amount of Indebtedness immediately prior to the Effective Time, (iv) the Adjusted Net Working Capital immediately prior to the Effective Time (the “Estimated Adjusted Net Working Capital”), and (v) the Bonus Amount. For purposes of determining the amounts in clauses (i) and (ii) above, all Transaction Expenses paid out of the Reserved Cash Fund are deemed to have been paid by the Company from the Reserved Cash Fund prior to the Effective Time.

(c) Adjusted Net Working Capital. For purposes of this Agreement, the term “Adjusted Net Working Capital” means Current Assets minus Current Liabilities. The term “Current Assets” means the aggregate amount of the current assets of the Company and the Operating Company immediately prior to the Effective Time, but excluding (i) Cash, (ii) the right to receive Pre-Closing Tax Refunds and the portion of any refunds with respect to a Straddle Period apportioned to the Company Holders pursuant to Section 9.5(e), and (iii) the other exclusions set forth in the footnotes to the Example Statement of Net Working Capital attached hereto as Schedule 2.6. The term “Current Liabilities” means the aggregate amount of the current liabilities of the Company and the Operating Company immediately prior to the Effective Time (including accrued liabilities under the performance bonus plans listed on Schedule 2.6(c)), but excluding (i) any amounts reflected in the computation of Indebtedness, (ii) unpaid Transaction Expenses, (iii) the Bonus Amount, and (iv) the other exclusions set forth in the footnotes to the Example Statement of Adjusted Net Working Capital. All Current Assets and Current Liabilities shall be calculated in accordance with GAAP in a manner consistent with the Company’s customary practices, methodologies and manner applied in preparing the Audited Financial Statements and the Example Statement of Adjusted Net Working Capital, except for items specifically set forth and identified as adjustments or exclusions therein which have been mutually agreed upon, in good faith, by the Company and Parent.

(d) Payments and Refunds. Prior to the Effective Time, the Company or the Operating Company shall pay the items set forth in Schedule 2.1(c) that are disclosed as payment obligations of the Company or the Operating Company. At or as soon as practicable after the Closing, Parent shall pay or shall cause to be paid in full on behalf of the Company all unpaid Transaction Expenses. Within five (5) Business Days after Parent receives any refunds paid to the Company or the Surviving Corporation (or credits in lieu of such refunds) on account of (i) prepaid insurance premiums or (ii) FDA refunds, each as referenced in footnote 7 of the Example Statement of Adjusted Net Working Capital, Parent shall remit funds received pursuant to (i) above and one-half (1/2) of funds received pursuant to (ii) above to the Stockholder Representative, for deposit in the Stockholder Representative Expense Fund.

Section 2.7. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Agent shall make such payment in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.8. Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares (or securities convertible or exchangeable into or exercisable for Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be correspondingly adjusted to reflect such change.

Section 2.9. Withholding. Notwithstanding any other provision in this Agreement, Parent, the Surviving Corporation or the Agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any provisions of federal, local or foreign Tax Law or under any applicable Law; provided, however, that (a) the Surviving Corporation or the Agent, as applicable, shall cooperate with such Person to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding; and (b) the Surviving Corporation, the Agent or such Person, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld and timely file all Tax Returns and provide to such Person such information statements and other documents required to be filed or provided under applicable Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.10. Post-Closing Adjustments.

(a) Post-Closing Statement and Adjustment Statement. Within sixty (60) calendar days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) setting forth (i) the Adjusted Net Working Capital and the components and calculation of the Adjusted Net Working Capital immediately prior to the Effective Time; (ii) the total amount of Cash as of the Effective Time (including amounts held in the Reserved Cash Fund as of the Effective Time, if any); (iii) the Indebtedness immediately prior to the Effective Time (and each individual component of Indebtedness), (iv) the Bonus Amount (and each individual component of the Bonus Amount), and (v) the unpaid Transaction Expenses immediately prior to the Effective Time, as well as a statement (the “Adjustment Statement”) setting forth the following:

(A)	the Adjusted Net Working Capital set forth on the Post-Closing Statement minus the Estimated Adjusted Net Working Capital;

(B)	the Cash set forth on the Post-Closing Statement minus the Estimated Closing Cash set forth on the Pre-Closing Statement;

(C)	the Bonus Amount set forth on the Pre-Closing Statement minus the Bonus Amount set forth on the Post-Closing Statement;

(D)	the unpaid Transaction Expenses set forth on the Pre-Closing Statement minus the unpaid Transaction Expenses set forth on the Post-Closing Statement;

(E)	the Indebtedness set forth on the Pre-Closing Statement minus the Indebtedness set forth on the Post-Closing Statement; and

The aggregate net difference in the amounts shown on the Adjustment Statement (which may be a positive or a negative number) is referred to as the “Adjustment Amount”.

For purposes of determining the amounts in clauses (ii) and (v) above in this Section 2.10(a), all Transaction Expenses to be paid out of the Reserved Cash Fund are deemed to have been paid by the Company from the Reserved Cash Fund prior to the Effective Time.

(b) Review of Post-Closing Statement and Adjustment Statement. After receipt of the Post-Closing Statement and the Adjustment Statement, the Stockholder Representative shall have thirty (30) calendar days to review the Post-Closing Statement and the Adjustment Statement, together with the workpapers used in their preparation. Parent shall, and shall cause the Surviving Corporation to, provide the Stockholder Representative with access upon reasonable notice and at reasonable times to the relevant books and records and employees and independent accountants (subject to execution of a customary independent accountant access letter) of the Company and the Operating Company in connection with the Stockholder Representative’s review of the Post-Closing Statement and the Adjustment Statement, together with the workpapers used in their preparation and shall furnish the Stockholder Representative with any other information reasonably requested relating to the calculation of the items set forth in the Post-Closing Statement. Unless the Stockholder Representative delivers to Parent written notice setting forth in reasonable detail the specific items disputed by the Stockholder Representative (the “Objection Statement”) on or prior to the thirtieth (30th) calendar day after its receipt of the Post-Closing Statement and the Adjustment Statement, the Stockholder Representative and the Company Holders shall be deemed to have accepted and agreed to the Post-Closing Statement and the Adjustment Statement and such agreement shall be final and binding on the parties. Any items on the Post-Closing Statement or Adjustment Statement as to which the Stockholder Representative has not given notice of its objection on the Objection Statement shall be deemed to have been agreed upon by the parties. If the Stockholder Representative so notifies Parent of its objections to any of the Post-Closing Statement or the Adjustment Statement and provides Parent with the Objection Statement, Parent and the Stockholder Representative shall, within thirty (30) calendar days following the notice, which period may be extended by written agreement of Parent and the Stockholder Representative (such period, as it may be extended, the “Resolution Period”), attempt to resolve their differences. Any resolution by Parent and the Stockholder Representative during the Resolution Period as to any disputed amounts shall be reduced to writing and shall be final, binding and conclusive. For the avoidance of doubt, the Company Holders shall be deemed to have accepted and agreed to any such resolution reached between Parent and the Stockholder Representative.

(c) Neutral Accounting Arbitrator. If Parent and the Stockholder Representative do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute shall, unless otherwise agreed by the parties in writing, be submitted within thirty (30) calendar days after the expiration of the Resolution Period to Deloitte LLP or such other independent accounting firm mutually acceptable to Parent and the Stockholder Representative (the “Neutral Accounting Arbitrator”). The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute, and for each such item shall determine a value within the range of values submitted therefor by Parent and the Stockholder Representative in the Post-Closing Statement and Objection Statement. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Arbitrator shall be allocated between Parent, on the one hand, and the Stockholder Representative (on behalf of all of the Company Holders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Accounting Arbitrator that is unsuccessfully disputed by such party (as finally determined by the Neutral Accounting Arbitrator) bears to the total amount of such disputed items so submitted. Parent and the Stockholder Representative shall direct the Neutral Accounting Arbitrator to deliver to Parent and the Stockholder Representative a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Accounting Arbitrator by the Stockholder Representative and Parent) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final, binding and conclusive. The final, binding and conclusive Post-Closing Statement and Adjustment Statement, which either are agreed upon by Parent and the Stockholder Representative (including a deemed agreement under Section 2.10(b)) or are delivered by the Neutral Accounting Arbitrator in accordance with this Section 2.10 shall be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively. In the event that either Parent or the Stockholder Representative fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by Parent and the Stockholder Representative.

(d) Post-Closing True-Up.

(i) If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a negative number, then the Stockholder Representative and Parent shall jointly instruct the Escrow Agent to release to Parent from the Working Capital and Severance Escrow Fund (and, to the extent the Working Capital and Severance Escrow Fund is insufficient, the Indemnity Escrow Fund) an amount in cash equal to such Adjustment Amount.

(ii) If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a positive number, then Parent shall pay to the Agent an amount in cash equal to such Adjustment Amount for inclusion in the Payment Fund and for payment of the applicable Merger Consideration.

(iii) All payments to be made to the Agent pursuant to this Section 2.10(d) shall be made on the fifth (5th) Business Day following the date on which Parent and the Stockholder Representative agree to, or the Neutral Accounting Arbitrator delivers, the Conclusive Statement and the Conclusive Adjustment Statement.

(e) Tax Treatment of True-Up Payments. All payments made in respect of the Adjustment Amount shall be treated as an adjustment to the Initial Merger Consideration for Tax purposes.

(f) Indemnification Rights. Notwithstanding anything to the contrary contained herein, the determination of the Conclusive Statement and the resulting Adjustment Amount shall not preclude Parent or the Stockholder Representative, as the case may be, from pursuing indemnification for the breach of any representation, warranty or covenant pursuant to Article IX or any matters otherwise indemnifiable thereunder.

(g) Severance Payments. Any amounts remaining in the Working Capital and Severance Escrow Fund after the true-up payments pursuant to subsection (d) have been made shall be available to pay the Excess Severance Amounts, together with the employer’s share of FICA with respect thereto, pursuant to Section 6.11(a)(ii). Within thirty (30) calendar days after the twelve (12) month anniversary date of the Closing, Parent shall cause the Surviving Corporation to prepare and deliver to the Stockholder Representative a statement (the “Severance Statement”) setting forth the aggregate Excess Severance Amount (including FICA) paid or remaining to be paid to Offered Employees, net of any portion of the Excess Severance Amount paid by the Company prior to the Effective Time. After receipt of the Severance Statement, the Stockholder Representative, Parent and the Surviving Corporation shall have the same rights of review, examination of books and records, dispute process and neutral accounting arbitration process as are applicable to the Adjustment Statement and the Post-Closing Statement pursuant to Section 2.10(b) and (c) above. The aggregate Excess Severance Amount (together with the employer’s share of FICA with respect thereto) determined in accordance with this process shall be paid from the Working Capital and Severance Escrow to Parent. After such payment, the amount remaining in the Working Capital and Severance Escrow Fund shall be distributed by the Stockholder Representative to the Company Holders.

Section 2.11. Contingent Payments.

(a) Contingent Payments. In addition to the payment made by Parent pursuant to Section 2.4(a), after the Effective Time and subject to Section 9.8, Parent shall make the following non-refundable cash payments (each, a “Contingent Payment”), which shall be deposited into the Payment Fund for payment to the Company Holders, subject to the satisfaction of the respective milestones (each, a “Milestone”) and Section 2.11(c):

(i) $4,000,000 payable within ten (10) Business Days after Relaunch Approval of RV (the “RV Relaunch Approval Milestone Payment”);

(ii) $2,000,000 (the “Decision Payment”) payable on or before the first anniversary of the Relaunch Approval of RV (regardless of whether there is an Affirmative RV Decision or a Negative RV Decision) plus, within 45 days after the end of the First RV Sales Year, the First RV Sales Year Milestone Payment;

(iii) If Parent made an Affirmative RV Decision, the Second RV Sales Year Milestone Payment, payable within 45 days after the end of the Second RV Sales Year; and

(iv) If Parent made an Affirmative RV Decision, the Third RV Sales Year Milestone Payment, payable within 45 days after the end of the Third RV Sales Year.

(b) Diligence/Call Option.

(i) From and after the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, use Commercially Reasonable Efforts to obtain Relaunch Approval for RV. “Commercially Reasonable Efforts” as used in this Section 2.11(b) means, with respect to the efforts to be expended by Parent and its Affiliates (including the Surviving Corporation) in connection with Relaunch Approval for RV, commercially reasonable and good faith efforts and resources that are of a substantially similar level of effort and resources that specialty pharmaceutical companies of size and resources comparable to those of Parent typically exercise to obtain launch approval of their own drug candidates.

(ii) On or immediately prior to the first anniversary of the date of the Relaunch Approval, Parent shall notify the Stockholder Representative of its decision, made in good faith, to either (a) discontinue all commercial activities with respect to RV (a “Negative RV Decision”) or (b) continue to commercialize RV (an “Affirmative RV Decision”). In the event that Parent makes a Negative RV Decision, the Stockholder Representative shall have an option to purchase from Parent, RV, together with all rights, title and interest of Parent or any Affiliates (including the Surviving Corporation) in RV, including any inventory of RV owned by Parent or any Affiliate (including the Surviving Corporation), for an amount equal to $4,000,000 plus the Decision Payment, if paid by Parent pursuant to subsection (a)(ii) (the “RV Option”). Parent shall provide the Stockholder Representative with copies of all agreements or other evidence of liabilities which would be assumed upon exercise of the RV Option by the Stockholder Representative in order to afford the Stockholder Representative the opportunity to complete due diligence. In the event that the Stockholder Representative desires to exercise the RV Option, the Stockholder Representative shall notify Parent within sixty (60) calendar days after receipt of written notice of Parent’s Negative RV Decision. In connection with the exercise of the RV Option, the Stockholder Representative shall also assume any and all liabilities and obligations of Parent or any of its Affiliates related to RV existing on the date of the repurchase. Upon the occurrence of a Negative RV Decision by Parent, Parent shall have no further right to commercialize RV, including no right to sell or license RV or any Intellectual Property primarily related thereto to any Third Party for the purpose of commercialization or otherwise, regardless of whether or not the Stockholder Representative has decided to exercise the RV Option; provided that in the event that Parent makes a Negative RV Decision and the Stockholder Representative does not exercise the RV Option, and during the pendency of the Stockholder Representative’s decision whether to exercise the RV Option, Parent or the Surviving Corporation shall be permitted to sell existing RV inventory or assets and shall continue to pay to Stockholder Representative an amount equal to twenty-five percent (25%) of any Net Sales of RV or proceeds from the sale of those assets, as the case may be; provided, further, however, that in no event shall the total of all amounts paid under this final sentence of Section 2.11(b)(ii), together with all amounts paid under Section 2.11(a), exceed $25,000,000.

(c) Audit Rights.

(i) Until the end of the Second RV Sales Year (the “Audit Period”), and thereafter as needed for any audit requested during the Audit Period, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, keep such complete and accurate books and records as may be necessary to ascertain the amounts of any payments owed hereunder. From and after the Effective Time, Parent shall include provisions in all of its agreements entered into after the Effective Time and shall use commercially reasonable efforts with respect to its existing agreements to cause Selling Persons to maintain books and records consistent with that required under this Section 2.11(c)(i) by Parent and its Affiliates. During the Audit Period, Parent shall provide an annual report within sixty (60) calendar days after the close of the First RV Sales Year and, in the event Parent makes an Affirmative RV Decision, Second RV Sales Year, as applicable, summarizing (A) Net Sales, on a country-by-country basis, during such period, (B) the “gross to net” adjustments with respect to the calculation of Net Sales for such period, on a country-by-country basis, and (C) the amount of each Contingent Payment and the calculation thereof.

(ii) Upon the written request of the Stockholder Representative, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, permit an independent public accountant (the “Independent Auditor”) selected by the Stockholder Representative and reasonably satisfactory to Parent, at the expense of the Company Holders (to be paid through the Working Capital and Severance Escrow Fund or Indemnity Escrow Fund or otherwise caused to be paid by the Stockholder Representative solely on behalf of the Company Holders), to have reasonable access solely in response to a request made during the Audit Period, upon reasonable prior notice and during normal business hours, but no more than once during any calendar year, to inspect the records specified in Section 2.11(c)(i) for the purpose of determining the accuracy of the amounts of any payments owed hereunder. If the Independent Auditor concludes that any Contingent Payment was underreported for any reporting period by more than ten percent (10%), Parent shall within ten (10) Business Days thereafter pay the amount of such underreported Contingent Payment plus the reasonable out-of-pocket costs of the audit to the Stockholder Representative. From and after the Effective Time, Parent shall include provisions in all of its agreements entered into after the Effective Time and shall use commercially reasonable efforts with respect to its existing agreement to provide Parent with inspection rights consistent with those provided to the Stockholder Representative under this Section 2.11(c)(ii).

(iii) Any nonpublic records, data, results, reports and other information granted access to or disclosed by Parent, its Affiliates, or any other Selling Person pursuant to this Section 2.11(c) shall be treated in accordance with Section 6.6(b).

(d) Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(i) “First RV Sales Year Milestone Payment” means a payment equal to the greater of (i) $1,000,000, if there was an Affirmative RV Decision, or (ii) an amount equal to twenty-five percent (25%) of the First RV Sales Year Net Sales.

(ii) “First RV Sales Year” means a period (which will be greater than four full fiscal quarters unless the period starts on the first day of a fiscal quarter, in which case it will be exactly four full fiscal quarters) beginning on the Relaunch Date and ending on the last day of Parent’s fourth full fiscal quarter after the Relaunch Date; provided that if the RV Option is exercised, the First RV Sales Year shall end on the date of such exercise.

(iii) “First RV Sales Year Net Sales” means an amount computed by dividing Net Sales during the First RV Sales Year by the actual number of days in such First RV Sales Year and multiplying the result by 365.

(iv) “Net Sales” means the gross amount invoiced for any sale of RV by a Selling Person to a non-Affiliate of the Selling Person (or to an Affiliate of the Selling Person if such Affiliate is not itself a Selling Person), less the sum of the following deductions, in each case to the extent actually and reasonably accrued in connection with such sale of RV in accordance with GAAP:

(A)	reasonable and customary trade, cash and quantity discounts off the invoiced price; provided, however, that such discounts shall not include credits or discounts given with respect to sales of RV below cost or for the purpose of inducing the purchase of another product other than RV;

(B)	all excise, sales and other consumption taxes and custom duties to the extent included in the invoice price;

(C)	freight, insurance and other transportation charges to the extent included in the invoice price;

(D)	amounts accrued for returns, rejections and recalls;

(E)	reasonable and customary launch discounts, stocking fees and other discounts extended to wholesalers, distributors, chain drug stores and other third party organizations who distribute RV to pharmacies;

(F)	reasonable and customary rebates and chargebacks to Group Purchasing Organizations, hospitals, Integrated Physicians Management Services, pharmacy benefit managers, federal, state, or local governments (or their agencies or purchasers), and managed health organizations (including Medicaid rebates); and

(G)	any amounts actually written off or specifically identified as uncollectible in accordance with GAAP.

Such amounts shall be determined from the books and records of the applicable Selling Person, maintained in accordance with GAAP. Sales of RV between or among the Selling Persons and/or Affiliates of Selling Person for resale, or for use in the production or manufacture of RV, shall not be included within Net Sales; provided, however, that any subsequent sale of RV by any Selling Person or its Affiliates to another person or entity that is not a Selling Person shall be included within Net Sales.

Use of RV for reasonable promotional purposes of RV, or for compassionate use purposes, shall not be considered in determining Net Sales.

With respect to sales of RV invoiced in U.S. dollars, Net Sales shall be expressed in U.S. dollars. With respect to sales not invoiced in U.S. dollars, Net Sales shall be converted to U.S. dollars using the applicable exchange rate as published by The Wall Street Journal, Eastern Edition on the last Business Day of the calendar quarter in which such sales are made.

(v) “Pricing Approval” means the approval, agreement, determination or governmental decision establishing the price or level of reimbursement for the relevant pharmaceutical or biological product, if required in the relevant country or jurisdiction prior to sale of such product in such country or jurisdiction.

(vi) “Regulatory Approval” means, with respect to a pharmaceutical or biological product and a country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Governmental Entity to manufacture, market and sell such pharmaceutical or biological product in such country or jurisdiction, including Pricing Approval.

(vii) “Relaunch Approval” means receipt of all Regulatory Approvals in the U.S. for RV manufactured by SCIL Proteins GmbH, Hospira or any comparable provider engaged by the Surviving Corporation after the Effective Time.

(viii) “Relaunch Date” means the first arm’s length commercial sale (which shall exclude distribution for promotional, sampling or compassionate use purposes or for use in clinical trials) of RV by a Selling Person to a non-Affiliate of the Selling Person (or to an Affiliate of the Selling Person if such Affiliate is not itself a Selling Person) in the U.S. market following Relaunch Approval.

(ix) “RV” means Retavase or any pharmaceutical product containing reteplase recombinant as an API.

(x) “Second RV Sales Year” means Parent’s four continuous fiscal quarters immediately following the First RV Sales Year.

(xi) “Second RV Sales Year Milestone Payment” means a payment equal to the greater of (i) $3,000,000 or (ii) an amount equal to twenty-five percent (25%) of Net Sales of RV during the Second RV Sales Year; provided, however, that in no event shall the total of all amounts paid under Section 2.11(a) exceed $25,000,000.

(xii) “Selling Person” means Parent, each of its Affiliates (including the Surviving Corporation) and each (A) licensee, sublicensee, assignee or other grantee of rights from Parent or any of its Affiliates or another Selling Person to develop, market or sell RV, or (B) Affiliate of the foregoing.

(xiii) “Third RV Sales Year” means Parent’s four continuous fiscal quarters immediately following the Second RV Sales Year.

(xiv) “Third RV Sales Year Milestone Payment” means a payment equal to the greater of (i) $3,000,000 or (ii) an amount equal to twenty-five percent (25%) of Net Sales of RV during the Third RV Sales Year; provided, however, that in no event shall the total of all amounts paid under Section 2.11(a) exceed $25,000,000.

(e) Contingent Payments Not Securities. The rights of the Company Holders to a portion of the Contingent Payments, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Parent, the Surviving Corporation or the Operating Company, and shall not entitle the Company Holders to any rights common to any holder of any equity security of Parent, the Surviving Corporation or the Operating Company.

(f) Tax Treatment of Milestone Payments. All payments made in respect of the Milestones (other than compensatory amounts paid to holders of Participation Rights) shall be treated as a purchase price adjustment for Tax purposes.

ARTICLE III

Stockholder Approval

Section 3.1. Majority Stockholders Consent. The Company has heretofore received written consents from holders of more than sixty percent (60%) of the outstanding shares of Series D Preferred Stock irrevocably waiving advance notice of the execution of this Agreement and of the consummation of the Merger as contemplated by Article 4.B.7 of the Company’s certificate of incorporation. The Company shall solicit the written consent of its stockholders in lieu of a meeting of its stockholders for purposes of voting upon the adoption of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement. As soon as practicable after the execution of this Agreement, the Company shall, in accordance with its organizational documents and the applicable provisions of the DGCL and any other applicable Law, solicit and use its reasonable efforts to obtain consent from its stockholders who (a) collectively hold a majority of the outstanding shares of Company Stock, treating the outstanding shares of Common Stock and Preferred Stock together as a single class (treating each share of Preferred Stock as the number of shares of Common Stock into which it is convertible) and (b) collectively hold at least sixty percent (60%) of the outstanding shares of the Series D Preferred Stock (the consent of such Persons described in clauses (a) and (b), collectively, the “Majority Stockholders Consent”), to the Merger, the adoption of this Agreement and the appointment of the Stockholder Representative, which consent shall be in all material respects in the form and substance of the consent set forth in Exhibit B annexed hereto.

Section 3.2. Notice of Action by Written Consent and Appraisal Rights. Promptly (and in any event within five (5) Business Days) after receiving the Majority Stockholders Consent, the Company shall provide notice of the Merger and the adoption of the Merger Agreement to those stockholders of the Company entitled to receive notice thereof pursuant to Section 228 and Section 262(d)(2) of the DGCL, by sending such stockholders a written information statement (the “Information Statement”), which shall include (i) a brief summary of the Merger and this Agreement, (ii) a statement that the Board of Directors of the Company (A) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (B) approved this Agreement in accordance with the DGCL, and (C) resolved to recommend the adoption of this Agreement by the stockholders of the Company, who adopted this Agreement by majority written consent, (iii) a statement that appraisal rights are available for such stockholders pursuant to Section 262 of the DGCL, (iv) a copy of such Section 262 and (v) any other disclosure required by applicable Law. Parent and its counsel shall be given a reasonable opportunity (not less than twenty-four (24) hours) to review and comment on the Information Statement before its distribution, and the Company shall consider any such comments in good faith. The Company shall promptly inform Parent of the date on which the Information Statement has been sent and shall provide Parent of a final copy thereof.

ARTICLE IV

Representations and Warranties Relating to the Company

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) and subject to Section 10.7, the Company and the Operating Company represent and warrant to Parent and Merger Sub as set forth below in this Article IV.

Section 4.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has provided Parent true, complete and correct copies of the organizational documents of the Company, and the Company is not in violation of any of the provisions of such organizational documents. Schedule 4.1 lists the name and business address of each director and officer of the Company. The Company is duly qualified to transact business as a foreign corporation and in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is a holding company and, except as set forth on Schedule 4.1, has not had, and does not have, any assets other than the capital stock of the Operating Company. The Company does not currently have any commercial dealings or relationships with any other party, except as described in Schedule 4.1. In furtherance of the foregoing sentence, except as described in

Schedule 4.1, the Company is not party or subject to any Contract, and the Company does not have any Liabilities except those which are imposed by applicable Law solely by virtue of its ownership of the capital stock of the Operating Company or by virtue of its incorporation.

Section 4.2. Subsidiaries.

(a) As of the date hereof, the Company does not own or control, directly or indirectly, any interest in any entity other than the Operating Company. The Operating Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Operating Company is duly qualified to transact business as a foreign corporation and in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.3. Capitalization and Voting Rights.

(a) As of March 31, 2012 (the “Capitalization Date”):

(i) Preferred Stock. 40,440,413 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Company were authorized, (A) 750,000 of which have been designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 586,606 of which were outstanding, (B) 5,849,246 of which have been designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 4,574,931 of which were outstanding, (C) 7,368,667 of which have been designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), 5,513,043 of which were outstanding, and (D) 26,472,500 of which have been designated as Series D Convertible Preferred Stock (the “Series D Preferred Stock”), 20,705,212 of which were outstanding. Schedule 4.3 sets forth the names of the holders of the Preferred Stock and the class, series and number of shares of the Preferred Stock owned of record by such stockholders as of the Capitalization Date, and no other shares of Preferred Stock were authorized or outstanding as of the Capitalization Date.

(ii) Common Stock. 62,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company were authorized, of which 11,761,781 shares were outstanding. As of the Capitalization Date, no shares of Common Stock were held by the Company in its treasury. Schedule 4.3 sets forth the names of the holders of the Common Stock and number of shares of the Common Stock owned of record by such stockholder as of the Capitalization Date, and no other shares of Common Stock were authorized or outstanding as of the Capitalization Date.

(iii) Company Options. (A) 5,862,881 shares of Common Stock were subject to outstanding Company Options, such Company Options having a weighted average exercise price as of the Capitalization Date of $2.36 and (B) 2,557,166 additional shares of Common Stock were reserved for issuance pursuant to grants made under the 2008 Equity Compensation Plan of the Company (the “Company Option Plan”). Schedule 4.3 accurately sets forth, with respect to each Company Option that is outstanding as of the date of the Capitalization Date: (A) the name of the holder of such Company Option, (B) the total number of shares of Common Stock that are subject to such Company Option and the number of shares of Common Stock with respect to which such Company Option is exercisable (assuming the immediate vesting of all Company Options), (C) the date on which such Company Option was granted and the terms of such Company Option, and (D) the exercise price per share of Common Stock purchasable under such Company Option. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, the award agreement governing such grant was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Company Option Plan and all other applicable legal requirements and the per share exercise price of each Company Option was equal to the fair market value of a share of Common Stock on the applicable Grant Date. Other than the Company Options and the Warrants, there are no other outstanding securities exercisable for or convertible into the capital stock of the Company. As of the Effective Time, each Company Option shall have been cancelled and extinguished in accordance with Section 2.2 and in compliance with the terms of the Company Option Plan and all other applicable legal requirements.

(iv) Company Warrants. Warrants to purchase 159,999 shares of Series C Preferred Stock were issued and outstanding. The Company has provided to Parent complete and accurate copies of all warrant agreements evidencing the Warrants, and there are no other warrants outstanding exercisable for or convertible into the capital stock of the Company. As of the Effective Time, there will be no Warrants issued and outstanding.

(b) As the Capitalization Date, the authorized capital stock of the Operating Company consisted of one (1) share of common stock, par value $0.001 per share, which share was issued to and held by the Company. There are no outstanding securities exercisable for or convertible into the capital stock of the Operating Company.

(c) From the close of business on the Capitalization Date until the date of this Agreement, no Options have been granted and no shares of Common Stock or other securities convertible into or exercisable for Common Stock have been issued, except for shares of Common Stock issued pursuant to the exercise of Options and the conversion or exercise of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the Warrants, in each case in accordance with their terms. Except for (i) the conversion privileges of the Series C Preferred Stock issuable upon the exercise of the Warrants, (ii) rights provided in the Investors’ Rights Agreement, (iii) Options to purchase shares of Common Stock granted to employees and other service providers pursuant to the Company Option Plan, (iv) the conversion privileges of the outstanding shares of Preferred Stock, (v) the Warrants and (vi) the securities listed in Section 4.3(a), as of the date of this Agreement, (1) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (2) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (3) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party or of which the Company has Knowledge.

(d) Other than as set forth in Schedule 4.3(d), all outstanding shares of capital stock, and all shares of capital stock reserved for issuance, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any pre-emptive or similar right, purchase option, call, right of first refusal or similar right, security interest, claim, pledge, Contract, limitation in voting rights, charge or other Lien of any nature whatsoever. The share of common stock of the Operating Company held by the Company is duly authorized, validly issued, fully paid and nonassessable and such share of common stock is owned free and clear of all security interests, liens, claims, pledges, Contracts, limitations in voting rights, charges or other Liens of any nature whatsoever. Neither the Company nor the Operating Company is a party to any voting Contract with respect to the voting of any such securities other than the Voting Agreement. Other than as set forth in Schedule 4.3(d), there are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote. There are no outstanding or, except as provided in the Company Option Plan, authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or which otherwise permit the holder thereof to participate in the proceeds of a sale of the Company (regardless of how structured).

(e) The Allocation Statement shall be true, complete and correct as of the Effective Time and prepared in accordance with the organization documents of the Company and all applicable Law. Upon payment of the Merger Consideration as provided for in this Agreement, the Company Holders will have no further right or claim against the Company, the Operating Company, Parent, Merger Sub or the Surviving Corporation or any of their respective directors, officers, employees, agents, advisors or other Representatives, for any amount owing to such Company Holders or any of them in respect of their capital stock (or securities convertible into capital stock) in the Company pursuant to (i) the Company’s organizational documents or the DGCL or (ii) relating to or in connection with this Agreement, the Merger or the other transactions contemplated hereby, except, in each case, appraisal rights under the DGCL and the rights set forth in this Agreement.

(f) Except as set forth on Schedule 4.3(f), the Voting Agreement or the Investors’ Rights Agreement, neither the Company nor the Operating Company is a party or subject to any Contract, and, to the Company’s Knowledge, there is no voting trust, irrevocable proxy or other agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company or the Operating Company.

Section 4.4. Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the Operating Company and the consummation by the Company and the Operating Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate Proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than receipt of the Majority Stockholders Consent and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and the Operating Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company and the Operating Company enforceable against the Company and the Operating Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, unanimously (a) approved, and declared advisable, this Agreement, (b) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (c) directed that the Company solicit in accordance with Section 228 of the DGCL the consent of its stockholders to the Merger and to the adoption of this Agreement, (d) recommended that the stockholders of the Company consent to the Merger and the adoption of this Agreement and (e) approved this Agreement and the Merger for purposes of Section 203 of the DGCL, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.5. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company and the Operating Company of this Agreement and the other Transaction Documents to which the Company and the Operating Company are or will be a party do not and will not, and the consummation by the Company and the Operating Company of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents and compliance by the Company and the Operating Company with the provisions of this Agreement and the other Transaction Documents will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, each as in effect as of the date hereof, (ii) conflict with or violate the certificate of incorporation or by-laws of the Operating Company, each as in effect as of the date hereof, (iii) assuming that all approvals and authorizations contemplated by clauses (i) through (ii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or the Operating Company or by which its or the Operating Company’s properties are bound, (iv) result in any breach or violation in any material respect of or constitute a default in any material respect (or an event which with notice or lapse of time or both would become such a default) or result in the loss of a benefit in any material respect under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract, or (v) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets owned or used by either the Company or the Operating Company.

(b) The execution, delivery and performance of this Agreement by the Company and the Operating Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.

Section 4.6. Litigation. Other than as disclosed on Schedule 4.6, there is no action, suit, proceeding or investigation (“Proceeding”) pending or, to the Knowledge of the Company, currently threatened against the Company, the Operating Company, or any directors, officers or employees of the Company in their capacity as such, nor is the Company aware that there is any basis for the foregoing. Neither the Company nor the Operating Company nor any of their respective properties is subject to any order, writ, injunction, judgment or decree of any court or Governmental Entity. There is no Proceeding that was initiated by the Company or the Operating Company and is currently pending or that the Company or the Operating Company intends to initiate. There is no Proceeding against any current or, to the Knowledge of the Company, former director, officer, employee or agent, or any Representative thereof, of the Company or the Operating Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.

Section 4.7. Intellectual Property.

(a) Schedule 4.7(a) sets forth a true and correct list of all Intellectual Property owned by the Company or the Operating Company (collectively, the (“Company Intellectual Property”) that is Company Registered Intellectual Property or otherwise material to the conduct of the Business (other than Trade Secrets).

(b) Except as set forth on Schedule 4.7(b), the Operating Company is the sole and exclusive owner of all rights, title and interest in and to the Company Intellectual Property, free and clear of all Liens.

(c) With respect to each item of Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity (“Company Registered Intellectual Property”), the ownership of each item of Company Registered Intellectual Property has been duly recorded in the name of the Operating Company in the United States, all necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining and securing issuance and registration of, and ensuring validity of, such Company Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property, Schedule 4.7(c) sets forth any actions that must be taken by the Company or the Operating Company within one hundred twenty (120) calendar days of the date hereof before such authorities. To the Knowledge of the Company, each item of Company Registered Intellectual Property is valid, in full force and effect and has not expired or been cancelled, abandoned or otherwise terminated. With respect to each item of Third Party Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity (“Third Party Registered Intellectual Property”), to the Knowledge of the Company (i) all necessary registration, maintenance and renewal fees in connection with each item of Third Party Registered Intellectual Property have been paid and (ii) all necessary documents and certificates in connection with such Third Party Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining and securing issuance and registration of, and ensuring validity of, such Third Party Registered Intellectual Property. To the Knowledge of the Company, each item of Third Party Registered Intellectual Property is valid, in full force and effect and has not expired or been cancelled, abandoned or otherwise terminated. To the Knowledge of the Company, there are no facts, information or circumstances, including any failure to list inventors or inventorship dispute or any information that would constitute prior art, that would render any of the Company Registered Intellectual Property or Third Party Registered Intellectual Property invalid, unenforceable or unpatentable.

(d) Schedule 4.7(d) sets forth a true and correct list of all Intellectual Property licensed by the Company or the Operating Company from any other Person (collectively, “Third Party Intellectual Property”), other than generally commercially available software in executable form that is made available to the Company or the Operating Company under a standard non-negotiable terms of use agreement.

(e) The Operating Company has a valid and binding exclusive right and license to use and the right to enforce the Third Party Intellectual Property as necessary for the Business as currently conducted, pursuant to written agreements, free and clear of all Liens. Neither the Company nor the Operating Company is in breach of any Contract covering any Third Party Intellectual Property. No Person other than the Company and the Operating Company has ownership or other rights to, or rights to any royalties of any type in connection with, improvements made by the Company or the Operating Company to Third Party Intellectual Property which has been licensed to the Company or the Operating Company. Upon the Closing, the Surviving Corporation will continue to have the right to use and enforce all Third Party Intellectual Property on identical terms and conditions as the Company or the Operating Company enjoyed immediately prior to the Closing without the payment of any additional consideration other than ongoing fees, royalties or payments that the Company or the Operating Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred. Schedule 4.7(e) describes all fees, royalties and payments required to be made to any other Person in connection with the Third Party Intellectual Property.

(f) The Company and the Operating Company have taken reasonable measures to establish sole and exclusive ownership of the Company Intellectual Property in the Operating Company and to protect and maintain the Company Intellectual Property and the Third Party Intellectual Property. Without limiting the foregoing: (i) all works of authorship comprising Company Intellectual Property are original and were either created by employees of the Company or the Operating Company within the scope of their employment or are otherwise works made for hire or all right, title, and interest in and to such works of authorship have been legally and fully assigned in writing to the Operating Company and (ii) all rights in all inventions and discoveries made, developed, or conceived by any employee or independent contractor of the Company or the Operating Company, during the course of their employment (or other retention) by the Company or the Operating Company, or made, written, developed, or conceived with the use or assistance of the Company’s or the Operating Company’s facilities or resources have been legally and fully assigned in writing to the Operating Company. Copies of the Company’s and the Operating Company’s standard form of proprietary information, confidentiality and assignment agreement for employees and the Company’s and the Operating Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions have been made available to Parent. All current and former employees of the Company and the Operating Company and other individuals who have been involved in the creation, invention or development of Products, Intellectual Property or any work product or deliverables for or on behalf of the Company or the Operating Company, in each case has executed a valid and enforceable Contract substantially in the form of one or the other of such agreements. No funding, facilities, or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company Intellectual Property or, to the Knowledge of the Company, any of the Third Party Intellectual Property. Neither the Company nor the Operating Company has received any allegations of alleged patent invalidity, unenforceability or non-infringement of patent pursuant to a ‘Paragraph IV’ patent certification under the Hatch-Waxman Act by a third party that has filed an Abbreviated New Drug Application or an application under §505(b)(2), in each case with respect to a Product.

(g) To the Knowledge of the Company, the Company Intellectual Property and Third Party Intellectual Property together constitute all material Intellectual Property necessary for the conduct of the Business. None of (i) the conduct of the Business, (ii) the Products, (iii) the Company Intellectual Property and (iv) to the Knowledge of the Company, the Third Party Intellectual Property, have infringed upon, misappropriated or violated the Intellectual Property or other rights of any other Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction nor, to the Knowledge of the Company, will infringe upon, misappropriate or violate such rights to the extent that the Business is conducted in substantially the same manner following the Closing; nor, to the Knowledge of the Company, is the Company Intellectual Property or the Third Party Intellectual Property infringed upon, misappropriated or violated by any other Person or its property. Neither the Company nor the Operating Company has received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the Company Intellectual Property, Third Party Intellectual Property, the Products or the Business, does or would infringe upon, misappropriate or does or would otherwise violate the Intellectual Property or other rights of any other Person, and, to the Knowledge of the Company, there is no basis for or threat of any such allegation and the Company and the Operating Company have no reason to believe that any such allegation may be forthcoming; and none of the Company Intellectual Property and, to the Knowledge of the Company, none of the Third Party Intellectual Property, has been or is subject to any suits, actions, claims or demands of any other Person, and no Proceeding (other than standard patent prosecutions not involving interferences, reexaminations, reissues, oppositions or any similar Proceeding), whether judicial, administrative or otherwise, has been instituted or is pending or threatened which challenges or affects the rights of the Company or the Operating Company in the same or relates to the validity, enforceability, scope or infringement of the same, and the Company and the Operating Company are not aware of any such claim, demand, action or Proceeding which is unasserted with respect to any of the Company Intellectual Property or the Third Party Intellectual Property.

(h) For purposes of this Agreement, “Intellectual Property” means all United States and foreign intellectual property and other proprietary rights, arising under statutory, common or other law and whether or not perfected, including, without limitation, all: (i) patents, patent applications (including United States provisional applications and PCT applications), patent disclosures, inventions and discoveries which may be patentable, and improvements thereto, (ii) registered and unregistered trademarks, service marks, trade dress, industrial designs, logos, trade names, and corporate names, domain names and other names and slogans and registrations and applications for registration thereof and the goodwill associated therewith, (iii) rights associated with works of authorship including copyrights and moral rights in both published and unpublished works and registrations and applications for registration thereof, (iv) computer software, data, and documentation (including all source codes and object codes and all firmware and development tools), (v) rights relating to trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, secret formulas, compositions, formulations, research and development information, drawings, specifications, designs, plans, charts, diagrams, proposals, technical data, data bases, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) (those items referred to in this clause (v), hereinafter collectively referred to as “Trade Secrets”), (vi) rights analogous to those set forth in this paragraph and any other proprietary rights relating to intangible property, and (vii) divisionals, continuations, continuations-in-part, renewals, reissues, reexamination certificates and extensions of any of the foregoing (as and to the extent applicable).

(i) Each of the Company and the Operating Company has complied in all material respects with all applicable Laws, contractual and fiduciary obligations, and its internal policies relating to (i) the privacy of users of Internet websites owned, maintained or operated by the Company or the Operating Company and (ii) the collection, storage, use, disclosure, transfer or any other processing of any information that, alone or in combination with other information, identifies or can be used to identify a natural person (collectively, “Personally Identifiable Information”) by the Company or the Operating Company or by Persons either the Company or the Operating Company has permitted to access such Personally Identifiable Information. To the Company’s Knowledge, there has been no unauthorized access to, misuse of, or improper disclosure of Personally Identifiable Information.

(j) The Company has taken commercially reasonable actions consistent with industry practice to safeguard the Company’s and the Operating Company’s information technology systems (each of the material components of which are described in Schedule 4.7(j)), including the Company’s and the Operating Company’s databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby, against any unauthorized or improper use, access, interruption, modification or corruption, which together constitute all information technology systems used in the conduct of the Business. Each of such information technology systems operates and performs in all material respects in accordance with its intended use and functional specifications.

Section 4.8. Absence of Certain Changes or Events. From the Balance Sheet Date, through the date of this Agreement, except as expressly contemplated by this Agreement, the Company and the Operating Company have conducted the Business in all material respects in the Ordinary Course of Business and have not taken any actions that, if taken after the date hereof, would be prohibited by Section 6.2, and there has not been, with respect to the Company, the Operating Company or the Business, any:

(a) change, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) material damage, destruction or other casualty loss (whether or not covered by insurance) to the assets of the Company or the Operating Company;

(c) termination, cancellation, amendment, waiver or modification of any License or any Material Contract;

(d) material change in the level or value of the assets of the Company or the Operating Company or any revaluation thereof, except as set forth on Schedule 4.8;

(e) interruption in, or shortage of, supply of API or any Product, or any findings by a Governmental Entity that the manufacturers or proposed manufacturers of API or any Product and their respective facilities where API or Product are manufactured or are proposed to be manufactured are not in compliance with any applicable Law; or

(f) Contract to do or cause any of the foregoing.

Section 4.9. Material Contracts.

(a) Schedule 4.9(a) sets forth a true and correct list of each of the following to which the Company or the Operating Company is a party (each of the following, a “Material Contract”):

(i) Contract involving annual consideration in excess of $100,000 or aggregate consideration in excess of $200,000 and which, in each case, cannot be cancelled by the Company without penalty on ninety (90) or fewer days’ notice.

(ii) written employment agreement that provides for annual cash compensation in excess of $100,000 and is not terminable by the Company or the Operating Company by notice of not more than ninety (90) days for a cost of less than $50,000;

(iii) collective bargaining agreement or other Contract with any labor organization, union or association;

(iv) Contract that (A) limits the freedom of the Company or the Operating Company to compete in any line of business or with any Person or in any area or that would so limit the freedom of Parent or its Affiliates or the Surviving Company or the Operating Company after the Closing, (B) contains exclusivity obligations or restrictions binding on the Company or the Operating Company or that would be or purport to be binding on Parent or any of its Affiliates after the Closing, (C) limits or contains restrictions on the ability of the Company or the Operating Company to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets or to engage in any business combination or (D) requires the Company or the Operating Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(v) lease, sublease or similar Contract with any Person (other than the Operating Company) under which the Company or Operating Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company or the Operating Company), (A) any leased property or (B) any material portion of any premises otherwise occupied by the Company or the Operating Company;

(vi) Contract with any officer or director of the Company or the Operating Company (other than employment agreements covered by clause (ii) above)

(vii) Contract or series of related Contracts with any supplier listed or required to be listed in Schedule 4.21 or otherwise for the purchase of API, finished product, materials, supplies, goods, services, equipment or other assets (A) constituting a sole source of supply, (B) providing for required payments of $50,000 or more in the next 12 months or $100,000 or more in the aggregate over the remaining term of such Contract or related Contracts or (C) under which the Company or the Operating Company made payments of $100,000 or more during the twelve (12) months immediately preceding the date hereof;

(viii) sales, distribution, agency or other similar Contract with any distributor (excluding wholesalers) or other customer listed or required to be listed in Schedule 4.22 or Schedule 4.23 or otherwise providing for the sale of materials, supplies, goods, services, equipment or other assets that provides for required payments in the aggregate to either the Company or the Operating Company over the remaining term of the Contract of $50,000 or more, or under which payments of $50,000 or more were made to the Company or the Operating Company during the twelve (12) months immediately preceding the date hereof;

(ix) Contract requiring or otherwise relating to (A) the right of any Person to return Products or (B) the payment of government rebates, commercial rebates or chargeback claims with respect to the Products;

(x) Contract disclosed or required to be disclosed on Schedule 4.20;

(xi) lease, sublease or similar Contract with any Person (other than the Company or the Operating Company) under which (A) the Company or the Operating Company is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or the Operating Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or the Operating Company, in any such case which provides for a future liability or receivable, as the case may be, in excess of $50,000 annually and is not terminable by the Company or the Operating Company by notice of not more than ninety (90) days for a cost of less than $25,000;

(xii) Contract under which the Company or the Operating Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or the Operating Company) or any other note, bond, debenture or other evidence of indebtedness of the Company or the Operating Company (other than in favor of the Company or the Operating Company), in each case in an amount in excess of $100,000, other than (A) Indebtedness to be discharged on or prior to Closing and (B) trade payables arising in the Ordinary Course of Business;

(xiii) Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any Person, other than the Company or the Operating Company, has guaranteed Indebtedness or Liabilities of the Company or the Operating Company or (B) the Company or the Operating Company has guaranteed Indebtedness or Liabilities of any Person, other than the Company or the Operating Company (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiv) Contract under which the Company or the Operating Company has, since January 1, 2010, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or the Operating Company and other than extensions of trade credit and other advances under commercial arrangements in the ordinary course of business);

(xv) Contract for the sale of any material asset of the Company or the Operating Company (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, other than any such Contract entered into in the Ordinary Course of Business and not in violation of this Agreement;

(xvi) material Contract with any Governmental Entity;

(xvii) currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xviii) Contract for any joint venture, partnership, limited liability company or other similar Contract (including any Contract providing for joint research, development or marketing);

(xix) Contract relating to the acquisition, transfer, use, development, sharing or license of any material Intellectual Property (including any such license under which the Company or the Operating Company is licensee or licensor of any such Intellectual Property), in each case reasonably expected to require payments in excess of $100,000 annually;

(xx) Contract relating to the development, research or manufacturing of any Product, including clinical trial agreements, sponsored research agreements, development agreements, material transfer agreements, contract manufacturing agreements and similar agreements; or

(xxi) other Contract that is material to the Company, the Operating Company or the Business.

(b) The Company has provided to Parent a complete and accurate copy of each Material Contract.

(c) Each Material Contract is a valid and binding agreement of the Company, the Operating Company and each other party thereto, as applicable, enforceable against the Company, the Operating Company and each other party thereto, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and in full force and effect. The Company or the Operating Company, as the case may be, is not in default or breach, nor to the Knowledge of the Company is any third party in default or breach, in any material respect, under or with respect to any Material Contract, and to the Company’s Knowledge, there are no circumstances which could reasonably be expected to give rise to a material breach or default under any Material Contract.

Section 4.10. Permits; Regulatory; Compliance with Laws.

(a) Except as disclosed on Schedule 4.10(a) the Company and the Operating Company have all franchises, permits, licenses, product registrations and any similar authority (“Licenses”) necessary for, or otherwise material to, the conduct of the Business, each of which are set forth in Schedule 4.10(a). The Company and the Operating Company are not in default or violation in any material respect under any of such Licenses and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the termination of any Licenses. No event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in a material penalty under or the revocation, cancellation, non-renewal or materially adverse modification of any License or that would reasonably be expected to result in the delay in the Company or its third-party manufacturer receiving the Relaunch Approval.

(b) Since January 1, 2009, the Company and the Operating Company have not been in violation of, or failed to comply with, any License issued or required to be issued by the United States Food and Drug Administration (“FDA”) or any other Governmental Entity with responsibility for regulating the manufacture, processing, storage, transportation, distribution, disposal, sale, marketing, promotion, distribution or use of drugs or related products

(“Drug Licenses”). The Company and the Operating Company have since January 1, 2009, complied in all material respects, and are in compliance in all material respects with all applicable Laws, including rules and regulations of the FDA, the FCPA and similar foreign and domestic anti-corruption and anti-bribery Laws. To the Knowledge of the Company, since January 1, 2009, except as disclosed on Schedule 4.10(b), neither the Company nor the Operating Company has received any written notice of violation, claim, demand, order, directive or other cause of action by, or on behalf of, any Governmental Entity resulting from or based upon the violation or alleged violation of any Law.

(c) Except as set forth in Schedule 4.10(c), all material reports, documents, claims, permits and notices required to be filed, maintained or furnished with or to the FDA or any other applicable regulatory authorities by the Company and the Operating Company have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no Liability exists with respect to such filing.

(d) No Product manufactured or distributed by or on behalf of the Company or the Operating Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Law) or (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Law).

(e) Neither the Company nor the Operating Company has received any notice that any Governmental Entity (including the FDA) has commenced or, to the Company’s Knowledge, threatened to initiate any action to limit the ability of the Company or the Operating Company to manufacture (or to have manufactured for it by a third party) any product or product candidate developed, marketed or sold, or proposed to be developed, marketed or sold, by or on behalf of the Company or the Operating Company (“Product”), or commenced or, to the Knowledge of the Company, threatened to initiate any action to enjoin production of such Product at any facility.

(f) With respect to the manufacture of the Products, all manufacturing operations of the Company and the Operating Company, if any, are, and of third parties on behalf of such entities, if any, are, to the Company’s Knowledge, being conducted and, since January 1, 2009, have been conducted in compliance with the FDA’s current Good Manufacturing Practices or similar foreign Laws. All arrangements relating to such manufacturing operations are memorialized in agreements which are listed on Schedule 4.10(f).

(g) Except as disclosed on Schedule 4.10(g), since January 1, 2009, neither the Company nor the Operating Company has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product. Neither the Company nor the Operating Company is aware of any facts which would reasonably be expected to result in (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold by the Company or the Operating Company, (ii) a change in the marketing classification or a material change in the labeling of any such Products, or (iii) a termination or suspension of the marketing of such Products.

(h) All pre-clinical and clinical investigations conducted or sponsored by the Company and the Operating Company with respect to the Products are being and have been conducted in compliance with all applicable Laws administered or issued by the FDA or other applicable regulatory authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations and (iii) federal and state Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(i) In addition:

(i) neither the Company nor the Operating Company have made, nor to the Company’s Knowledge, any Person that manufactures, tests or distributes any Product on behalf of the Company or the Operating Company, as the case may be, has made with respect to any Product, an untrue statement of a material fact or fraudulent statement to the FDA or any state or foreign regulatory authority or failed to disclose a material fact required to be disclosed to the FDA or any state or foreign regulatory authority;

(ii) no officer, employee or agent of the Company or the Operating Company has made and, to the Company’s Knowledge, no officer, employee or agent of any Person that manufactures, tests or distributes any Product on behalf of the Company or the Operating Company has made with respect to any Product or proposed Product, an untrue statement of a material fact or fraudulent statement to the FDA or any state or foreign regulatory authority or failed to disclose a material fact required to be disclosed to the FDA or any state or foreign regulatory authority;

(iii) the Company and the Operating Company have not been convicted of any crime;

(iv) to the Company’s Knowledge, no officer, employee or agent of the Company or the Operating Company has been convicted of any felony;

(v) neither the Company nor the Operating Company, nor, to the Company’s Knowledge, any Person that manufactures, tests or distributes any Product or proposed Product on behalf of the Company or the Operating Company has engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar state or foreign law or regulation or authorized by 21 U.S.C. §335a(b) or any similar state or foreign law or regulation; and

(vi) no officer, employee or agent of the Company or the Operating Company, and, to the Company’s Knowledge, no officer, employee or agent of any Person that manufactures, tests or distributes any Product on behalf of the Company or the Operating Company has engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar state or foreign law or regulation or authorized by 21 U.S.C. §335a(b) or any similar state or foreign law or regulation.

(j) Since January 1, 2009, except as set forth on Schedule 4.10(j), neither the Company, the Operating Company, nor, to the Company’s Knowledge, any Person that manufactures, tests or distributes any Product on behalf of the Company or the Operating Company, has received any notice that the FDA or any state or foreign regulatory authority has (i) commenced, or threatened to initiate, any action (A) to request the recall of any Product or proposed Product, or commenced, or overtly threatened to initiate, any adverse regulatory action against the Company, the Operating Company, the Person who manufactures, tests or distributes the Product or proposed Product, or any of their respective agents, licensees or contract research organizations, (B) that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or any state or foreign regulatory authority, or (C) regarding inappropriate advertising or marketing of a Product or a negative change in a Pricing Approval for a Product, or (ii) issued any demand letter, finding of deficiency or non-compliance or adverse inspection report (including any FDA Form 483s, FDA Notices of Adverse Findings, Untitled Letters, or Warning Letters) in respect of any Product.

(k) The provisions of this Section 4.10 do not apply to any matters related to Taxes, which are the subject of Section 4.17, Employee Benefit Plans, which are the subject of Section 4.16, Labor Matters, which are the subject of Section 4.19, or Environmental and Safety Laws, which are the subject of Section 4.24.

Section 4.11. Financial Statements.

(a) The Company has delivered to Parent true, complete and correct copies of (i) the audited consolidated financial statements of the Company and the Operating Company as of and for the years ended December 31, 2011, 2010 and 2009 (the most recent such date, the “Balance Sheet Date,” and the consolidated balance sheet as of such date, the “Year-end Balance Sheet”), together with all notes and schedules thereto and the independent auditors’ reports thereon (the “Audited Financial Statements”); and (ii) the unaudited consolidated financial statements of the Company and the Operating Company as of March 31, 2012 and for the three months ended March 31, 2012 and March 31, 2011 (the most recent such date, the “Interim Balance Sheet Date,” and the unaudited consolidated balance sheet as of such date, the “Unaudited Balance Sheet”). The statements described in clause (ii) of the preceding sentence are defined as the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements.” The Financial Statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”), consistently applied, and present fairly, in all material respects (subject in the case of the Interim Financial Statements, to the absence of footnotes, normal recurring year-end audit adjustments, and the other departures from GAAP set forth on Schedule 4.11(a)), the consolidated financial condition, results of operations and cash flows of the Company and the Operating Company, as of the respective dates and periods thereof. The Financial Statements are based on the books and records of the Company and the Operating Company, which, in turn, are true, accurate and complete in all material respects.

(b) Except (i) as reflected, accrued or reserved against in the Audited Financial Statements (or as disclosed in the notes thereto), (ii) for Liabilities incurred in the

Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (iii) for Liabilities which have been discharged or paid in full prior to the date of this Agreement, and (iv) for Liabilities specifically contemplated to be incurred pursuant to this Agreement, neither the Company nor the Operating Company has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

(c) The Company and the Operating Company maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at regular intervals and actions are taken with respect to any differences.

(d) Neither the Company nor the Operating Company is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and the Operating Company, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the purpose or effect of such Contract or arrangement is to avoid disclosure in the Financial Statements of any material transaction involving, or material Liabilities of, the Company or the Operating Company. Neither the Company nor the Operating Company utilizes “off balance sheet” arrangements.

(e) Since the Balance Sheet Date, (i) neither the Company nor the Operating Company, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or the Operating Company has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Operating Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or the Operating Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or the Operating Company, whether or not employed by the Company or the Operating Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or the Operating Company or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company or the Operating Company.

Section 4.12. Books and Records. The respective minute books and stock record books of the Company and the Operating Company have all been made available to Parent, and are complete, accurate and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Laws. The minute books of the Company and the Operating Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the board of directors of the Company and the Operating Company (including committees thereof).

Section 4.13. Title to and Sufficiency of Assets. Each of the Company and the Operating Company has good and valid title to all the material assets reflected on the Interim Balance Sheet or thereafter acquired, other than assets disposed of since the Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all Liens, except (a) such Liens as are set forth in Schedule 4.13, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (d) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Business (the Liens described in clauses (a) through (d) of this Section 4.13 are referred to collectively as “Permitted Liens”). All material items of equipment and other tangible assets owned by or leased to the Company and the Operating Company are sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), are in the possession of the Company or the Operating Company and are sufficient for the conduct of the Business. This Section 4.13 does not relate to real property or interests in real property, such items being the subject of Section 4.20, or to Intellectual Property, such items being the subject of Section 4.7.

Section 4.14. Bank Accounts; Accounts Receivable.

(a) Schedule 4.14(a) provides accurate and complete information with respect to each account maintained by or for the benefit of the Company or the Operating Company at any bank or other financial institution.

(b) Schedule 4.14(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Operating Company (the “Company Receivables”) as of March 31, 2012 (the “March 31, 2012 Receivables”), all of which (a) have arisen from bona fide transactions entered into in the Ordinary Course of Business, (b) represent only valid, undisputed claims of the Operating Company not subject to claims of set off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (c) and except as otherwise specified in Schedule 4.14(b) are collectible in full within 180 days after the due date net of reserves. No Person has any Lien on any Company Receivable and no request for deduction, discount or concession (other than normal cash discounts, rebates and charge-backs set forth in Schedule 4.14(b)) has been made in respect of any Company Receivables. Schedule 4.14(b) sets forth a list of all March 31, 2012 Receivables that were classified as doubtful accounts as of March 31, 2012.

Section 4.15. Inventories. All inventories of the Company and the Operating Company reflected on the Year-end Balance Sheet consisted, and all such inventories acquired since the Balance Sheet Date consist, of a quality and quantity usable and salable in the Ordinary Course of Business, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. The inventories of the Company and the Operating Company constitute sufficient quantities for the normal operation of the Business. Each item included in the inventories of each of the Company and the Operating Company is owned by the Company or the Operating Company, as applicable, free and clear of any Lien other than Permitted Liens, has not been pledged as collateral and is not held by it on consignment from others. All finished product inventories conform to all applicable product specifications and have been manufactured in accordance with all applicable Licenses and Laws.

Section 4.16. Employee Benefit Plans.

(a) Schedule 4.16(a) contains a list of all employment, independent contractor, employee benefit, retirement, compensation, deferred compensation, bonus, incentive, equity compensation, stock option, restricted stock, stock appreciation right, equity, change in control, severance, vacation, paid time off, fringe benefit, or similar agreement, plan, policy or program, including all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) to which the Company or the Operating Company or any Person that is, together with the Company or the Operating Company, treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001(b) of ERISA (each, an “ERISA Affiliate”), is a party, with respect to which the Company or the Operating Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or the Operating Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company or the Operating Company or any ERISA Affiliate (each, a “Benefit Plan”). To the Knowledge of the Company, none of the Benefit Plans are under audit by either the United States Department of Labor, the Internal Revenue Service or any other Governmental Entity.

(b) The Company has furnished or made available to Parent a true and complete copy of each Benefit Plan (or a written summary of any Benefit Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan and (iv) the most recently received Internal Revenue Service determination or opinion letter for each Benefit Plan intended to qualify under Section 401(a) of the Code.

(c) None of the Benefit Plans is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor the Operating Company nor any ERISA Affiliate has ever maintained or contributed to a plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, or a multi-employer plan as defined in Section 3(37) of ERISA, (ii) a multi-employer plan as defined in Section 413(c) of the Code, (iii) a multi-employer welfare arrangement as defined in Section 3(40) of ERISA, or (iv) any plan providing for medical or welfare benefits (whether provided through insurance or otherwise) following retirement or other termination of employment except as required under Section 4980B of the Code or other applicable Law or as the payment of death benefits if employment terminates due to death.

(d) Each Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including

(without limitation) ERISA and the Code. No Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such action, claim or Proceeding.

(e) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status under the Code, and nothing has occurred since the date of such letter that would be reasonably likely to adversely affect the qualified status of such Benefit Plan.

(f) Each Benefit Plan subject to regulation as a “nonqualified deferred compensation plan” as defined in Section 409A of the Code and the regulations thereunder has been maintained and operated in compliance with Section 409A of the Code and the regulations thereunder and no amounts under any such Benefit Plan is currently, or has previously been, subject to the interest or additional excise taxes set forth in Section 409A(a)(1)(B) of the Code. None of the Company, the Operating Company or any ERISA Affiliate has any contractual obligation to reimburse or otherwise “gross-up” any individual for any interest or excise taxes potentially imposed under Section 409A(a)(1)(B) of the Code. All stock options granted by the Company, Operating Company, or any ERISA Affiliate have been granted with an exercise price equal to or greater than the fair market value of the underlying stock at the time of grant so as to be exempt from Code Section 409A. No stock options have been extended or otherwise modified in any way that would cause such stock options to become subject to regulation under Section 409A of the Code or give rise to any violation of Code Section 409A.

(g) Except as set forth in Schedule 4.16(g), no Benefit Plan exists that could (i) result in the payment to any employee, director, manager or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director, manager or consultant, except as a result of any partial 401(k) plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Parent or any of its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein, either alone or in combination with any other event, will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code (or any corresponding provision or State, local, or non-U.S. Tax Law) or conflict with the terms of any Benefit Plan or any award thereunder.

Section 4.17. Tax Matters.

(a) Except as disclosed in Schedule 4.17(a) (i) All Tax Returns required to be filed by the Company and the Operating Company prior to the date hereof have been properly and timely filed (except those under valid extension) and all such Tax Returns are true and accurate, (ii) all Taxes shown to be due on such Tax Returns have been timely paid, and all Taxes with respect to the Company and the Operating Company and the Business have been properly accrued as a liability in the Financial Statements, and to the Knowledge of the Company no claims with respect to any Taxes are pending or threatened, (iii) neither the Company nor the Operating Company have received written notice of any claim with respect to any Taxes, which claim has not been finally resolved, closed, settled and paid, (iv) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Operating Company, (v) neither the Company nor the Operating Company (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (B) has any Liability for the Taxes of any Person (other than the Company or the Operating Company) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise, or (C) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than Tax provisions in any credit facility, lease or other Contract entered into in the Ordinary Course of Business that does not relate primarily to Taxes) and (vi) the Company and the Operating Company have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(b) Except as disclosed in Schedule 4.17(a), as of the date of this Agreement, there is no Proceeding, audit, examination or investigation, and to the Knowledge of the Company no such matters threatened, by which any Tax Return of the Company or the Operating Company is currently being examined by any Taxing authority.

(c) Neither the Company nor the Operating Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d) Except as disclosed on Schedule 4.17(d), the Company and the Operating Company have not changed any of their methods of reporting income or deductions for Tax purposes from those employed in the preparation of their Tax Returns for the Tax year ended December 31, 2009.

(e) Neither the Company nor the Operating Company have been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code as a result of any change in method of accounting, or as the result of any installment sale or open transaction disposition made before the Closing Date or any prepaid amount received before the Closing Date. Neither the Company nor the Operating Company has entered into with the Internal Revenue Service any closing agreement within the meaning of Section 7121 of the Code.

(f) Neither the Company nor the Operating Company has participated in or has any Liability with respect to any “reportable transaction” within the meaning of U.S. Treasury Regulations section 1.6011-4.

(g) Since January 1, 2009, except as disclosed on Schedule 4.17(g), no claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or the Operating Company does not file Tax Returns that the Company or the Operating Company is subject to taxation by that jurisdiction.

(h) Schedule 4.17(h) lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to the Company and the Operating Company for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or Operating Company filed or received since December 31, 2008.

(i) Each of the Company and the Operating Company have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

(j) Except as disclosed in Schedule 4.17(j), neither the Company nor the Operating Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor the Operating Company currently is the beneficiary of any extension of time within which to file any Tax Return.

(k) The unpaid Taxes of the Company and the Operating Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Year-end Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Operating Company in filing their Tax Returns.

(l) Since the Balance Sheet Date, neither the Company nor the Operating Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(m) Neither the Company nor the Operating Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(n) For purposes of this Agreement:

(i) “Taxes” means any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign; and

(ii) “Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

(o) Except for the representations and warranties set forth in Section 4.11(b), any representations and warranties by the Company and the Operating Company other than in this Section 4.17 shall not be applicable to any Tax matters.

Section 4.18. Insurance. Schedule 4.18 contains a complete and accurate list of all insurance policies in force on the date of this Agreement (including the type of policy, the policy number, the limits of coverage, the carrier and the expiration date) that are held by either the Company or the Operating Company or cover the operations of the Company or the Operating Company, and the Company has provided Parent with true, correct and complete copies of all such insurance policies, together with all endorsements, schedules, amendments and similar documents related thereto. Except as disclosed in Schedule 4.18, (a) all insurance policies of the Company and the Operating Company are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company and the Operating Company reasonably have determined to be prudent, taking into account the market conditions and industries in the Company and the Operating Company operate, and are sufficient to comply with all Laws applicable to the Company and the Operating Company and all Contracts to which the Company or the Operating Company is a party or by which it is bound; (b) all premiums have been paid in full on a timely basis with respect to all insurance policies of the Company and the Operating Company, and neither the Company nor the Operating Company is in breach or default, and neither the Company nor the Operating Company has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; (c) with respect to all insurance policies of the Company and the Operating Company in effect during the past three (3) years, no notice of denial of coverage, reservation of rights to deny coverage, cancellation or termination has been received with respect to any such policies; and (d) except as set forth on Schedule 4.18, no material insurance policy permits retroactive premium adjustments against either the Company or the Operating Company. As of the date hereof, to the Knowledge of the Company, there is no third-party claim or occurrence that the Company has the right to submit for coverage under any insurance policy but has not yet done so.

Section 4.19. Labor Agreements and Actions; Employee Compensation.

(a) The Company and the Operating Company are not bound by or subject to (and none of their assets or properties are bound by or subject to) any Contract with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or the Operating Company. There is no strike or other labor dispute involving the Company or the Operating Company pending, or to the Knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its or the Operating Company’s employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or the Operating Company, nor do the Company or the Operating Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company and the Operating Company is terminable at the will of the Company or the Operating Company. Each of the Company and the Operating Company has complied in all material respects with all applicable local, state and federal equal employment opportunity, wage and hour, employment discrimination, and all other Laws related to employment, including the WARN Act, and neither the Company nor the Operating Company has any plans to undertake any action in the future that would trigger the WARN Act. Except as disclosed on Schedule 4.19(a), the Company and the Operating Company are not a party to or bound by any currently effective or expired employment contract, severance agreement, change in control agreement, severance and termination protection plan, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. Each individual retained by the Company or the Operating Company as an independent contractor or consultant is properly classified as such for Tax and employment reporting purposes, except where the failure to make such classification would not constitute a Company Material Adverse Effect.

(b) To the Company’s Knowledge, since January 1, 2010: (i) none of the Company’s or the Operating Company’s directors, officers or members of management have been arrested for, charged with, or convicted of, any (A) felony or (B) misdemeanor involving deceit, deception or moral turpitude, and (ii) no such officer, director or member of management has been adjudicated a bankrupt person under applicable bankruptcy laws or served as an officer or director of a corporation or other entity that sought bankruptcy protection (including involuntary bankruptcy Proceedings) under applicable bankruptcy laws.

(c) Schedule 4.19(c) lists (i) all of the Persons employed by the Company or the Operating Company as an employee or retained by the Company or the Operating Company as a consultant as of the date of this Agreement, and the position, date of hire, and current compensation rate (including salary, bonus and commissions) afforded to each of them, and (ii) all of the officers and directors of the Company and the Operating Company as of the date of this Agreement and the position and current compensation rate (including salary, bonus and commissions) of each such officer.

Section 4.20. Real Property. Neither the Company nor the Operating Company owns or has ever owned any real property. Schedule 4.20 sets forth a true and correct list, as of the date hereof, of all real property leased, subleased, licensed, operated or occupied by the Company or the Operating Company (collectively the “Company Leases”), including the location of the premises, the name of the lessor and lessee, the date and term of the Company Lease and each amendment thereto, and the aggregate annual rental payable thereunder. The premises subject to the Company Leases are hereinafter referred to as “Company Leased Property”. No Company Leased Property is occupied or used by a third party other than the Company or the Operating Company, and, to the Company’s Knowledge, no third party has a right to occupy or use such property other than the Company or the Operating Company. The Company Leased Property is in good and safe condition and repair (ordinary wear and tear excepted) and constitutes all of the real property necessary for the conduct of the Business.

Section 4.21. Relationships with Suppliers. Schedule 4.21 sets forth a true and correct list, as of the date hereof, of the material suppliers (including each supplier of raw materials (including API), work in process, intermediates, packaging, labeling and finished product for each of the Company’s or the Operating Company’s products and product candidates) of the Company and the Operating Company in connection with the Business (collectively, the “Suppliers”). From the Balance Sheet Date through the date of this Agreement, none of the Suppliers have given the Company or the Operating Company notice terminating, canceling or otherwise adversely modifying or threatening to terminate, cancel or otherwise adversely modify any Contract or relationship with the Company or the Operating Company or has made any other material claim against the Company or the Operating Company under any Contract with the Company or the Operating Company.

Section 4.22. Relationships with Distributors. Schedule 4.22 sets forth a true and correct list, as of the date hereof, of each distributor of the Company and the Operating Company in connection with the Business (collectively the “Distributors”). From the Balance Sheet Date through the date of this Agreement, none of the Distributors have given the Company or the Operating Company notice (i) terminating, canceling or adversely modifying or threatening to terminate, cancel or adversely modify any Contract or relationship with the Company or the Operating Company or (ii) of any other material claim against the Company under any Contract with the Company or the Operating Company.

Section 4.23. Relationships with Customers. Schedule 4.23 sets forth a true and correct list, as of the date hereof, of all customers constituting at least one percent (1%) of the Company’s gross sales (including wholesalers) of the Company and the Operating Company based on the gross revenues received by the Company and the Operating Company from each such customer for the twelve (12) months period ended on the Balance Sheet Date. From the Balance Sheet Date through the date of this Agreement, none of the customers set forth on Schedule 4.23 have given the Company or the Operating Company notice terminating, canceling or adversely modifying or threatening to terminate, cancel or adversely modify any Contract or relationship with the Company or the Operating Company or has made any other material claim against the Company or the Operating Company under any Contract with the Company or the Operating Company.

Section 4.24. Environmental and Safety Laws.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect and except as set forth in Schedule 4.24: (i) the Company and the Operating Company are not in violation of any Environmental Laws, and no expenditures are or will be required in order to comply with any existing Environmental Law; (ii) no Materials of Environmental Concern are used or have been used, treated, stored, or disposed of by the Company or the Operating Company, or, to the Company’s Knowledge, any other Person on behalf of the Company or the Operating Company, or on any property owned, leased or used by the Company or the Operating Company under circumstances that are reasonably likely to result in Liability of the Company or the Operating Company under any applicable Environmental Law; (iii) neither the Company nor the Operating Company has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act or similar state statutes, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with all appropriate foreign, federal, state and local regulatory authorities or otherwise; (iv) neither the Company nor the Operating Company has received any written claim or complaint, or is subject to any Proceeding, relating to noncompliance with Environmental Laws or any other Liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the

Knowledge of the Company; and (v) there are and have been no releases or discharges of Materials of Environmental Concern at, on or under any property owned, leased or used by the Company or the Operating Company.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.24 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) The Company and the Operating Company have delivered to Parent true and complete copies and results of any reports, studies, tests, or assessments possessed by or readily available to the Company or the Operating Company pertaining to any property presently or previously owned, leased or used by the Company or Operating Company.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all foreign, federal, state, or local Laws protecting worker safety, human health or the environment, including the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(ii) “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation, and Liability Act or the federal Resource Conservation and Recovery Act.

Section 4.25. Broker. No broker, finder, financial advisor or investment banker (other than Lazard Freres & Co., LLC (“Financial Advisor”), information with respect to whose fees payable in connection with the transactions contemplated hereby has been provided to Parent), is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Operating Company.

Section 4.26. Related Person Transactions. Except as set forth in Schedule 4.26, there are no Contracts between either the Company or the Operating Company and any of their respective shareholders, directors, officers or management-level employees, any relative or spouse of any of the foregoing Persons or any other Affiliate of the foregoing Persons (collectively, “Related Person Transactions”). No such Person has any Indebtedness to the Company or the Operating Company or, to the Knowledge of the Company, any interest, directly or indirectly, in any Contract or Lien relating to the Business or to which the Business is subject, nor does the Company or the Operating Company have any Indebtedness to any such Person.

Section 4.27. Opinion of Financial Advisor. The Financial Advisor has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the consideration to be paid to holders (other than Dissenting Stockholders) of the Company’s capital stock collectively as a group pursuant to this Agreement is fair, from a financial point of view, to such stockholders.

Section 4.28. Voting Requirements. The affirmative vote or written consent of holders of at least (a) a majority of the outstanding shares of Company Stock, treating the outstanding shares of Common Stock and Preferred Stock together as a single class (treating each share of Preferred Stock as the number of shares of Common Stock into which it is convertible) and (b) sixty percent (60%) of the outstanding shares of the Series D Preferred Stock, are the only approvals of the Company Holders necessary to approve, authorize and adopt this Agreement and the transactions contemplated hereby. Upon receipt of the such approvals, all votes, approvals and other actions on the part of the Company Holders necessary to approve, authorize and adopt this Agreement and the transactions contemplated hereby will have been obtained (in each case, in compliance with applicable Law and the Company’s certificate of incorporation).

Section 4.29. Takeover Statute. No state “fair price,” “moratorium,” “control share acquisition” or similar antitakeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company has taken all necessary action to render the restrictions on business combinations contained in the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and thereby.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.1. Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub has provided the Company true, complete and correct copies of its organizational documents, and neither Parent nor Merger Sub is in violation of any of the provisions of such organizational documents.

Section 5.2. Authority; Execution and Delivery; and Enforceability.

(a) Each of Parent and Merger Sub has full power and authority to execute this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action except for (i) the adoption of this Agreement and the transactions contemplated hereunder by Parent as the holder of Merger Sub’s capital stock and (ii) the filing and recordation of appropriate merger documents as required by the DGCL.

(b) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitutes a legal, valid and binding obligation of Parent and Merger Sub, in each case enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.

Section 5.3. No Conflicts; Consents. The execution and delivery by Parent of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the certificate of incorporation or bylaws of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or applicable Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or on the ability of Parent to consummate the Merger and the other transactions contemplated hereby. No material consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby, other than compliance with and filings under the HSR Act and any applicable foreign Antitrust Laws.

Section 5.4. Litigation. There are not any (a) outstanding Judgments against Parent, Merger Sub or any of Parent’s other Subsidiaries or (b) Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of Parent’s other Subsidiaries that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under this Agreement or on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 5.5. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.6. Financial Resources. Parent represents and warrants that it has all necessary financial resources to consummate the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.1. Conduct of Business Pending Closing. From the date hereof until the Closing, the Company and the Operating Company will:

(a) maintain its existence in good standing;

(b) conduct its business in the Ordinary Course of Business, except as otherwise expressly permitted by this Agreement;

(c) file on a timely basis with the appropriate Taxing authorities all Tax Returns required to be filed, and pay all Taxes due, before the Closing Date; and

(d) use its commercially reasonable efforts to (i) preserve its Business intact, (ii) keep available to the Company and the Operating Company the services of its present officers and employees, and (iii) preserve for the Company and the Operating Company, as applicable, the goodwill of its suppliers, customers and others having business relations with the Company or the Operating Company.

Section 6.2. Prohibited Actions Pending Closing. Unless otherwise expressly permitted herein or approved by Parent in writing, from the date hereof until the Closing, neither the Company nor the Operating Company will:

(a) propose or adopt any change in its organizational or governing documents;

(b) merge, consolidate or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization involving the Company or the Operating Company, other than the Merger;

(c) split, combine or reclassify any shares of capital stock of the Company or other securities of the Company or the Operating Company, amend the terms of any such stock or other securities, or issue or grant any securities (whether or not under the Company Option Plan), other than upon exercise or conversion of outstanding securities;

(d) except as set forth in Schedule 6.2(d) or as accrued in the Financial Statements, award or pay any bonuses to any of the employees, officers or directors of the Company or the Operating Company; except for increases in accordance with past practices in salaries or wages of employees of the Company or the Operating Company who are not officers or directors of the Company or the Operating Company, increase the salaries or wages of the employees or officers of the Company and the Operating Company; enter into any employment, deferred compensation, severance or similar agreement (or amend any such agreement); increase the compensation payable or to become payable by it to any of the Company’s or the Operating Company’s directors; or increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the directors, officers or employees of the Company and the Operating Company;

(e) change accounting or Tax reporting principles, methods or policies of the Company or the Operating Company, except as required by applicable Law;

(f) make, change or rescind any election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes or settle or compromise any Tax claim or assessment, except as required by applicable Law;

(g) make any loans, advances or capital contributions to, or investments in, any Person other than the Company and the Operating Company;

(h) (i) mortgage, pledge or subject to any Lien any of its assets, other than Permitted Liens, or (ii) acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company or the Operating Company, otherwise than in the Ordinary Course of Business;

(i) amend, cancel, terminate, relinquish, waive or release any Material Contract, License or other right, other than to compromise the Company’s minimum payment obligations under the Company’s Material Contracts specified in Schedule 6.14;

(j) except with respect to capital expenditures and capital additions or betterments set forth in the Company’s budget heretofore delivered to Parent and except for purchases of the active pharmaceutical ingredients of the Company’s products made in the Ordinary Course of Business, make or commit to make any capital expenditures or capital additions or betterments in excess of $50,000 in the aggregate;

(k) make any material payments, engage in any discount activity or pay any other consideration to any customers or suppliers, other than in the Ordinary Course of Business;

(l) make any material change in the manner of billing of, or the credit lines made available to, any customers of the Business;

(m) make any material change in the selling, distribution, pricing, advertising, terms of sale or collection practices or timing that is inconsistent with past practice;

(n) engage in any “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that in each case is intended or would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns consistent with past course of dealing with the Business during the twelve (12) months prior to the date hereof;

(o) grant any license or sublicense of any rights under or with respect to any Intellectual Property Rights except in the Ordinary Course of Business or abandon any material rights relating to any material Intellectual Property;

(p) institute any Proceeding (other than a Proceeding with respect to this Agreement or a Proceeding related to a Scheduled Indemnity Matter) or settle any Proceeding (other than a Proceeding with respect to this Agreement or a Proceeding related to a Scheduled Indemnity Matter) if such settlement requires a payment in excess of $1,000,000.

(q) declare, set aside, make or pay any dividend or other distribution of any assets with respect to any capital stock of the Company or the Operating Company; or

(r) agree, commit, arrange or enter into any understanding to do anything set forth in this Section 6.2.

Section 6.3. Conduct of Business of Parent and Merger Sub Pending the Merger. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 6.4. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Operating Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.5. No Solicitation.

(a) The Company shall, and shall cause its Affiliates and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents, consultants and other representatives (collectively, “Representatives”) to immediately cease and cause to be terminated any discussions or negotiations that commenced prior to the date of this Agreement with respect to any inquiry, proposal or offer from any Person (other than Parent) relating to (i) a merger, consolidation liquidation, recapitalization, share exchange or other business combination transaction involving either the Company or the Operating Company, (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or the Operating Company, or (iii) the sale, lease, license, exchange, or other disposition of any material portion of the Company’s or the Operating Company’s properties or assets (an “Acquisition Proposal”).

(b) The board of directors of the Company shall not (i) withhold, withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company’s Board of Directors with respect to this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) cause or permit the Company or the Operating Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (whether written or oral) providing for the consummation of a transaction contemplated by any Acquisition Proposal or (iii) adopt, approve or recommend any Acquisition Proposal.

(c) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any Affiliate or Representative to, directly or indirectly, (i) solicit, initiate, facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into any agreement, agreement-in-principle or letter of intent providing for or accept any Acquisition Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

(d) In addition to the other obligations under this Section 6.5, the Company shall promptly (and in any event within one (1) Business Day after receipt thereof by Seller or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(e) The Company agrees that the rights and remedies for noncompliance with this Section 6.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach would cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 6.6. Access to Information.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause the Operating Company and their respective officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Such reasonable access shall include, consistent with applicable Law and subject to Section 6.4, making available the Company’s information technology personnel for consultation regarding the Company’s information technology systems. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Operating Company or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Notwithstanding the foregoing, neither the Company nor the Operating Company shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege or contravene any Law; provided, however, that in the event that the Company relies on this sentence to withhold access or disclosure, the Company shall, to the extent permitted by Law and the protection of such attorney-client privilege, notify Parent of the nature of the withheld information.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees and other Representatives to hold and treat in confidence all documents and information concerning the Company and the Operating Company furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.7. Actions by the Parties.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other commercially reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including requesting early termination thereof. Notwithstanding the foregoing, nothing in this Section 6.7(a) shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company, the Surviving Corporation or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(b) Subject to all applicable confidentiality requirements and all applicable Laws, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.7(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any Proceeding by a private party, in each case in connection with any Antitrust Law relating to the transactions contemplated hereby; and (iii) permit the other party to review any communication to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any Proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with any Antitrust Law relating to the transactions contemplated hereby; provided, however, that no party hereto shall be required to provide any other party with copies of confidential documents or information included in its filings and submissions under the HSR Act, provided, further, that a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 6.8. Publicity. Parent and the Company will issue a joint press release announcing the execution of this Agreement, in such form as shall be mutually agreed upon by Parent and the Company. Parent will issue a press release announcing consummation of the transactions contemplated hereby. No party to this Agreement shall directly or indirectly make any other public announcement or statement regarding this Agreement or the transactions contemplated hereby without the prior consent of the other party, such consent not to be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Company and Parent may make internal announcements to its employees as reasonably necessary to communicate the relevant details of the Merger.

Section 6.9. Resignations. On or before the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of all directors of the Company and the Operating Company.

Section 6.10. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 6.11. Employee Benefits.

(a) At and after the Closing, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, continue to employ each employee actively employed by either the Company or the Operating Company immediately prior to the Closing and all such persons employed by either the Company or the Operating Company who are not actively at work immediately prior to the Closing due to a leave of absence (including due to vacation, holiday, sick leave, maternity or paternity leave, military leave, jury duty, bereavement leave, injury or short term disability), other than long term disability (collectively the “Continuing Employees”), in accordance with the provisions of this Section 6.11 as follows:

(i) At least three (3) Business Days prior to the Closing Date, Parent shall provide the Company with a list of those Continuing Employees who are to be terminated immediately prior to the Effective Time by the Company (“Terminating

Employees”). The Company shall terminate each Terminating Employee immediately prior to the Effective Time and shall at that time pay him or her the amount of the Excess Severance Amount that would have been applicable to him or her had the termination been after the Effective Time, and pay the employer’s share of FICA with respect thereto. The Surviving Corporation shall pay such Terminating Employee his or her Continuing Employee Original Severance Amount in a lump sum amount, within three (3) Business Days after the Effective Time, and shall pay the employer’s share of FICA with respect thereto. The Company shall be entitled to the Tax deductions associated with the payment of the Excess Severance Amount to and FICA for such Terminating Employees and Parent shall be entitled to the Tax deductions associated with the payment of the Continuing Employee Original Severance Amount to and FICA for such Terminating Employees.

(ii) For a period of twelve (12) months following the Effective Time, Parent shall maintain or cause to be maintained for the benefit of each Continuing Employee, other than Terminating Employees (“Offered Employees”), a level of base compensation equal to such Continuing Employee’s base compensation immediately prior to the Effective Time. If any Offered Employee becomes entitled during the twelve (12) months after the Effective Time to payment of the Excess Severance Amount, the Stockholder Representative, on behalf of the Company Holders, shall instruct the Escrow Agent to pay to Parent sixty-five percent (65%) of the Excess Severance Amount plus the applicable FICA with respect thereto pursuant to Section 2.10(g) hereof and Parent shall pay such Offered Employee the sum of the Excess Severance Amount plus the Continuing Employee Original Severance Amount (the “Total Severance Amount”), and shall pay the employer’s share of FICA with respect to the Total Severance Amount, within three (3) Business Days after each such employee termination. Parent shall be entitled to all tax deductions associated with the payments in this clause (ii). In the event that an employee resigns for “Good Reason,” Parent shall notify Stockholder Representative of such resignation, and shall inform the Stockholder Representative if Parent concurs with that determination of “Good Reason,” and provide the basis of such concurrence. All decisions as to whether an Offered Employee terminated his or her employment for “Good Reason” under the Change of Control Policy shall be made by Parent after consultation with Stockholder Representative.

Schedule 6.11(a) sets forth, with respect to each current employee, of the Company and the Operating Company, the maximum possible Continuing Employee Actual Severance Amount and Continuing Employee Original Severance Amount.

(b) As soon as practicable following the date of this Agreement, the Company’s Board of Directors and any committee administering the Change in Control Policy will adopt such resolutions or take such other actions as may be required or appropriate to require the delivery of a customary release reasonably satisfactory to Parent as a condition to receiving severance under the Change in Control Policy and to confirm that payment of severance under the Change in Control Policy is in lieu of payment of severance under the Company’s Severance Policy effective August 1, 2011.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation or the Operating Company to, give Continuing Employees full credit for purposes of eligibility and vesting under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Continuing Employees’ service with the Company, the Operating Company and their predecessor entities to the same extent recognized by the Company or Operating Company immediately prior to the Effective Time, taken as a whole and without duplication. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or the Operating Company shall use their best efforts to arrange with insurers or benefits providers to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, participants under similar plans maintained by the Company and the Operating Company immediately prior to the Effective Time.

(d) The provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no current or former employee (including any beneficiary or dependent thereof) or any other person shall be regarded for any purpose as a third-party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Benefit Plan for any purpose. Nothing contained herein shall preclude the Surviving Corporation or any subsidiary of the Surviving Corporation from terminating the employment of any employee (including any Offered Employee) at any time and for any reason or no reason.

(e) The Company and the Operating Company will amend their 401(k) plans to provide that the accounts of all participants who are employed by the Company or the Operating Company or an ERISA Affiliate immediately prior to the Closing shall be fully vested in their benefits under the plans, notwithstanding any vesting schedule that would otherwise apply to such participant. If requested by Parent prior to the Closing, each of the Company and Operating Company shall adopt such resolutions by its Board of Directors and take such other actions as may be required to terminate any and all 401(k) plans immediately prior to the Closing.

Section 6.12. Directors and Officers Indemnification; Insurance.

(a) Without limiting any additional rights that any Person may have under any indemnification agreement, employment agreement or Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, to the fullest extent provided by the Company’s and the Operating Company’s organizational documents as in effect immediately prior to Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each person who served as an officer or director of the Company or the Operating Company or their predecessors at any time prior to the Effective Time (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any threatened, pending or completed Proceeding to which a Company Indemnified Party is a party or with respect to which a Company Indemnified

Party is otherwise involved (including as a witness), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or the Operating Company or their predecessors (including any Proceeding arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), whether such Proceeding is commenced, or any claim or matter therein is asserted or claimed, prior to, at or after the Effective Time. In the event of any such Proceeding (x) each Company Indemnified Party will be entitled to advancement from the Surviving Corporation of fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within ten (10) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Company Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all Liability arising out of such Proceeding, investigation or claim or such Company Indemnified Party otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than those set forth in the certificate of incorporation of the Company in effect as of the Effective Time and the bylaws of the Surviving Corporation in effect immediately following the Effective Time, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) The Company shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Operating Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. Parent agrees to, and agrees to cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or the Operating Company prior to the date of this Agreement, each of which is set forth in Schedule 6.12(c).

(d) Notwithstanding anything herein to the contrary, if a Company Indemnified Party is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.12 shall continue in effect until the final disposition of such Proceeding.

(e) This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(f) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.12.

Section 6.13. Financial Resources. Parent shall take, or cause to be taken, all actions and perform, or cause to be performed, all other requirements necessary or advisable to maintain in effect its financial resources to consummate this transaction.

Section 6.14. Scheduled Indemnity Matters. Notwithstanding anything in this Agreement to the contrary, the Company Holders shall at all times retain full control and discretion over, and be solely responsible for costs related to the Scheduled Indemnity Matters, including the defense and settlement thereof, both prior to and following the Closing. Parent shall cooperate with the Company Holders and the Stockholder Representative in connection with the Scheduled Indemnity Matters and shall do all things reasonably necessary to facilitate the conduct by the Company Holders and the Stockholder Representative of any Proceeding related to the Scheduled Indemnity Matters all at the sole expense of the Company Holders. Such cooperation and facilitation shall include providing to the Company Holders and the Stockholder Representative access to all information, documentation and personnel related to the Scheduled Indemnity Matters reasonably requested by the Company Holders or the Stockholder Representative.

Section 6.15. Notification of Certain Matters. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any Proceeding commenced against the Company or the Operating Company or Parent or its Subsidiaries, as applicable, that are related to this Agreement, the Merger or the transactions contemplated hereby or thereby, (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the any condition precedent to any party’s obligations hereunder. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.15 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. This Section 6.15 shall not constitute an obligation, covenant or agreement for purposes of Section 7.2(b) or Section 7.3(b).

Section 6.16. Pre-Closing Financial Statements. Until the Closing Date, the Company shall deliver to Parent, simultaneously with disclosing to the Company’s Board of Directors, but in any event within 21 days after the end of each month a copy of the unaudited monthly financial statements of the Company and the Operating Company, as prepared by the Company in the ordinary course. From and after the date hereof through the Closing Date, the Company shall use commercially reasonable efforts to commence and proceed in the preparation of the unaudited consolidated financial statements of the Company and the Operating Company as of March 31, 2012 and for the three (3) months ended March 31, 2012 and March 31, 2011, and the related unaudited consolidated balance sheet as of such date, together with the notes thereto, to be prepared in conformity with GAAP consistently applied and presenting fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and the Operating Company as of the respective dates and periods thereof, except that such statements shall be subject to normal and recurring year-end adjustments that were not or will not be material in amount or effect. In furtherance of the foregoing, the Company will engage the Company’s regular accountants to assist in this process.

Section 6.17. Consolidated Group. Parent covenants that immediately following the Closing, the Company will become a member of Parent’s consolidated group for federal income Tax purposes such that the taxable year of the Company for federal income Tax purposes will close as of the Closing Date pursuant to Regulations Section 1.1502-76(b)(1)(ii)(A)(1).

Section 6.18. Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property for which ownership has not been recorded in the name of the Operating Company as of the date hereof, from and after the date hereof and through the Closing Date the Company shall use commercially reasonable efforts to cause and obtain evidence of appropriate recordings of ownership interests in the name of the Operating Company.

Section 6.19. FDA Filing. The Company shall use commercially reasonable efforts to file the Retavase BLA Supplement to Qualify SCIL Proteins with the FDA as promptly as practicable on or after the date hereof.

ARTICLE VII

Conditions to Closing

Section 7.1. Conditions Precedent to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

(a) Majority Stockholders Consent. The Majority Stockholders Consent shall have been executed by the holders of a majority of the outstanding shares of Company Stock treating the outstanding shares of Common Stock and Preferred Stock together as a single class (treating each share of Preferred Stock as the number of shares of Common Stock into which it is convertible) and holders of at least sixty percent (60%) of the outstanding shares of the Series D Preferred Stock. The Majority Stockholders Consent shall be in full force and effect and shall constitute the requisite consent of the stockholders of the Company to the Merger and the adoption of this Agreement under the DGCL and the Company’s certificate of incorporation and by-laws;

(b) Absence of Injunctions or Restraints. No applicable Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; and

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

Section 7.2. Conditions Precedent to Parent’s and the Merger Sub’s Obligations to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment, satisfaction or (to the extent permitted by Law) waiver by Parent, prior to or on the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Company and the Operating Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties or in any of the representations requiring a listing of material matters) on and as of the date hereof and as of the Effective Time as though made on and as of such date or time (unless any such representation or warranty is made only as of a specific date or time, in which event such representation and warranty shall be so true and correct as of such specified date or time), except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company and the Operating Company contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2(a) (Subsidiaries), Section 4.3(a) – Section 4.3(e) (Capitalization and Voting Rights), Section 4.4 (Authority), Section 4.7 (Intellectual Property), Section 4.11(b) (Financial Statements) and Section 4.29 (Takeover Statute) shall each be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties);

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, the Company under this Agreement at or prior to the Effective Time;

(c) Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect;

(d) Officer’s Certificate. Parent shall have received a certificate of the Company, executed on its behalf by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a) – Section 7.2(c) have been satisfied; and

(e) Proceedings. No Proceeding shall have been filed and be pending, no Person shall have notified Parent, Merger Sub or the Company in writing of its intention to commence, or recommend the commencement of, a Proceeding that (i) seeks or purports to challenge, prohibit, limit, delay, restrain or impose damages arising from the consummation of the transactions contemplated by this Agreement or any other Transaction Document, (ii) claims ownership to the Company Stock or (iii) challenges the allocation of the Merger Consideration to be paid pursuant to this Agreement.

(f) Consents. The consents of, and filings with, each Governmental Entity or third party set forth in Schedule 7.2(f) shall have been obtained or effected.

(g) Dissenters’ Rights. Following compliance by the Company with the notification provisions of Section 262(d)(2) of the DGCL and the expiration of the time period for demanding appraisal thereunder, the number of Dissenting Shares shall not exceed seven percent (7%) of the number of outstanding shares of capital stock in the Company.

(h) Termination of Agreements. The Company shall have terminated or caused to be terminated each of the Contracts listed on Schedule 7.2(h) effective as of and contingent upon the Closing, and, from and after the Closing, each such Contract shall be of no further force or effect.

(i) Ancillary Agreements. The Transaction Documents to which Parent or Merger Sub is a party (other than this Agreement) shall have been executed and delivered by the parties thereto (other than Parent and Merger Sub) and true and complete copies thereof shall have been delivered to Parent.

(j) Closing Deliveries. The Company shall have delivered to Parent and Merger Sub the following:

(i) a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying (i) the resolutions of the Company’s Board of Directors, unanimously approving this Agreement and the Merger, (ii) the Majority Stockholders Consent, (iii) the certificate of incorporation of the Company, (iv) the bylaws of the Company and (v) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the other Transaction Documents to which the Company is a party;

(ii) a good standing certificate for the Company from the Secretary of State of the State of Delaware, dated as of a date no more than five (5) Business Days prior to the Effective Time;

(iii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Code;

(iv) payoff letters and Lien releases, in such form and substance as are reasonably acceptable to Parent, from holders of the Indebtedness of the Company and the Operating Company outstanding as of the Effective Time; and

(v) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including resolutions terminating any Benefit Plan immediately prior to Closing if requested by Parent.

Section 7.3. Conditions Precedent to the Company’s and the Operating Company’s Obligations to Effect the Merger. The respective obligations of the Company and the Operating Company to effect the Merger are further subject to the fulfillment, satisfaction or (to the extent permitted by Law) waiver by the Company prior to or on the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub made in this Agreement shall be true and correct in all material respects (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”)) on and as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent, certified on its behalf by the Chief Executive Officer or another senior executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and (b) have been satisfied.

(d) Termination of Agreements. The Company shall have terminated or caused to be terminated each of the Contracts listed on Schedule 7.3(d) effective as of and contingent upon the Closing, and, from and after the Closing, each such Contract shall be of no further force or effect.

(e) Ancillary Agreements. The Transaction Documents to which the Company is a party (other than this Agreement) shall have been executed and delivered by the parties (other than the Company) thereto and true and complete copies thereof shall have been delivered to the Company.

(f) Closing Deliveries. Parent and Merger Sub shall have delivered to the Company the following:

(i) a certificate of Parent and Merger Sub executed by the Secretary of Parent and Merger Sub, dated as of the Closing Date, certifying (i) the resolutions of Parent’s and Merger Sub’s boards of directors unanimously approving this Agreement and the Merger and (ii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party; and

(ii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

Termination

Section 8.1. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholder of Merger Sub:

(a) by the mutual agreement of Parent and the Company;

(b) by Parent or Merger Sub:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach is incapable of being, or is not, cured by the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) in the event the Company fails to obtain the Majority Stockholders Consent signed by the requisite Company stockholders pursuant to Section 3.1 and deliver true and complete copies thereof to Parent not later than twenty-four (24) hours after the date hereof; or

(c) by the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach is incapable of being, or is not, cured by the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) in the event the Company fails to obtain the Majority Stockholders Consent signed by the requisite Company stockholders pursuant to Section 3.1 not later than ten (10) Business Days after the date hereof; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company failed to solicit and use its reasonable efforts to obtain the Majority Stockholders Consent as required by Section 3.1; or

(d) by Parent, Merger Sub or the Company if:

(i) the Effective Time shall not have occurred by July 30, 2012 (the “Termination Date”); provided, however that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(ii) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however that the party terminating this Agreement pursuant to this Section 8.1(d)(ii) shall have complied with its obligations under Section 6.7 to seek to have such order, decree or ruling lifted or vacated.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice shall be given by the terminating party to the other parties hereto and this Agreement shall forthwith become void; provided that (i) the provisions of this Article VIII, Section 6.6(b) and Article X shall survive any such termination, and (ii) nothing herein will relieve any party from Liability for fraud or willful misrepresentation with the intent to deceive or be deemed to waive any rights of specific performance or claim for damages of this Agreement available to a party by reason of any breach by the other party or parties of this Agreement (subject to the limitations herein set forth).

ARTICLE IX

Indemnification

Section 9.1. Survival.

(a) General. The representations and warranties of the Company (the “Fundamental Company Representations”) set forth in (i) Section 4.1 (Organization, Good Standing and Qualification), Section 4.2(a) (Subsidiaries), Section 4.3(a) – Section 4.3(e) (Capitalization and Voting Rights) and Section 4.4 (Authority) shall survive the Closing indefinitely and (ii) Section 4.24 (Environmental and Safety Laws), Section 4.29 (Takeover Statute) and Section 4.25 (Broker) shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days. The representations and warranties of Parent and Merger Sub (the “Fundamental Parent Representations”) set forth in Section 5.1 (Organization, Standing and Power) and Section 5.2 (Authority; Execution and Delivery; and Enforceability) shall survive the Closing indefinitely. The survival of representations and warranties (the “Tax Representations”) set forth in Section 4.17 (Tax Matters) are exclusively governed by Section 9.5.

(b) Limits. The representations and warranties of the parties contained in this Agreement or any document or certificate delivered pursuant to this Agreement other than the Fundamental Company Representations and the Fundamental Parent Representations shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that any obligations under Section 9.2 and Section 9.3 shall not terminate with respect to any claim for indemnifiable Losses as to which the Person to be indemnified shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.5 before the termination of the applicable survival period.

(c) Survival. The covenants contained in this Agreement shall survive the Closing unless and until they are otherwise terminated by their respective terms.

Section 9.2. Indemnification of the Parent Indemnified Parties.

(a) General. If the Closing occurs, each Company Holder hereby agrees, subject to the limitations specified in this Article IX to indemnify and hold Parent and its directors, officers, employees, Affiliates (including the Surviving Corporation and the Operating Company), stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against any and all claims, losses, Liabilities, costs, damages, expenses (including expenses in connection with any Proceeding, whether involving a Third Party Claim or a claim solely between the parties hereto, including costs of investigation and defense and reasonable fees and expenses of attorneys, accountants and other outside consultants), interest, awards, orders, fines, settlements and other costs of any kind or nature whatsoever, but excluding any consequential, indirect, special and punitive damages (except (i) in each case to the extent included in a Third Party Claim or arising from a claim based upon fraud, willful misrepresentation with the intent to deceive or willful breach of a covenant and (ii) for foreseeable consequential damages) (individually, a “Loss” and, collectively, “Losses”), suffered or incurred by such Parent Indemnified Party to the extent arising from or related to any:

(i) breach or inaccuracy of any of the representations or warranties made by the Company or the Operating Company in this Agreement or in any certificate or other document delivered in connection with this Agreement, other than the (x) Fundamental Company Representations and (y) the Tax Representations (which are governed by Section 9.5);

(ii) breach of any covenant, obligation or other agreement on the part of the Company, the Operating Company or the Stockholder Representative under this Agreement;

(iii) breach or inaccuracy of a Fundamental Company Representation and/or the failure of any item set forth in the Allocation Statement to be accurate, true and correct in all respects as of the Closing;

(iv) Transaction Expenses of the Company or the Operating Company not paid by the Company or the Operating Company prior to Closing, except to the extent treated as a reduction to the Initial Merger Consideration or included in the Conclusive Statement;

(v) amounts paid or to be paid associated with the Operating Company’s former product DepoDur, except to the extent treated as a reduction to the Initial Merger Consideration or included in the Conclusive Statement;

(vi) amounts payable by the Surviving Corporation or any other Parent Indemnified Party to any current or former officer or director of the Company or the Operating Company in connection with any right of indemnification or advancement of such current or former officer or director against the Surviving Corporation under the organizational documents of the Company, the Operating Company or the Surviving Corporation, the DGCL, or otherwise, to the extent not covered by any tail insurance purchased by the Company prior to Closing;

(vii) notice or demand by any stockholder of the Company of such stockholder’s intent to exercise appraisal rights under the DGCL, any exercise of appraisal rights by any stockholder and appraisal Proceedings in connection therewith (including reasonable attorneys’ fees and expenses in and other costs in connection therewith), and any payments required to be made by the Surviving Corporation or any other Parent Indemnified Party in connection with any such exercise of appraisal rights (except to the extent that any payment by such Parent Indemnified Party pursuant to this Section 9.2(a)(vii) represents a portion of the Merger Consideration that was required to be paid by Parent at the Effective Time and was withheld and not paid by Parent as the result of the Shares held by any such Company Holder being Dissenting Shares);

(viii) claims relating to the matters set forth in the Allocation Statement or otherwise regarding the amount of Merger Consideration received by any Company Holder (or the absence of any Merger Consideration received in respect of the Common Shares) or allocation of Merger Consideration among the Company Holders, and any other claims by any Person purporting to hold any equity interest or option, warrant or right to acquire any equity interest in the Company as of the Effective Time;

(ix) claims relating to performance or failure of performance of the Stockholder Representative of its duties under Section 10.16 or the Stockholder Representative Agreement, or to actions taken or omitted from being taken by Parent, its Affiliates, the Escrow Agent, Agent, or any other Person in accordance with or reliance upon any instruction, decision, or action of the Stockholder Representative; and

(x) Scheduled Indemnity Matters.

(b) Limitations. Notwithstanding the provisions of Section 9.2(a), the Company Holders shall not be required to indemnify any Parent Indemnified Party, and shall have no Liability:

(i) under Section 9.2(a)(i) and Section 9.2(a)(v) (other than the Tax Representations), unless the aggregate of all Losses for which the Company Holders would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to $625,000 (the “Basket”), and then only to the extent of any such excess;

(ii) under Section 9.2(a)(i) and Section 9.2(a)(v) (other than the Tax Representations), for any Loss resulting from any single claim or series of related or similar claims which does not exceed $50,000 (the “De Minimis Limitation”); provided, that if the value of all Losses excluded from indemnification pursuant to the De Minimis Limitation equals or exceeds $450,000, then this Section 9.2(b)(ii) shall thereafter cease to apply in respect of subsequent Losses; provided further, that all amounts excluded from indemnification pursuant to this Section 9.2(b)(ii) shall nonetheless be included in determining whether the Basket has been met;

(iii) under Section 9.2(a)(i) (other than the Tax Representations) in the aggregate in excess of an amount equal to $12,500,000 (the “Cap”); and

(iv) under Section 9.2(a) in the aggregate in excess of the aggregate Merger Consideration.

(c) Source of Recovery; Limitation of Liability.

(i) The sole recourse of a Parent Indemnified Party pursuant to Section 9.2(a)(i) (other than for claims of fraud, willful misrepresentation with the intent to deceive or willful breach of a covenant) is limited to the amount then on deposit in the Indemnity Escrow Fund and available for distribution therefrom. In the event that the Indemnity Escrow Fund is insufficient to pay any Parent Indemnified Party any amounts owed to such Parent Indemnified Party pursuant to Section 9.2(a)(i) (other than for claims of fraud, willful misrepresentation with the intent to deceive or willful breach of a covenant), the Parent Indemnified Parties shall not be entitled to collect any remaining amounts not satisfied from the Indemnity Escrow Fund from the Company Holders or any other Person, and none of the Company Holders, nor any other Person, shall have any Liability for any such deficiency.

(ii) The initial recourse of a Parent Indemnified Party pursuant to Section 9.2(a)(ii) through (a)(ix) shall be to the amount then on deposit in the Indemnity Escrow Fund and available for distribution therefrom. In the event that the Indemnity Escrow Fund is insufficient to pay a Parent Indemnified Party any amounts owed to such Parent Indemnified Party pursuant to Section 9.2(a)(ii) through (a)(ix), each Company Holder shall severally, and not jointly, up to such Company Holder’s Allocable Proceeds and subject to any applicable limitations of Article IX, indemnify and hold such Parent Indemnified Party harmless from and against the portion of such Loss not satisfied from the Indemnity Escrow Fund or through Parent’s exercise of its set-off rights.

(iii) The initial recourse of a Parent Indemnified Party pursuant to Section 9.2(a)(x) shall be as follows: (A) first to any amount forfeited from the

Stockholder Representative Expense Fund pursuant to Section 9.4(d)(vii) and (B) then to the amount then on deposit in the Indemnity Escrow Fund and available for distribution therefrom. In the event that the Indemnity Escrow Fund is insufficient to pay a Parent Indemnified Party any amounts owed to such Parent Indemnified Party pursuant to Section 9.2(a)(x), each Company Holder shall severally, and not jointly, up to such Company Holder’s Allocable Proceeds and subject to the applicable limitations of Article IX, indemnify and hold such Parent Indemnified Party harmless from and against the portion of such Loss not satisfied from the Indemnity Escrow Fund.

(iv) No Company Holder shall have any Liability pursuant to this Agreement in excess of such Company Holder’s Allocable Proceeds.

(d) Limitations. Nothing contained herein (including Section 9.1, Section 9.2(c), and Section 9.5(j)) shall limit or restrict (i) any Parent Indemnified Party’s right to recover any amounts in connection with any action or claim based upon fraud, willful misrepresentation with the intent to deceive, or willful breach of a covenant or (ii) the ability of Parent to exercise its set-off rights under, and limited by, Section 9.8.

Section 9.3. Indemnification of the Stockholder Indemnified Parties.

(a) General. If the Closing occurs, Parent hereby agrees to indemnify and hold the stockholders of the Company and their respective directors, officers, employees, Affiliates, equity holders, agents, attorneys, representatives, successors and assigns (the “Stockholder Indemnified Parties”) harmless from and against, and pay to the applicable Stockholder Indemnified Parties the amount of, any and all Losses, to the extent:

(i) arising from or related to the breach of any of the representations or warranties made by Parent or Merger Sub in this Agreement or in the closing certificate delivered pursuant to Section 7.3(c), other than the Fundamental Parent Representations;

(ii) arising from or related to the breach of any covenant or other agreement on the part of Parent or Merger Sub under this Agreement; and

(iii) arising from or related to any breach of a Fundamental Parent Representation.

(b) Limitations. Parent shall not be required to indemnify any Stockholder Indemnified Party, and shall not have any Liability: (i) under Section 9.3(a)(i) unless the aggregate of all Losses for which Parent would, but for this clause (i), be liable thereunder exceeds on a cumulative basis the amount of the Basket and, in such event, Parent shall only be required to pay such Losses to the extent that such Losses exceed the Basket; (ii) under Section 9.3(a)(i) for any Loss resulting from any single claim or series of related or similar claims which does not exceed the De Minimis Limitation; provided, that if the value of all Losses excluded from indemnification pursuant to the De Minimis Limitation equals or exceeds $450,000, then this Section 9.3(b)(ii) shall cease to apply thereafter in respect of subsequent Losses; provided further, that all amounts excluded from indemnification pursuant to this Section 9.3(b)(ii) shall nonetheless be included in determining whether the Basket has been met; and (iii) under Section 9.3(a)(i) in the aggregate in excess of an amount equal to the Cap; provided that the Cap limitation shall not apply to Losses related to any failure by Parent to make any payment of Merger Consideration that Parent is required to make or cause to be made hereunder. Nothing contained herein shall limit or restrict any Stockholder Indemnified Party’s right to recover any amounts in connection with any action or claim based upon fraud, willful misrepresentation with the intent to deceive or willful breach of a covenant.

Section 9.4. Indemnification Procedures.

(a) Claims (Other Than Third Party Claims). A claim for indemnification for any matter not involving a Third Party Claim may be asserted by prompt written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IX except to the extent that the indemnifying party can demonstrate actual prejudice to its defenses or counterclaims or otherwise, or increased or aggravated Loss as a result of such failure. A claim under this Article IX for any matter not involving a Third Party Claim may be made by notice to the Stockholder Representative.

(b) Procedures for Third-Party Claims. Except as set forth in Section 9.4(d), in the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 or Section 9.3 hereof (a “Third Party Claim”):

(i) The indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this Article IX to be forwarded to the indemnifying party. The failure of the indemnified party to give prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual prejudice to its defenses or counterclaims or otherwise, or increased or aggravated Loss as a result of such failure.

(ii) Subject to the provisions of this Section 9.4, the indemnifying party shall have the right, at its sole expense, and at any time upon written notice to the indemnified party to assume (with counsel reasonably satisfactory to the indemnified party) the defense of, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, and such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification under this Article IX. Notwithstanding the foregoing, the indemnifying party shall not be entitled (A) to assume the defense of any Third Party Claim if the Third Party Claim is or relates directly to any criminal Proceeding or (B) be entitled to maintain the defense of any Third Party Claim if the indemnifying party has failed or is failing to defend vigorously the Third Party Claim.

(iii) If the indemnifying party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.4(b), the indemnified party shall not have any right to settle or compromise such Third Party

Claim, and the indemnifying party shall obtain the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not expressly and unconditionally release the indemnified party from all Liability with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the indemnified party.

(iv) If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim; provided that the indemnified party shall not enter into any settlement of such Third Party Claim that would require payment to such third party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, delayed or conditioned). If the indemnified party defends any Third Party Claim for any reason permitted under this Section 9.4(b), then the indemnifying party shall promptly reimburse the indemnified party for the reasonable costs and expenses (including reasonable attorneys’ fees) of defending such Third Party Claim upon submission of periodic bills; provided, however, that any such reimbursement shall be made from the Indemnity Escrow Fund to the extent there are sufficient funds then on deposit in the Indemnity Escrow Fund and available for distribution therefrom.

(v) If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. If the indemnified party is entitled to participate in such defense with separate counsel at the expense of the indemnifying party as set forth in the preceding sentence, then the indemnifying party shall promptly reimburse the indemnified party for the reasonable costs and expenses (including reasonable attorneys’ fees) of such participation in the defense of such Third Party Claim upon submission of periodic bills; provided, however, that any such reimbursement shall be made from the Indemnity Escrow Fund to the extent there are sufficient funds then on deposit in the Indemnity Escrow Fund and available for distribution therefrom.

(vi) The parties hereto agree to provide reasonable access to the other parties hereto to such documents, information, personnel and witnesses as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) Payments.

(i) Within twenty (20) calendar days of receipt of a claim notice (the “Objection Period”) pursuant to Section 9.4(a), the indemnifying party may object (a “Claim Objection”) to any matter, including the basis and amount of such claims, set forth in such claim notice by delivering to the indemnified party written notice setting forth such objection in reasonable detail. If the indemnified party does not receive a Claim Objection within the Objection Period, then the indemnifying party shall be deemed to have acknowledged and agreed with the correctness of such claim notice for the full amount set forth therein and shall thereafter be precluded from disputing such amount. If the indemnifying party delivers a timely Claim Objection to the indemnified party, the indemnified party shall not be entitled to payment of such amount until a Final Determination has been made with respect to such claim pursuant to Section 9.4(c)(ii); provided, however, that this Section 9.4(c)(i) shall not limit Parent’s rights under (and subject to) Section 9.8 to set off amounts prior to the Final Determination of such claim.

(ii) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom (or final resolution of any such appeal), or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case whether with respect to a Third Party Claim hereunder or a dispute or claim hereunder that is not a Third Party Claim (any such occurrence, a “Final Determination”) , the indemnified party shall forward to the indemnifying party written notice of all Losses owing by the indemnifying party pursuant to this Agreement with respect to such matter. The indemnifying party shall pay all amounts due and owing to the indemnified party pursuant hereto by wire transfer of immediately available funds within five Business Days after the date of such notice (or final resolution of the amount then due and owing in the event of any dispute); provided that if the indemnifying party is a Company Holder, the amount owing hereunder shall, if required, be paid from the Indemnity Escrow Fund in accordance with and subject to the limitations of Section 9.2.

(d) Procedure for Scheduled Indemnity Matters. Without limiting the Parent Indemnified Parties’ rights to indemnification under Section 9.2(a)(x), all proceedings that constitute a Scheduled Indemnity Matter, whether currently ongoing (as disclosed on Schedule 6.14) or brought hereafter and arising from, or substantially related to, the facts, circumstances or allegations set forth on Schedule 6.14 (each, a “Special Indemnity Claim”) shall be conducted exclusively in the manner set forth in this Section 9.4(d), as follows:

(i) The Stockholder Representative shall, at its sole expense, continue to control the defense of any proceedings constituting a Scheduled Indemnity Matter and shall also be entitled to control the defense of, negotiate, settle or otherwise deal with any such Scheduled Indemnity Matter or any other Special Indemnity Claim.

(ii) All Losses arising in connection with any Scheduled Indemnity Matter or Special Indemnity Claim, including without limitation costs of investigation and defense, legal and accounting fees and expenses, expert fees and expenses, court fees, settlements, judgments, awards, indemnification payments and out-of-pocket expenses of the Stockholder Representative, shall be paid or reimbursed from the Stockholder Representative Expense Fund. The Stockholder Representative shall provide Parent with reasonable documentation evidencing the purpose of each withdrawal or disbursement from the Stockholder Representative Expense Fund that is in excess of $50,000. Parent, however, shall not be entitled to challenge, question, delay or prevent the payment of the requested expenses and reimbursements.

(iii) Parent shall promptly cause written notice of the assertion of any Special Indemnity Claim of which it has knowledge and which is covered by this Article IX to be forwarded to the Stockholder Representative (in any event within thirty (30) days after becoming aware thereof). The failure of Parent to give reasonably prompt notice of any Special Indemnity Claim shall not release, waive or otherwise affect the indemnification obligations of the Company Holders with respect thereto, except to the extent that the Company Holders can demonstrate actual prejudice to their defenses or counterclaims or otherwise, or increased or aggravated Loss as a result of such failure.

(iv) Subject to the provisions of this Section 9.4, the Stockholder Representative shall have the exclusive right and obligation, at its sole expense, to assume the defense of, negotiate, settle or otherwise deal with any Special Indemnity Claim which relates to any Losses indemnified against hereunder.

(v) Neither Parent nor the Surviving Corporation shall have any right to participate in the defense of a Special Indemnity Claim without the consent of the Stockholder Representative, nor shall either have the right to settle or compromise such Special Indemnity Claim.

(vi) The Stockholder Representative shall keep Parent reasonably apprised of developments regarding the Special Indemnity Claim.

(vii) The parties contemplate that all Losses arising out of Special Indemnity Claims shall be satisfied by the Stockholder Representative out of the Stockholder Representative Expense Fund. In the event that the Stockholder Representative fails or is unable to satisfy any of such Losses (“Unsatisfied Losses”) within thirty (30) days after any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom (or final resolution of any such appeal), or a settlement shall have been consummated, an amount equal to such Unsatisfied Losses in the Stockholder Representative Expense Fund shall be irrevocably forfeited by the Company Holders and the Stockholder Representative and shall become the property of Parent and Parent shall be entitled to indemnification (without duplication) pursuant to the indemnification procedures set forth in this Article IX.

Section 9.5. Tax Indemnity. The provisions of this Section 9.5 shall govern the allocation of responsibility between the Company Holders and Parent for certain Tax matters following the Closing Date.

(a) Tax Indemnification. If the Closing occurs, Parent, the Surviving Corporation and the Operating Company (the “Tax Indemnified Parties”) shall be entitled to be indemnified, initially from the Indemnity Escrow Fund, against any and all Losses (“Indemnified Tax Losses”) attributable to, arising from or related to (i) all Taxes (or the nonpayment thereof) of the Company and the Operating Company for all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Tax period that includes (but does not end on) the Closing Date (each such Tax period or portion thereof hereinafter is referred to as a “Pre-Closing Tax Period”), and (ii) any breach of, or inaccuracy in, the Tax Representations; provided, however, that in the case of clause (i) above, the Tax Indemnified Parties shall be entitled to indemnification only to the extent that the Indemnified Tax Losses exceed the amount, if any, reserved for such Taxes on the face of the Conclusive Statement and taken into account in determining Adjusted Net Working Capital. In the event that the Indemnity Escrow Fund is insufficient to pay a Parent Indemnified Party any amounts owed to such Parent Indemnified Party pursuant to this Section 9.5(a), each Company Holder shall, severally and not jointly, up to such Company Holder’s Allocable Proceeds and subject to any applicable limitations of this Article IX, indemnify and hold such Parent Indemnified Party harmless from and against the portion of such Loss not satisfied from the Indemnity Escrow Fund or through Parent’s exercise of its set-off rights.

(b) Straddle Period. In the case of any Tax period that includes (but does not end on) the Closing Date (such Tax period hereinafter is referred to as a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and the Operating Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing Date and the amount of other Taxes of the Company and the Operating Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Preparation of Tax Returns. The Stockholder Representative shall prepare or cause to be prepared and filed on a timely basis all Tax Returns for the Company and the Operating Company for (x) any completed Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing Date and (y) for any Straddle Period for which Tax Returns are required to be prepared and filed (all such Tax Returns referred to in clause (y) of this Section 9.5(c) being referred to herein as the “Straddle Period Returns”). The Stockholder Representative shall prepare or cause to be prepared, consistent with applicable Law, all amended Tax Returns of the Company and the Operating Company for all Tax Periods ending prior to the Closing Date. The Stockholder Representative shall provide to Parent for its review a draft of each Straddle Period Return and any new or amended Tax Return for any Tax Period ending before the Closing Date no later than fifteen (15) days prior to the due date for filing such Tax Return with the appropriate Tax Authorities and shall make such revisions as are reasonably requested by Parent. Parent will, and will cause the Surviving Corporation and the Operating Company to, join in the execution and filing of any Tax Returns prepared by the Stockholder Representative. The Stockholder Representative shall pay all Taxes due with respect to Tax Returns of the Company and the Operating Company relating to Tax

Periods ending on or prior to the Closing Date; provided, however, that Parent shall pay any such Taxes to the extent of the amount, if any, reserved for such Taxes on the face of the Conclusive Statement and taken into account in determining Adjusted Net Working Capital. Parent shall pay all Taxes due with respect to Straddle Period Returns; provided, however, that the Company Holders shall indemnify Parent for any amount owed by the Company Holders pursuant to Section 9.5(a).

(d) Parent Tax Actions. Except as may (or may reasonably be determined in good faith by Parent to) be required by applicable Tax Law, without the Stockholder Representative’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, Parent shall not, and shall not permit the Company, the Surviving Corporation or the Operating Company to, do any of the following: (i) file any amended Tax Return relating to a Pre-Closing Tax Period, (ii) agree to extend any statute of limitations with respect to any Pre-Closing Tax Period, (iii) make any election or (iv) take any other similar administrative action (including the filing of any administrative adjustment request for any Pre-Closing Tax Period) that, in each case, could affect the Company Holders’ Tax liabilities for any Pre-Closing Tax Period (including any indemnification obligation under Section 9.5(a) or any rights of the Company Holders to receive Pre-Closing Tax Refunds as provided in Section 9.5(e)).

(e) Tax Refunds. The amount of any refunds received by the Company or the Operating Company with respect to any taxable period ending on or prior to the Closing Date (any such amount, a “Pre-Closing Tax Refund”) shall be for the account of the Company Holders. The amount of any refunds of Taxes of the Surviving Corporation or the Operating Company with respect to any Taxable period beginning after the Closing Date shall be for the account of Parent, the Surviving Corporation or the Operating Company, as applicable. The amount of any refunds of Taxes of the Company, the Surviving Corporation or the Operating Company for any Straddle Period shall be apportioned between the Company Holders, on the one hand, and Parent, on the other hand, in the manner described in Section 9.5(b) (in each case to the extent of the applicable party’s interest in such refunds). The Stockholder Representative shall at its own cost and expense, control all Tax Proceedings solely involving refunds for Pre-Closing Tax Periods. For the avoidance of doubt, for purposes of this Section 9.5(e), Tax refunds shall not include debit balances in current Tax accounts to the extent they are reflected in the calculation of Adjusted Net Working Capital.

(f) Cooperation on Tax Matters. After the Closing Date, the parties hereto shall:

(i) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 9.5(c) and any audits of, or disputes with Governmental Entities regarding, any Taxes or Tax Returns of the Company, the Surviving Corporation or the Operating Company and take any actions reasonably requested by the other party in connection therewith;

(ii) make available to one another and to any Governmental Entity, as reasonably requested in connection with any Tax Return described in this section or any audit, litigation, or other Proceeding with respect to Taxes, all reasonably relevant information relating to any Taxes or Tax Returns of the Company, the Surviving Corporation or the Operating Company, and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder;

(iii) furnish one another with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any Pre-Closing Tax Period;

(iv) use their respective best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby);

(v) upon request, provide to the other party all information that the other party may be required to report pursuant to Sections 6043 or 6043A of the Code, or Treasury Regulations promulgated thereunder; and

(vi) retain all books and records with respect to Tax matters pertinent to the Company, the Surviving Corporation or the Operating Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and to give the other Person reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Person so requests, Parent or the Stockholder Representative, as the case may be, shall allow the other Person to take possession of such books and records.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent, it being understood and acknowledged that one-half of such Transfer Taxes (to the extent known in amount prior to the Effective Time and as agreed between the parties) are being paid through a deduction from the Initial Merger Consideration. Parent, the Company and the Stockholder Representative will reasonably cooperate, and will cause their respective Affiliates, officers, employees, agents, auditors and other Representatives reasonably to cooperate, in preparing and filing all required returns in connection with such Transfer Taxes.

(h) Survival. The Tax Indemnified Parties’ right to commence any claim for indemnification for Taxes under Section 9.5(a) shall survive Closing and continue until the relevant Governmental Entities are no longer entitled to assess or reassess any of the Company or the Operating Company in respect of the Taxes in question.

(i) Tax Proceedings. If any Tax Proceeding is initiated by any Governmental Entity that could result in a claim for Indemnified Tax Losses under Section 9.5(a), the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) ten (10) calendar days after receipt of notice from the Governmental Entity of such claim or (ii) fifteen (15) calendar days prior to the date required for the filing of any response to or protest of such claim, notify the Stockholder Representative in writing of such fact. Failure to timely provide such notice shall not affect the right of the Tax Indemnified Party’s indemnification hereunder, except to the extent the Stockholder Representative and the Company Holders are prejudiced by such delay or omission. The Stockholder Representative shall, at its own cost and expense, control all decisions with respect to any Tax Proceeding solely involving Indemnified Tax Losses and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding solely involving an Indemnified Tax Claim as the Stockholder Representative shall reasonably request in writing from time to time, including the selection of counsel and experts. Notwithstanding anything else contained in this Section 9.5(i), the Stockholder Representative shall not settle or compromise any Tax Proceedings without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise will adversely affect Parent or any of its Affiliates in any Post-Closing Tax Period.

(j) Source of Recovery. The initial recourse of a Tax Indemnified Party pursuant to this Section 9.5 shall be to the Stockholder Representative Expense Fund pursuant to Section 9.8(c), then to the amount then on deposit in the Indemnity Escrow Fund and available for distribution therefrom. In the event that the Indemnity Escrow Fund is insufficient to pay a Tax Indemnified Party any amounts owed to such Tax Indemnified Party pursuant to this Section 9.5, each Company Holder shall, severally and not jointly, up to such Company Holder’s Allocable Proceeds and subject to the applicable limitations of this Article IX, indemnify and hold such Parent Indemnified Party harmless from and against the portion of such Loss not satisfied from the Indemnity Escrow Fund. Parent also will be entitled to exercise its set-off rights specified in Section 9.8.

Section 9.6. Other.

(a) Knowledge. The right to indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations set forth herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(b) Disregard Materiality. For purposes of determining the failure of any representations or warranties to be true and correct, and calculating Losses hereunder, any materiality or material adverse effect qualifications in the representations and warranties shall be disregarded (but not, for clarification, any dollar thresholds and not for purposes of any of the representations to the extent requiring a listing of material matters).

(c) Adjustments. The amount of any Loss for which indemnification is provided under this Article IX shall be net of (i) any amounts actually recovered by the indemnified party pursuant to any indemnification by or indemnification agreement with any third party and (ii) any insurance proceeds actually received as an offset against such Loss, in each case, after deducting any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. If the amount to be netted hereunder from any payment required under this Article IX is determined after payment by the indemnifying party of any amount otherwise required to be paid to an indemnified party pursuant to this Article IX, the indemnified party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment. The indemnifying party may require, as a condition to the provision of indemnification hereunder, that the indemnified party execute an undertaking consistent with its obligations set forth in this Section 9.6(c). The indemnification provided for in this Article IX is not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance that would be available in the absence of such indemnification.

(d) Tax Treatment. Any payments under this Article IX (including the payment to the Company Holders of any Pre-Closing Tax Benefits) shall be treated for Tax purposes (whether foreign or domestic) as a purchase price adjustment, to the extent permitted by applicable Law.

(e) Insurance. Each indemnified party shall consider in good faith the potential availability of insurance coverage under then-current policies (but without any obligation to seek to recover any such insurance proceeds) in connection with making a claim under this Article IX. No indemnifying party shall be entitled to be subrogated to any rights of an indemnified party, except that if and to the extent an indemnifying party indemnifies an indemnified party for Losses pursuant to this Article IX, such indemnifying party shall be subrogated to any rights such indemnified party may have against any insurer with respect thereto (and, upon the reasonable request of the indemnifying party, the indemnified party shall take appropriate actions necessary to transfer and assign any such rights to the indemnifying party). The indemnification provided for this Article IX is not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance that would be available in the absence of such indemnification.

(f) Sole and Exclusive Remedy. Subject to Section 10.10, each party acknowledges and agrees that the remedies provided for in this Article IX shall be the sole and exclusive right and remedy exercisable by such party with respect to the subject matter of this Agreement (other than claims for injunctive relief, specific performance or other equitable relief); provided, however, that nothing herein shall (i) limit any party’s remedies with respect to claims arising from or related to fraud or willful misrepresentation with the intent to deceive or willful breach of a covenant or (ii) prevent or restrict any Person who is a party to any other Transaction Document from obtaining monetary damages or any other legal or equitable relief in connection with the breach of such agreement.

(g) Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY NOR ANY STOCKHOLDER OF THE COMPANY OR STOCKHOLDER REPRESENTATIVE, NOR ANY CURRENT OR FORMER STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AFFILIATE OR ADVISOR OF ANY OF THE FOREGOING SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL,

INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OTHER THAN FORESEEABLE CONSEQUENTIAL DAMAGES, RELATING TO THE BREACH OR ALLEGED BREACH OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE, EXCEPT IN EACH CASE TO THE EXTENT INCLUDED IN A THIRD PARTY CLAIM OR ARISING FROM A CLAIM BASED UPON FRAUD, WILLFUL MISREPRESENTATION WITH THE INTENT TO DECEIVE OR A WILLFUL BREACH OF A COVENANT IN THIS AGREEMENT.

Section 9.7. Escrow. Subject to the Escrow Agreement, promptly following the eighteen-month anniversary of the Closing Date, the Escrow Agent shall release the Indemnity Escrow Fund as directed by the Stockholder Representative (who may direct that the Indemnity Escrow Fund be distributed to the Stockholder Representative Expense Fund), except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under Section 9.2 (other than Section 9.2(a)(x)) and Section 9.5(a) asserted prior to the expiration of the applicable survival period but not yet resolved. The Indemnity Escrow Funds retained for unresolved claims shall be released by the Escrow Agent (to the extent not utilized to pay Parent for any such claims resolved in favor of Parent) upon their resolution in accordance with this Article IX and the terms of the Escrow Agreement.

Section 9.8. Right of Set-off. In addition to and without limiting any other right of any Parent Indemnified Party set forth in this Agreement, and notwithstanding anything herein to the contrary:

(a) Exhaustion of the Indemnity Escrow Fund. After such time as there is no amount on deposit and available for distribution under the Indemnity Escrow Fund, Parent may set off against amounts that would otherwise be payable by Parent hereunder, including the Contingent Payments, (i) any amount for which Parent (or any Parent Indemnified Party) would otherwise be entitled under this Article IX to seek reimbursement directly from the Company Holders or (ii) any amount for which any Parent Indemnified Party would have been able to obtain indemnification under Section 9.2(a)(i) had the Indemnity Escrow Fund not been reduced by claims arising other than pursuant to such Section (including claims under Section 2.10(d), Section 9.2(a)(ii) through (x), and Section 9.5). As a condition to exercising such set-off rights, Parent must first provide the Stockholder Representative with written notice describing the basis of seeking such set-off right, including a good faith estimate of the amount sought to be set-off (the “Set-Off Amount”). Thereafter, Parent must promptly (i) deposit the Set-Off Amount into the Indemnity Escrow Fund and (ii) disburse to the Stockholder Representative for further distribution to the Company Holders in accordance with this Agreement any remaining amounts then required to be disbursed by Parent hereunder. All determinations regarding Parent’s entitlement to any Set-Off Amount shall be made in accordance with the provisions of this Article IX in the same manner as Parent’s entitlement to amounts on deposit and available for distribution under the Indemnity Escrow Fund. In the event that the Indemnity Escrow Fund has been disbursed in full, Parent and the Stockholder Representative shall establish a substitute escrow fund with the same Escrow Agent, utilizing substantially the same Escrow Agreement and following the same procedures for adjudicating issues arising in connection with such escrow fund as the procedures set forth under this Article IX.

(b) Scheduled Indemnity Matters: Fraud. Parent may set off against amounts that would otherwise be payable by Parent hereunder, including the Contingent Payments, (i) any amounts to which Parent (or any Parent Indemnified Party) is entitled to indemnification under Section 9.2(a)(x) or (ii) any amount in connection with any action or claim based upon fraud, willful misrepresentation with the intent to deceive or willful breach of a covenant of this Agreement, in each case without regard to the amount then on deposit in and available for distribution from the Indemnity Escrow Fund.

(c) Payment of Tax Refunds. Upon receipt by Parent or the Surviving Corporation of any Pre-Closing Tax Refund or the Pre-Closing portion of any refund for a Straddle Period, (collectively, the “Tax Refunds”), Parent or the Surviving Corporation shall promptly, but in no event more than ten (10) Business Days, remit all of such amounts to the Stockholder Representative for deposit into the Stockholder Representative Expense Fund. The amounts remitted pursuant to the preceding sentence to the Stockholder Representative Expense Fund shall be available, together with all amounts in such fund, for administering any Tax audits, reviews or similar Proceedings (each, an “Audit”) and settling any Tax liabilities or related Losses arising therefrom. In the event that within nine (9) months after receipt of any Tax Refund (the “Notice Period”), no notice of any Audit has been issued by the Internal Revenue Service to the Stockholder Representative, Parent or the Surviving Corporation which could give rise to any indemnification rights of the Parent Indemnified Parties under this Agreement (the “Audit Notice”) and no Audit noticed or commenced prior to the receipt of such Tax Refund remains pending, then the Stockholder Representative shall be permitted to distribute the full amount of such Tax Refund to the Company Holders; provided, however, that no such distribution shall limit any indemnification rights of the Parent Indemnified Parties under this Agreement. In the event that an Audit of the Company or the Surviving Corporation related to any Pre-Closing Period or the Straddle Period occurs or is continuing within the Notice Period, then upon the later of (i) full and final conclusion of all such Audits, and (ii) the end of the Notice Period, the Stockholder Representative shall be permitted to distribute the entire balance of any Tax Refund remaining in the Stockholder Representative Expense Fund to the Company Holders; provided, however, that if the Internal Revenue Service narrows the scope of any such Audit to apply only to particular matters, then Parent and the Stockholder Representative shall in good faith determine a portion of the Tax Refunds, if any, that the Stockholder Representative shall be permitted to distribute to the Company Holders.

(d) Set-Off Procedures. Parent shall exercise its rights to set-off under this Section 9.8 upon notice to the Stockholder Representative specifying in reasonable detail the basis therefor, as specified in Section 9.8(a) above. The exercise of such right of set-off by Parent in good faith, in accordance with the procedures set forth in Section 9.8(a), whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Parent may exercise its rights to set-off under this Section 9.8 in respect of known claims for which the amount of Losses are not yet liquidated subject to the procedures set forth in this Section 9.8. Neither the exercise of nor the failure to exercise any such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE X

General Provisions

Section 10.1. No Additional Representations. Parent acknowledges that (i) none of the Company, the Operating Company or any other Person has made any representation or warranty, expressed or implied, as to the Company, the Operating Company or the accuracy or completeness of any information regarding the Company or the Operating Company furnished or made available to Parent and its Representatives, except as expressly set forth in this Agreement; (ii) Parent has not relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement; and (iii) none of the Company, the Operating Company or any other Person shall have or be subject to any Liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any information, documents or material made available to Parent in any “data rooms”, management presentations or in any other form in anticipation of the transactions contemplated hereby (provided, however, that clause (iii) shall not limit any Person’s obligations with respect to the representations and warranties contained herein).

Section 10.2. Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that each of Parent and the Company shall bear fifty percent (50%) of any filing or other fees in connection with the Notification and Report Form under the HSR Act and any foreign anti-competition or antitrust filing(s); it being understood and acknowledged that the Company’s share of HSR filing fees are being paid through a deduction from the Initial Merger Consideration; provided, further, that if any party terminates this Agreement pursuant to Article VIII, the Company shall promptly (and no more than five (5) Business days following such termination) pay in cash, without interest, its share of HSR filing fees to Parent.

Section 10.3. Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of each of the other parties; provided, that Parent may assign its rights and obligations (a) to an Affiliate, (b) as collateral security to any Person providing financing to Parent or any of its Affiliates or (c) in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation or any of their respective Subsidiaries. No such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 10.4. No Third-Party Beneficiaries; No Recourse to Lenders. Except as provided in Section 6.12 and the next sentence, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto, such assigns and the Indemnified Parties, any legal or equitable rights hereunder. The Lender, its Affiliates, and/or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby (each such Person, a “Debt Financing Source”) are intended third-party beneficiaries of Section 10.4, Section 10.9(b), Section 10.9(c), and Section 10.15. Except for the rights of Parent under the Commitment Letter between Parent and Chiesi Farmaceutici S.p.A. (“Lender”) dated as of the date hereof (the “Commitment Letter”), (a) none of the parties hereto nor any of their respective Affiliates (solely in their respective capacities as parties to this Agreement) shall have any rights or claims against Lender or any of its Affiliates or any Debt Financing Sources (solely in their respective capacities as lenders or arrangers in connection with the proposed financing described in the Commitment Letter (the “Debt Financing”)), and (b) the Lender and its Affiliates and any Debt Financing Sources (solely in their respective capacities as lenders or arrangers) shall not have any rights or claims against any party hereto or any Affiliate thereof, in connection with this Agreement or (other than Parent) the Debt Financing, whether (in the case of both clauses (a) and (b)) at law or equity, in contract, in tort or otherwise.

Section 10.5. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic transmission (including by e-mail) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

if to Parent,

Cornerstone Therapeutics Inc.

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

Facsimile: (888) 669-9723

Attention: Andrew K. W. Powell

with an additional copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Facsimile: (919) 821-6800

E-mail: dclement@smithlaw.com

Attention: David B. Clement

and if to the Company or to the Operating Company,

EKR Holdings, Inc./EKR Therapeutics, Inc.

1545 US Highway 206

Bedminster, NJ 07921

Attention: Mr. William McKee

with an additional copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue, 26th Floor

Boston, Massachusetts 02199

Facsimile: (617) 342-4001

E-mail: ggarai@foley.com

Attention: Gabor Garai and Susan E. Pravda

and if to the Stockholder Representative,

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attn: Managing Director

E-mail: deals@shareholderrep.com

Phone: (415) 367-9400

with an additional copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue, 26th Floor

Boston, Massachusetts 02199

Facsimile: (617) 342-4001

E-mail: ggarai@foley.com

Attention: Gabor Garai and Susan E. Pravda

Section 10.6. Interpretation; Certain Definitions. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. All terms defined in this Agreement shall have the defined meanings when used in any certificates or other documents made or delivered pursuant hereto unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 10.7. Schedules and Exhibits. All exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement. References to Schedules 4.x refer to the Schedules contained in the Company Disclosure Schedule, and references to all other Schedules refer to the Schedules that are attached hereto and incorporated by reference herein, unless otherwise indicated. With respect to the Company Disclosure Schedules, the disclosures made on any Schedule with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty only to the extent that it is readily apparent from such disclosure that such disclosure is applicable to such representation or warranty. The inclusion of any matter on any Schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or could have a Company Material Adverse Effect or constitutes a material Liability. In addition, matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated.

Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.9. Jurisdiction; Waiver of Jury Trial.

(a) Each party to this Agreement hereby (a) agrees that any Proceeding brought in connection with or relating to this Agreement or any matters or transactions contemplated hereby shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is unavailable in that court, then such Proceeding shall be brought, heard and determined exclusively in any court of competent jurisdiction located in the State of Delaware, whether a state or federal court), (b) agrees not to bring any Proceeding arising out of or relating to this

Agreement or any matters or transactions contemplated by this Agreement in any other court, (c) consents and irrevocably submits itself to personal jurisdiction in connection with any such Proceeding in any such court described in clause (a) of this Section 10.9, as well as to the jurisdiction of all courts to which an appeal may be taken from such court, and to service of process upon it in accordance with the rules and statutes governing service of process, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (e) expressly waives to the fullest extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum, (f) agrees, to the fullest extent permitted by Law, as a method of service to service of process in such Proceeding by mailing of copies thereof to such party at its address set forth in Section 10.5, (g) agrees, to the fullest extent permitted by Law, that any service made as provided herein shall be effective and binding service in every respect and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable Law. Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any Proceeding, including an appeal thereof.

(b) Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any Proceeding (whether at law, in equity, in contract, in tort or otherwise) against the Lender or any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 10.9(b) shall be enforceable by the Lender, each Debt Financing Source, their respective Affiliates and their respective successors and permitted assigns.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy they may have at law or in equity.

Section 10.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles of such State.

Section 10.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed and delivered by facsimile or electronic transmission.

Section 10.13. Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the payment and performance thereof by Parent.

Section 10.14. Obligation of the Company. Whenever this Agreement requires the Company to take any action, or to refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause the Operating Company to take such action, or to refrain from taking any action, and a guarantee of the payment and performance thereof by the Company. The Operating Company agrees to cooperate with the Company in taking such actions required by this Agreement, and to refrain from taking any action that is prohibited by this Agreement.

Section 10.15. Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; provided, however, that Section 10.4, Section 10.9(b), Section 10.9(c), or Section 10.15 of this Agreement may not be amended in any manner that materially and adversely affects the rights of the Lender or any of its Affiliates or any Debt Financing Source unless the Lender consents to such amendment.

Section 10.16. Stockholder Representative.

(a) Authority. By the approval of this Agreement pursuant to Delaware Law (or otherwise), the Company Holders hereby irrevocably appoint Shareholder Representative Services LLC as the representative, agent, proxy, and attorney in fact of and for all Company Holders for all purposes under this Agreement (the “Stockholder Representative”), including without limitation the full power and authority on the Company Holders’ behalf to take the actions set forth herein and in the Stockholder Representative Agreement (all of which actions shall be deemed to be facts ascertainable outside of this Agreement and shall be binding on the Company Holders as a matter of contract law), including, without limitation:

(i) to take any and all actions involving or relating to any and all Scheduled Indemnity Matters and other Special Indemnity Claims,

(ii) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith,

(iii) to negotiate disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith,

(iv) to prepare all Tax Returns, seek, negotiate, settle and disburse the proceeds of any Pre-Closing Tax Refunds, to administer and settle all tax audits and to otherwise deal with all Tax matters as specified by this Agreement,

(v) to receive and disburse to the Company Holders any funds received on behalf of the Company Holders under this Agreement or otherwise (it being acknowledged by the Company that any payments by Parent or the Surviving Corporation to or as directed by the Stockholder Representative shall constitute payment by Parent or the Surviving Corporation to each Company Holder, and Parent and the Surviving Corporation shall have no further liability with respect thereto),

(vi) to withhold any amounts received on behalf of the Company Holders pursuant to this Agreement or otherwise to satisfy any and all Liabilities incurred by the Company Holders or the Stockholder Representative in the performance of their duties hereunder,

(vii) to negotiate and resolve the liability under the Company’s Material Contracts specified in Schedule 6.14,

(viii) to exercise or not exercise, in the Stockholder Representative’s sole discretion, the RV Option, and if exercised, to take any and all steps to commercialize RV, sell all rights to RV to a Third Party, and to do whatever the Stockholder Representative, in its sole discretion, deems appropriate in connection with the RV Option,

(ix) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Company Holders); and

(x) to take any and all other actions whatsoever to be taken by or on behalf of the Company Holders in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith.

(b) Irrevocable Grant. The Company Holders, by approving this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative, and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Holder. All decisions and actions by the Stockholder Representative shall be binding upon all Company Holders, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same. Parent may conclusively rely, without independent verification or investigation, upon any such decision or action of the Stockholder Representative as being the binding decision or action of every Company Holder, and Parent shall not be liable to any Company Holder or any other Persons for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any such decision or action of the Stockholder Representative. The Stockholder Representative shall have no duties or obligations to the Company Holders hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement. The power of attorney granted by each Company Holder to the Stockholder Representative pursuant to this Section 10.16 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Holder.

(c) Reliance. Any party may rely upon any decision, consent or instruction of the Stockholder Representative on behalf of itself or, prior to the Effective Time, the Company in connection with this Agreement and is relieved from any liability to any person for any act performed in accordance with such decision, consent or instruction. Any party may rely, without inquiry, upon any written notice from the Stockholder Representative or any successor Stockholder Representative, and may deal with the successors with respect to any matter arising under this Agreement.

(d) Indemnity. By the approval of this Agreement pursuant to Delaware Law (or otherwise), each Company Holder hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Stockholder Representative and each member of the Stockholder Representative Advisory Committee (the “Committee”) and their respective partners, managers, officers, agents and other representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any Proceeding to which the Stockholder Representative or such other Person is made a party by reason of the fact that it is or was acting as the Stockholder Representative or member of the Committee pursuant to the terms of this Agreement.

(e) No Liability. Neither the Stockholder Representative, nor any member of the Committee, nor any of their respective members, managers, officers, agents or other representatives shall incur any Liability to any Company Holder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting fraud, willful misrepresentation with the intent to deceive or a willful breach of any covenant of this Agreement or the Stockholder Representative Agreement. The Stockholder Representative and members of the Committee and their respective members, managers, officers, agents and other representatives shall have no Liability in respect of any Proceeding brought against such Persons by any Company Holder, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.

(f) Expense Fund. By approval of this Agreement pursuant to Delaware law (or otherwise), the Company Holders agree to the establishment of the Stockholder Representative Expense Fund, and further agree that the Stockholder Representative shall have the right, in its sole discretion, to withdraw from the Stockholder Representative Expense Fund any and all amounts necessary or desirable for purposes of discharging its duties and the duties of the Committee under any provision of this Agreement and paying or reimbursing its costs and expenses in discharging those duties (the “Charges”); provided, however, that until the Final Determination of all Scheduled Indemnity Matters and Special Indemnity Claims, the Stockholder Representative may not make any distributions to the Company Holders without the consent of Parent (which will not be unreasonably withheld). Such Charges include, without limitation, any and all legal, accounting, consulting, expert and other professional fees and expenses incurred in filing tax returns, obtaining and distributing Tax Refunds, investigating and resolving, whether by litigation, arbitration, mediation, settlement or otherwise, any and all claims, including without limitation Scheduled Indemnity Matters and other Special Indemnity Claims, Third Party Claims and claims by Parent and its Affiliates under this Agreement, any Charges relating to the review of the Post-closing Statement and the Adjustment Statement, the determination of Contingent Payments and the collection and distribution of any and all funds to the Company Holders pursuant to the provisions of this Agreement. In the event such amounts are insufficient to satisfy the Charges, then each Company Holder will be obligated to pay of such deficit on a several, and not joint, basis. After the completion of all responsibility of the Stockholder Representative, all remaining amounts in the Stockholder Representative Expense Fund shall (subject to Section 9.4(d)(vii)) be disbursed to the Agent for distribution to the Company Holders as additional Merger Consideration.

(g) Removal. Following the Closing Date, a majority-in-interest of the Company Holders may, by written consent, remove the Stockholder Representative or any member of the Committee and appoint a new representative as his or her replacement. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Company Holders of a majority-in-interest of those Company Holders must be delivered to Parent not less than ten (10) calendar days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(h) Stockholder Representative Advisory Committee. The Company Holders hereby appoint F. Michael Zachara, Zev Scherl and Steven St. Peter as members of the Committee. The responsibility of the Committee shall be to provide advice to the Stockholder Representative, but shall not be responsible for any decision made by the Stockholder Representative based upon such advice. In the event that a member of the Stockholder Representative Advisory Committee or the Stockholder Representative becomes unable or unwilling to continue in its capacity as Stockholder Representative, or if a member of the Stockholder Representative Advisory Committee or the Stockholder Representative resigns, a majority-in-interest of the Company Holders may by written consent appoint a new representative as his or her replacement, who shall have all of the rights, powers and duties hereunder. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Company Holders must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent, as the case may be.

(i) Stockholder Representative Agreement. By the approval of this Agreement, the Company Holders hereby agree to, and hereby join as parties to, the Stockholder Representative Agreement attached hereto as Exhibit D, the provisions of which are hereby incorporated in their entirety by reference as if fully set forth herein. Where this Agreement and the Stockholder Representative Agreement are inconsistent, the terms of the Stockholder Representative Agreement shall govern.

Section 10.17. Conflicts and Privilege. Parent, on behalf of itself, the Surviving Company and the Operating Company and its respective Affiliates (together, a “Parent Party”), agrees that, notwithstanding any current or prior representation of the Company by Foley & Lardner LLP (“Foley”), Foley shall be allowed to represent the Stockholder Representative and its Affiliates in any matters and disputes adverse to the Parent Party that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby. Parent, on behalf of itself and each Parent Party, hereby (a) waives any claim that any Parent Party has or may have that Foley has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, if a dispute arises after the Closing between a Parent Party and the Stockholder Representative or any of its Affiliates, then Foley may represent the Stockholder Representative or any of its Affiliates in such dispute, even though the interests of the Stockholder Representative or any of its Affiliates may be directly adverse to the Parent Party and even though Foley may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Parent Party. Parent, on behalf of itself and each Parent Party, also agrees that, as to all communications between or among Foley and a Company Holder, the Stockholder Representative, the Company, and/or any of its respective Affiliates that relate in any way to the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Company Holders and the Stockholder Representative, may not be controlled by any Parent Party and shall not pass to or be claimed by the Parent Party or the Company. Notwithstanding the foregoing, if a dispute arises between a Parent Party and a third party other than the Stockholder Representative or an Affiliate of the Stockholder Representative after the Closing, then the Parent Party (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Foley; provided, however, that the Parent Party may not waive such privilege without the prior written consent of the Stockholder Representative.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first written above.

EKR HOLDINGS, INC.

By	/s/ John E. Bailye
Name: John E. Bailye
Title: Chief Executive Officer

EKR THERAPEUTICS, INC.

By	/s/ John E. Bailye
Name: John E. Bailye
Title: Chief Executive Officer

CORNERSTONE THERAPEUTICS INC.

By	/s/ Craig A. Collard
Name: Craig A. Collard
Title: Chief Executive Officer

STONE ACQUISITION SUB, INC.

By	/s/ Craig A. Collard
Name: Craig A. Collard
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Bylaws of Surviving Corporation

EXHIBIT A

STONE ACQUISITION SUB, INC.

BYLAWS

ARTICLE I

OFFICES

1. Principal Office. The principal office of the Corporation shall be located at such place as may be determined from time to time by the Board of Directors.

2. Registered Office. The registered office of the Corporation required by law to be maintained in the State of Delaware may be, but need not be, identical with the principal office.

3. Other Offices. The Corporation may have offices at such other places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or as the affairs of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

1. Place of Meetings. All meetings of stockholders shall be held at the principal office of the Corporation or at such other place, either within or without the State of Delaware, as shall be designated in the notice of the meeting or agreed upon by the Board of Directors, the President or the Chief Executive Officer. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided by law.

2. Annual Meeting. Unless directors are elected by written consent in lieu of an annual meeting, the annual meeting of the stockholders shall be held on a date during the month of April and at a time (except a Saturday, Sunday or a legal holiday) determined by the Board of Directors, for the purpose of electing Directors of the Corporation and for the transaction of such other business as may be properly brought before the meeting.

3. Substitute Annual Meeting. If the annual meeting shall not be held in accordance with the provisions of Section 2 of this Article II a substitute annual meeting may be called in accordance with the provisions of Section 4 of this Article II. A meeting so called shall be designated and treated for all purposes as the annual meeting. The shares represented at such substitute annual meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting.

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4. Special Meetings. Special meetings of the stockholders may be called at any time by the Board of Directors, chairperson of the Board of Directors, the Chief Executive Officer or President of the Corporation or one or more stockholders holding not less than 10% of the shares entitled to be cast at such a meeting, but such special meetings may not be called by any other person or persons.

5. Notice of Meetings.

(a) Written or printed notice stating the time and place, if any, of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting shall be delivered not less than ten (10) nor more than sixty (60) days before the date thereof, by or at the direction of the Board of Directors, President, Secretary or other person calling the meeting, to each stockholder of record entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the Delaware General Corporation Law) by the stockholder to whom the notice is given. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the Delaware General Corporation Law. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the stockholder at such stockholder’s address as it appears on the record of stockholders of the Corporation, with postage thereon prepaid.

(b) In the case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted thereat unless it is a matter, other than election of Directors, on which the vote of the stockholders is expressly required by the provisions of the Delaware General Corporation Law. In the case of a special meeting, the notice of meeting shall specifically state the purpose or purposes for which the meeting is called.

(c) When a meeting is adjourned for thirty (30) days or more, or when a new record date is fixed after the adjournment for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting. When a meeting is adjourned for less than thirty (30) days in any one adjournment and a new record date is not fixed, it is not necessary to give any notice of the time and place (if any, or the means of remote communication, if any) of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which the adjournment is taken.

6. Voting Lists. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

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If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders and of the number of shares held by each such stockholder.

7. Quorum.

(a) Unless otherwise provided by law, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or these Bylaws, the holders of a majority of the shares of capital stock of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. When a quorum is present at the original meeting, any business which might have been transacted at the original meeting may be transacted at an adjourned meeting, even when a quorum is not present. In the absence of a quorum at the opening of any meeting of stockholders, such meeting may be adjourned from time to time by any officer entitled to preside at or act as secretary of such meeting or by the vote of a majority of the shares voting on the motion to adjourn, but no other business may be transacted until and unless a quorum is present. If later a quorum is present at an adjourned meeting, then any business may be transacted which might have been transacted at the original meeting.

(b) The stockholders at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of sufficient stockholders to leave less than a quorum.

8. Voting of Shares.

(a) Unless otherwise provided by law or in the Certificate of Incorporation, each stockholder shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder on each matter submitted to a vote at a meeting of stockholders.

(b) Except in the election of Directors, when a quorum is present at any meeting, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders on that matter, unless a vote by a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

(c) Voting on all matters except the election of Directors shall be by voice vote or by a show of hands.

(d) Shares of its own stock owned by the Corporation, directly or indirectly, through a subsidiary or otherwise, shall not be voted and shall not be counted in determining the total number of shares entitled to vote; except that shares held in a fiduciary capacity may be voted and shall be counted to the extent provided by law.

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9. Proxies. Shares may be voted either in person or by one or more agents authorized by a written proxy executed by the stockholder or by such stockholder’s duly authorized attorney-in-fact. A proxy is not valid after the expiration of three years from the date of its execution, unless the person executing it specifies therein the length of time for which it is to continue in force, or limits its use to a particular meeting. Proxies may be provided in any form or manner permitted by applicable law.

10. Conduct of Meetings.

(a) Chairman of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer (if one has been duly elected), or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designed by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) Rules and Procedures. The Board of Directors may adopt by resolution such rule, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulation or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restriction on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

11. Informal Action by Stockholders.

(a) Any action which is required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a

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consent in writing, setting forth the action so taken, shall be signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such signed and dated consent must be delivered to the Corporation, whether done before or after the action so taken, but in no event later than sixty (60) days after the earliest dated consent delivered in accordance with Section 228 of the Delaware General Corporation Law. When corporate action is taken without a meeting by less than unanimous written consent, prompt notice shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(b) Except as otherwise provided by the Certificate of Incorporation, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(c) Electronic Transmission of Consents. A telegram, cablegram, or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

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ARTICLE III

DIRECTORS

1. General Powers. The business and affairs of the Corporation shall be managed by the Board of Directors or by such committees as the Board of Directors may establish pursuant to these Bylaws.

2. Number, Term and Qualification. Except as otherwise provided in the Certificate of Incorporation, the number of Directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the stockholders or the Board of Directors, but in no event shall be less than one (1). Each Director shall hold office until such Director’s death, resignation, retirement, removal, disqualification, or such Director’s successor is elected and qualifies. Directors need not be residents of the State of Delaware or stockholders of the Corporation.

3. Election of Directors. Except as provided in Section 5 of this Article III and unless directors are elected by written consent in lieu of an annual meeting, the Directors shall be elected at the annual meeting of stockholders. Those persons who receive the highest number of votes shall be deemed to have been elected. Unless otherwise provided in the Certificate of Incorporation, election of Directors shall be by written ballot. Any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.

4. Removal; Resignation. Directors may be removed from office with or without cause by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of Directors. If a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove him. If any Directors are so removed, new Directors may be elected at the same meeting. Any Director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later time or upon the happening of some later event.

5. Vacancies. A vacancy occurring in the Board of Directors, including, without limitation, a vacancy created by an increase in the authorized number of Directors or resulting from the stockholders’ failure to elect the full authorized number of Directors, may be filled by a vote of a majority of the Directors then in office or, if the Directors remaining in office constitute less than a quorum of the Directors, by the affirmative vote of a majority of all remaining Directors or by the sole remaining Director. If the vacant office was held by a Director elected by a voting group, only the remaining Director or Directors elected by that voting group or the holders of shares of that voting group are entitled to fill the vacancy. A Director elected to fill a vacancy shall be elected for the unexpired term of such Director’s predecessor in office. The stockholders may elect a Director at any time to fill any vacancy not filled by the Directors.

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6. Compensation. The Board of Directors may provide for the compensation of Directors for their services as such and may provide for the payment of any and all expenses incurred by the Directors in connection with such services.

7. Committees.

(a) The Board of Directors, by resolution adopted by a majority of the Directors then in office, may designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) adopting, amending or repealing any bylaw of the Corporation or (b) approving or adopting, or recommending to the stockholders any action or matter expressly required by law to be submitted to stockholders for approval. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and make such reports to the Board of Directors as the Board of Directors may request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the conduct of its business by the Board of Directors.

(b) Any resolutions adopted or other action taken by any such committee within the scope of the authority delegated to it by the Board of Directors shall be deemed for all purposes to be adopted or taken by the Board of Directors. The designation of any committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility or liability imposed upon it or him by law.

(c) If a committee member is absent or disqualified, the qualified members present at a meeting, even if not a quorum, may unanimously appoint another Board of Directors member to act in the absent or disqualified member’s place.

(d) Regular meetings of any such committee may be held without notice at such time and place as such committee may fix from time to time by resolution. Special meetings of any such committee may be called by any member thereof upon not less than two day’s notice stating the place, date and hour of such meeting, which notice may be given by any usual means of communication. Any member of a committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a committee meeting need not state the business proposed to be transacted at the meeting.

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(e) A majority of the members of any such committee shall constitute a quorum for the transaction of business at any meeting thereof, and actions of such committee must be authorized by the affirmative vote of a majority of the members of such committee.

(f) Any member of any such committee may be removed at any time with or without cause by resolution adopted by a majority of the Board of Directors.

(g) Any such committee shall elect a presiding officer from among its members and may fix its own rules of procedure which shall not be inconsistent with these Bylaws. It shall keep regular minutes of its proceedings and report the same to the Board of Directors for its information at the meeting thereof held next after the proceedings shall have been taken.

ARTICLE IV

MEETINGS OF DIRECTORS

1. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place as shall be determined from time to time by the Board of Directors. If an annual meeting of the stockholders is convened, a regular meeting of the Board of Directors may be held immediately after, and at the same place as, the annual meeting of stockholders.

2. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board (if one has been duly elected), the President, the Chief Executive Officer (if one has been duly elected) or any two Directors.

3. Notice of Meetings.

(a) Regular meetings of the Board of Directors may be held without notice.

(b) The person or persons calling a special meeting of the Board of Directors shall, at least two days before the meeting, give notice thereof by any usual means of communication. Such notice need not specify the business to be transacted at, or the purpose of, the meeting that is called. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten (10) days in any one adjournment.

4. Quorum. A majority of the Directors in office immediately before the meeting shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

5. Manner of Acting.

(a) The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is required by law, the Certificate of Incorporation, or a bylaw adopted by the stockholders.

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(b) A Director of the Corporation, who is present at a meeting of the Board of Directors at which action on any corporate matter is taken, shall be presumed to have assented to the action taken unless such Director’s contrary vote is recorded or such Director’s dissent is otherwise entered in the minutes of the meeting or unless he or she shall file such Director’s written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right of dissent shall not apply to a Director who voted in favor of such action.

6. Action By Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may by taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

7. Attendance by Telephone. Any one or more Directors or members of a committee may participate in a meeting of the Board of Directors or committee by means of a conference telephone or similar communications device which allows all persons participating in the meeting to hear each other, and such participation in the meeting shall be deemed presence in person at such meeting.

ARTICLE V

OFFICERS

1. Number. The officers of the Corporation shall consist of such officers as the Board of Directors may elect, including a Chief Executive Officer, a President, a Secretary, a Treasurer, and Vice Presidents, Assistant Secretaries, Assistant Treasurers and other such officers. Any two or more offices, other than that of President and Secretary, may be held by the same person. In no event, however, may an officer act in more than one capacity where action of two or more officers is required.

2. Election and Term. The officers of the Corporation shall be elected by the Board of Directors. Such election may be held at any regular or special meeting of the Board of Directors or without a meeting by consent as provided in Article IV, Section 6 of these Bylaws. Each officer shall hold office until such officer’s death, resignation, retirement, removal, disqualification, or until such officer’s successor is elected and qualifies, unless a different term is specified in the resolution electing such officer.

3. Removal. Any officer elected by the Board of Directors may be removed by the Board of Directors with or without cause.

4. Compensation. The compensation of all officers of the Corporation shall be as fixed or allowed from time to time by the Board of Directors.

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5. Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, supervise and control the management of the Corporation in accordance with these Bylaws. The Chief Executive Officer shall, in the absence of a Chairman of the Board of Directors, preside at all meetings of the Board of Directors and stockholders; shall sign, with any other proper officer, certificates for shares of the Corporation and any deeds, mortgages, bonds, contracts, or other instruments which may be lawfully executed on behalf of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the Board of Directors to some other officer or agent; and, in general, shall perform all duties incident to the office and such other duties as may be prescribed by the Board of Directors from time to time.

6. President. If the Board of Directors has not designated the Chairman of the Board or another officer as the Chief Executive Officer, the President shall be the Chief Executive Officer and perform the duties and exercise the powers of that office. In addition, the President shall perform all duties incident to the office of President and such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. If the Board of Directors has designated a Chief Executive Officer, the President shall, in the absence or disability of the Chief Executive Officer, exercise the powers of that office.

7. Vice Presidents. The Vice Presidents, in the order of their appointment, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Chief Executive Officer and the President, perform the duties and exercise the powers of such office. In addition, they shall perform such other duties and have such other powers as the Chief Executive Officer, President or the Board of Directors shall prescribe.

8. Secretary. The Secretary shall perform all duties incident to the office of Secretary and such other duties as the Chief Executive Officer, President or the Board of Directors may from time to time prescribe. The Secretary shall keep accurate records of the acts and proceedings of all meetings of stockholders, Board of Directors, and committees thereof; shall give all notices required by law and by these Bylaws; shall have general charge of the corporate books and records and of the corporate seal; and shall affix the corporate seal to any lawfully executed instrument requiring it. The Secretary shall have general charge of the stock transfer books of the Corporation and shall keep, at the registered or principal office of the Corporation, a record of stockholders showing the name and address of each stockholder and the number and class of the shares held by each. The Secretary shall sign such instruments as may require the Secretary’s signature, and, in general, attest the signature or certify the incumbency or signature of any other officer of the Corporation.

9. Treasurer. The Treasurer shall perform all duties incident to the office and such other duties as the Chief Executive Officer, President or the Board of Directors may from time to time prescribe. The Treasurer shall have custody of all funds and securities belonging to the Corporation and shall receive, deposit or disburse the same under the direction of the Board of Directors; and shall keep full and accurate accounts of the finances of the Corporation in books especially provided for that purpose, which may be consolidated or combined statements of the Corporation and one or more of its subsidiaries as appropriate, that include a balance sheet as of

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the end of the fiscal year, an income statement for that year, and a statement of cash flows for the year unless that information appears elsewhere in the financial statements. If financial statements are prepared for the Corporation on the basis of generally accepted accounting principles, the annual financial statements must also be prepared on that basis.

10. Assistant Secretaries and Treasurers. The Assistant Secretaries and Assistant Treasurers shall, in the absence or disability of the Secretary or the Treasurer, perform the respective duties and exercise the respective powers of those offices, and they shall, in general, perform such other duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer, President or the Board of Directors.

11. Controller and Assistant Controllers. The Controller, if one has been appointed, shall have charge of the accounting affairs of the Corporation and shall have such other powers and perform such other duties as the Board of Directors may from time to time prescribe. Each Assistant Controller shall have such powers and perform such duties as shall be assigned to them by the Controller or the Board of Directors, and the Assistant Controllers shall exercise the powers of the Controller during that officer’s absence or inability to act.

12. Bonds. The Board of Directors, by resolution, may require any or all officers of the Corporation to give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices and to comply with such other conditions as may from time to time be required by the Board of Directors.

ARTICLE VI

CONTRACTS, LOANS AND DEPOSITS

1. Contracts. The Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument on behalf of the Corporation, and such authority may be general or confined to specific instances.

2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

3. Checks and Drafts. All checks, drafts or other orders for the payment of money issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such depository or depositories as the Board of Directors shall direct.

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ARTICLE VII

CERTIFICATES FOR SHARES AND OTHER TRANSFERS

1. Certificates for Shares. Certificates representing shares of the Corporation shall be issued, in such form as the Board of Directors shall determine, to every stockholder for the fully paid shares owned by him, provided that the Board of Directors may provide that some or all of any or all classes or series of its stock shall be uncertificated shares. Certificates shall be signed by the Chairman or Vice-Chairman, if any, of the Board of Directors, the Chief Executive Officer, the President or any Vice President of the Corporation, and by the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer and sealed with the seal of the Corporation or a facsimile thereof. The signatures of any such officers upon a certificate may be facsimiles or may be engraved or printed or omitted if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer who has signed or whose facsimile or other signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of its issue. The certificates shall be consecutively numbered or otherwise identified; and the name and address of the persons to whom they are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation.

2. Transfer of Shares. Transfer of shares shall be made on the stock transfer books of the Corporation only upon surrender of the certificates for the shares sought to be transferred by the record holder thereof or by such holder’s duly authorized agent, transferee or legal representative. All certificates surrendered for transfer shall be canceled before new certificates for the transferred shares shall be issued.

3. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars of transfer and may require all stock certificates to be signed or countersigned by the transfer agent and registered by the registrar of transfers.

4. Closing Transfer Books and Fixing Record Date.

(a) For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, such record date shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Such determination of stockholders of record shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) For the purpose of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is

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adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, such record date, when no prior action by the Board of Directors is required by this chapter, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is filed with the Secretary of the Corporation. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law, such record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) For the purpose of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5. Lost Certificates. The Board of Directors may authorize the issuance of a new share certificate in place of a certificate claimed to have been lost or destroyed, upon receipt of an affidavit of such fact from the person claiming the loss or destruction. When authorizing such issuance of a new certificate, the Board of Directors may require the claimant to give the Corporation a bond in such sum as it may direct to indemnify the Corporation against loss from any claim with respect to the certificate claimed to have been lost or destroyed, or otherwise to indemnify the Corporation against such loss; or the Board of Directors may, by resolution reciting that the circumstances justify such action, authorize the issuance of the new certificate without requiring such a bond.

6. Holder of Record. The Corporation may treat as absolute owner of the shares the person in whose name the shares stand of record on its books just as if that person had full competency, capacity, and authority to exercise all rights of ownership irrespective of any knowledge or notice to the contrary or any description indicating a representative, pledge or other fiduciary relation or any reference to any other instrument or to the rights of any other person appearing upon its record or upon the share certificate; except that any person furnishing to the Corporation proof of his/her appointment as a fiduciary shall be treated as if he or she were a holder of record of the Corporation’s shares.

7. Treasury Shares. Treasury shares of the Corporation shall consist of such shares as have been issued and thereafter acquired but not canceled by the Corporation. Treasury shares shall not carry voting or dividend rights, except rights in share dividends.

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ARTICLE VIII

GENERAL PROVISIONS

1. Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and by the Certificate of Incorporation.

2. Seal. The corporate seal shall be in such form as may be approved from time to time by the Board of Directors. Such seal may be an impression or stamp and may be used by the officers of the Corporation by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced. In addition to any form of seal adopted by the Board of Directors, the officers of the Corporation may use as the corporate seal a seal in the form of a circle containing the name of the Corporation and the state of its incorporation (or an abbreviation thereof) on the circumference and the word “Seal” in the center.

3. Waiver of Notice. Whenever any notice is required to be given to any stockholder or Director under the provisions of the Delaware General Corporation Law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

4. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

5. Notice by Electronic Transmission. Without limiting the manner by which notice may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the Delaware General Corporation Law, other than those enumerated in Section 232(e) of the Delaware General Corporation Law, in the Certificate of Incorporation, or these Bylaws, shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Electronic transmission shall mean any form of communication, including but not limited to facsimile telecommunication and electronic mail, not directly involving the physical transmission of paper, that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient.

6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

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7. Amendments. Except as otherwise provided herein, these Bylaws may be amended or repealed and new Bylaws may be adopted by the affirmative vote of the holders of a majority of the voting power of the Corporation, or, if the Certificate of Incorporation so permits, by the affirmative vote of a majority of the Directors then holding office at any regular or special meeting of the Board of Directors or by unanimous written consent.

8. All terms used in these Bylaws shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

THIS IS TO CERTIFY that the above Bylaws were duly adopted by the Board of Directors of the Corporation, effective the      day of May, 2012.

Andrew K.W. Powell, Secretary

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Exhibit B

Form of Majority Stockholders Consent

EXHIBIT B

STOCKHOLDER AGREEMENT AND WRITTEN CONSENT

THIS STOCKHOLDER AGREEMENT AND WRITTEN CONSENT (this “Agreement”) is made as of May     , 2012 and among Commerce Health Ventures, LP, ESP Equity Partners, LLC, Garden State Life Sciences Ventures Fund, LP, MPM Asset Management Investors BV4 LLC, MPM BioVentures IV GmbH & Co. Beteiligungs KG, MPM BioVentures IV-QP, LP, Quaker BioVentures Fund II, LP, LLR Equity Partners II, LP, LLR Equity Partners Parallel II, LP and NewSpring Ventures, LP (each, a “Stockholder” and collectively, the “Stockholders”), stockholders of EKR Holdings, Inc. (the “Company”), a Delaware corporation.

WHEREAS, Cornerstone Therapeutics, Inc., a Delaware Corporation (the “Parent”), Stone Acquisition Sub, Inc., a Delaware corporation (the “Merger Sub”), the Company and EKR Therapeutics, Inc., a Delaware corporation (the “Operating Company”) have entered into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, the Company and Stockholders each desire that the Merger Agreement be executed, entered into and delivered, and that the transactions contemplated therein be consummated pursuant to the Merger Agreement (the “Merger”); and

1. Stockholder Consent in Favor of Merger.

(a) The Company represents and warrants that upon approval by (a) holders of the majority of issued and outstanding voting stock of the Company, treating outstanding shares of Common Stock and Preferred Stock together as a single class (treating each share of Preferred Stock as the number of shares of Common Stock into which it is convertible), and (b) holders of at least sixty percent (60%) of the outstanding shares of Series D Preferred Stock of the Company, the Merger shall have been duly authorized by all requisite corporate and shareholder action of the Company under Delaware law.

(b) The Stockholders and the Company jointly and severally represent and warrant that the Stockholders together are (a) holders of the majority of issued and outstanding voting stock of the Company, treating outstanding shares of Common Stock and Preferred Stock together as a single class (treating each share of Preferred Stock as the number of shares of Common Stock into which it is convertible), and (b) holders of at least sixty percent (60%) of the outstanding shares of Series D Preferred Stock of the Company.

(c) The Stockholders hereby approve the terms and conditions of the Merger Agreement, and pursuant to Section 2.11 of the Company’s By-Laws hereby vote all of the voting stock of the Company held by each Stockholder in favor of approval and adoption of the Merger Agreement and the consummation of the Merger and waive advance notice of the execution of the Agreement and of the consummation of the Merger as contemplated by Article 4.B.7 of the Company’s certificate of incorporation. The foregoing vote shall constitute the written consent referenced in Section 3.1 of the Merger Agreement.

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2. Best Efforts; Specific Performance. Each of the parties to this Agreement shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the Merger. Each of the parties acknowledges that the Merger is of a special, unique and extraordinary character, and that any breach of this Agreement by such party could not be compensated for by damages. Accordingly, if any party breaches its obligations under this Agreement, each of the other parties shall be entitled, in addition to any other remedies that it may have, to seek enforcement of this Agreement by a decree of specific performance requiring the breaching party to fulfill its obligations under this Agreement, and no bond or other security shall be required in that connection.

3. General. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The courts of the State of Delaware and the United States District Court for the District of Delaware shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties of this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

[Next Page is Signature Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date of first written above.

Commerce Health Ventures, LP

Name:
Title:

ESP Equity Partners, LLC

Name:
Title:

Garden State Life Sciences Ventures Fund, LP

Name:
Title:

3

MPM Asset Management Investors
BV4 LLC

Name:
Title:

MPM BioVentures IV GmbH & Co.
Beteiligungs KG

Name:
Title:

MPM BioVentures IV-QP, LP

Name:
Title:

Quaker BioVentures Fund II, LP

Name:
Title:

4

LLR Equity Partners II, LP

Name:
Title:

LLR Equity Partners Parallel II, LP

Name:
Title:

NewSpring Ventures, LP

Name:
Title:

EKR Therapeutics, Inc.

Name:
Title:

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Exhibit C

Form of Escrow Agreement

EXHIBIT C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”), dated as of [                 ], 2012, is by and among Cornerstone Therapeutics Inc., a Delaware corporation (“Parent”) and Shareholder Representative Services LLC as Stockholder Representative on the signature page attached hereto (the “Stockholder Representative” and, collectively with Parent, the “Escrow Parties”), and BNY Mellon, National Association, a national banking association with its principal place of business at BNY Mellon Center, Pittsburgh, PA 15258 (the “Escrow Agent”).

Capitalized terms used but not defined in this Agreement shall have the meaning set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 14, 2012, by and among Parent, Stone Acquisition Sub, Inc., a Delaware corporation (the “Merger Sub”), EKR Holdings, Inc., a Delaware corporation (the “Company”) and EKR Therapeutics, Inc., a Delaware corporation (the “Operating Company”).

RECITALS

WHEREAS, the Parties have agreed to merge the Merger Sub with and into the Company, whereby as a result the separate corporate existence of Merger Sub shall cease, the Company shall continue as the surviving corporation as a wholly owned subsidiary of Parent, and the Operating Company shall remain a wholly owned subsidiary of the Company (and a lower tier subsidiary of Parent), pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the parties (other than the Escrow Agent) have agreed to enter into this Agreement pursuant to Section 2.4(b) of the Merger Agreement and this is the “Escrow Agreement” referred to in the Merger Agreement;

WHEREAS, pursuant to Section 2.4(b) of the Merger Agreement, Parent has agreed to deposit with the Escrow Agent at the Closing (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Indemnity Escrow Amount”) and (ii) $1,500,000 (the “Working Capital and Severance Escrow Amount”), by wire transfer of immediately available funds, each of which shall be held in a segregated account designated the “Indemnity Escrow Fund” and the “Working Capital and Severance Escrow Fund,” respectively;

WHEREAS, pursuant to Section 10.16 of the Merger Agreement, the Company Holders have appointed the Stockholder Representative to act on their behalf with respect to matters pursuant to the Merger Agreement and this Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the escrow account established by this Agreement.

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NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Appointment.

(a) Escrow Agent. The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

(b) Stockholder Representative. The Stockholder Representative represents and warrants to the Escrow Agent that it has been duly appointed as Stockholder Representative and has the power and authority to (i) enter into this Agreement, (ii) perform the obligations of the Stockholder Representative hereunder and (iii) take any and all actions and make any decisions required or permitted to be made by the Stockholder Representative under this Agreement. In the event that the Stockholder Representative is removed or becomes unable or unwilling to continue in its capacity as Stockholder Representative, or if the Stockholder Representative resigns as a Stockholder Representative, the provisions in Sections 10.16(g) and 10.16(h) of the Merger Agreement shall control the appointment of a new Stockholder Representative and, once appointed (written notice of which shall be provided to the Escrow Agent) the new Stockholder Representative shall be bound by all of the terms of this Agreement. Nevertheless, any new Stockholder Representative hereunder shall, in writing to the Parent and Escrow Agent, expressly confirm his, her or its assumption of all applicable rights and obligations hereunder. The Escrow Agent may rely upon any decision, consent or instruction of the Stockholder Representative received by the Escrow Agent in connection with this Agreement, and is relieved from any liability to any person for any acts performed in accordance with any such decision, consent or instruction. The Escrow Agent may rely, without inquiry, upon any written notice from the existing Stockholder Representative of the appointment of any successor Stockholder Representative, and may deal with any such Stockholder Representative with respect to the escrow created by this Agreement.

2. Establishment of Escrow. Upon the execution of this Agreement, Parent shall deposit $14,000,000 in immediately available funds with the Escrow Agent (the “Initial Deposit”), with amounts designated for each of the Indemnity Escrow Fund and Working Capital and Severance Escrow Fund, and the Escrow Agent shall promptly, upon request, acknowledge to the Escrow Parties, or any of them, receipt of any funds so deposited. The Indemnity Escrow Fund and the Working Capital and Severance Escrow Fund shall be held as two separate trust funds, segregated from all other monies held by the Escrow Agent on behalf of itself and others, and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Merger Agreement. Additionally, upon execution of this Agreement, one of the Escrow Parties shall deliver one fully executed copy of this Agreement to the Escrow Agent in accordance with the Notice section below. The Initial Deposit and all additional amounts now or hereafter deposited with the Escrow Agent (if any), together with all interest, dividends and other income earned, shall be referred to as the “Escrow Fund.” The Escrow Parties acknowledge that the sum held in escrow hereunder may be reduced or increased from time to time during the term hereof pursuant to the terms of this Agreement. Accordingly, the term “Escrow Fund” shall refer both to the Initial Deposit and to such lesser or greater amount as may be held pursuant hereto at any point during the term hereof.

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3. Customer Identification and TIN Certification.

(a) To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For a business entity and other entities that are parties to this Agreement, the Escrow Agent will require such documents, as it deems necessary to confirm the legal existence of the entity.

(b) At the time of or prior to execution of this Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9 (or the appropriate IRS Form W-8, in the case of non U.S. persons), and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

(c) The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the Form W-9 (or the appropriate IRS Form W-8, in the case of non U.S. persons) information provided to the Escrow Agent by Parent. The Escrow Parties understand that, in the event one or more tax identification numbers is not certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Treasury Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the Escrow Fund.

(d) The Escrow Parties agree to treat all amounts in the Escrow Fund as owned by Parent for all tax purposes and to file all tax returns consistently with such treatment. For the avoidance of doubt, Parent shall report all interest or other income, if any, that is earned on the Escrow Funds as income of Parent in the taxable year or years in which such income is properly includable and shall pay any and all taxes attributable thereto. Notwithstanding anything in Section 5 to the contrary, within ten (10) days after the end of each calendar quarter during the term of this Agreement, beginning with the calendar quarter ending on [June 30, 2012], the Escrow Agent shall release from the Escrow Fund and deliver to Parent an amount equal to the earnings on the Escrow Fund for such prior calendar quarter; provided, that the Escrow Agent shall not be liable to Parent, the Stockholder Representative, or any other party for failing to timely make any quarterly distribution in accordance with this sentence. In the event that the Escrow Agent fails to make a quarterly distribution of the earnings on the Escrow Fund required pursuant to the immediately preceding sentence, Parent may deliver to the Escrow Agent a written request that such distribution be made and the Escrow Agent shall make such

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distribution to Parent, in accordance with Parent’s written instructions, within three (3) business days after receipt of such notice. The Escrow Agent shall have no obligation to distribute interest or other income earned with respect to the Escrow Fund until such interest or other income becomes due and payable in accordance with the terms of the account in which such Escrow Fund is deposited pursuant to Section 4 below. Any payments of funds from the Escrow Fund shall be subject to applicable withholding and reporting regulations then in force in the United States or any other jurisdictions, if applicable, including the filing of information returns with the Internal Revenue Service and the issuance of IRS Form 1099 to and in the name of Parent.

(e) The Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Fund as the Escrow Agent is required to prepare and file in the ordinary course of its business.

4. Deposit of the Escrow Fund. The Escrow Agent shall deposit the Escrow Fund in deposit accounts at BNY Mellon, National Association in accordance with the joint written instructions and directions as may from time to time be provided to the Escrow Agent in writing by the Stockholder Representative and Parent. In the event that the Escrow Agent does not receive such written instructions, the Escrow Agent shall deposit the Escrow Fund in business money market accounts at BNY Mellon, National Association. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy. The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty. The Escrow Parties understand that deposits of the Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 4, other than as a result of the gross negligence, fraud or willful misconduct of the Escrow Agent.

5. Release of the Escrow Funds. The Escrow Fund shall secure the indemnification obligations of the Company Holders and payments by the Company Holders of the Net Working Capital Adjustment Amount and Severance Adjustment Amount, each as more particularly described in the Merger Agreement. This Agreement shall not change, modify or supersede in any way the events or circumstances that give rise to the obligations and/or remedies of the parties to the Merger Agreement as more particularly set forth therein. Other than disbursement of interest amounts or payment of fees as set forth in this Agreement, the Escrow Agent shall only disburse amounts from the Escrow Fund as follows:

(a) Indemnity Escrow Fund. The Indemnity Escrow Fund shall be used to pay to Parent (i) amounts due for any indemnification claims made pursuant to and to the extent provided in Article IX of the Merger Agreement when agreed upon or resolved in accordance with this Agreement and the Merger Agreement. Except as otherwise set forth in Section 5(b)(ii), the Indemnity Escrow Fund shall be disbursed by the Escrow Agent only in accordance with the following:

(i) Indemnity Claims Generally. From time to time before [            ], 201[    ] (the “Indemnity Escrow Fund Release Date”), Parent may give notice (the “Indemnification Notice”) to the Stockholder Representative and the Escrow Agent specifying the nature and dollar amount (to the extent known) of any claim for indemnification under Article IX of the Merger Agreement. If the Stockholder Representative does not deliver notice to Parent and the Escrow Agent disputing such claim (a “Claim Objection”) within twenty (20) days after the Stockholder Representative’s receipt of such Indemnification Notice, then at the end of such 20-day period, the Stockholder Representative shall be deemed to have acknowledged and agreed with the correctness of such Indemnification Notice for the full amount set forth therein and shall thereafter be precluded from disputing such amount and the Escrow Agent shall promptly (and in any event within two (2) business days) deliver to Parent the payment in the dollar amount of the claim in the Indemnification Notice from the Indemnity Escrow Fund. The Escrow Agent shall not, and shall have no obligation to, inquire into or consider whether a claim complies with the requirements of the Merger Agreement.

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(ii) Disputes of Indemnification Claims. If the Stockholder Representative provides to Parent and the Escrow Agent a Claim Objection within the timeframe set forth in Section 5(a)(i) above with respect to a claim, the Escrow Agent shall promptly (and in any event within two (2) business days) make payment with respect to such Indemnification Notice in such amount as not objected to by the Stockholder Representative. With respect to any disputed amount in the Claim Objection, the Escrow Agent shall make payment only (1) in accordance with joint written instructions of Parent and the Stockholder Representative or (2) after a final decision and non-appealable judgment or award has been rendered by a Governmental Entity of competent jurisdiction to enforce an award with respect to the amount of such claim and then in accordance with such decision, in each case promptly (and in any case within two (2) business days) after its receipt of such joint written instruction, order, judgment, or decree. If the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction. Any such claim that is the subject of a Claim Objection shall be considered an Unresolved Claim (as defined below in Section 5(d)) with respect to the disputed amount until resolution in accordance with clause (1) or (2) above.

(b) Working Capital and Severance Escrow Fund. The Working Capital and Severance Escrow Fund shall be used to secure payments by the Company Holders of the Net Working Capital Adjustment Amount and Severance Adjustment Amount pursuant to and to the extent provided in Section 2.10 of the Merger Agreement when agreed upon or resolved in accordance with this Agreement and the Merger Agreement. The Working Capital and Severance Escrow Fund shall be disbursed by the Escrow Agent only in accordance with the following:

(i) Payment of Adjustment Amount. Prior to [            ], 201[    ] (the “Working Capital and Severance Escrow Fund Release Date”), if Parent is entitled to an Adjustment Amount payment (and thus entitled to a distribution from the Working Capital and Severance Escrow Fund pursuant to Section 2.10(d) of the Merger Agreement), then within three

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(3) business days after the date on which the Conclusive Statement and the Conclusive Adjustment Statement (each as defined in the Merger Agreement) are either agreed upon by Parent and the Stockholder Representative or are delivered by the Neutral Accounting Arbitrator, Parent and the Stockholder Representative shall jointly notify the Escrow Agent of Parent’s entitlement to a payment of the Adjustment Amount and the amount of such payment (an “Adjustment Payment Notice”). On the second (2nd) business day following the Escrow Agent’s receipt of the Adjustment Payment Notice, the Escrow Agent shall distribute to Parent from the Working Capital and Severance Escrow Fund an amount equal to the Adjustment Amount specified in the Adjustment Payment Notice by means of wire transfer of immediately available funds to an account designated by Parent.

(ii) Payment of Severance Adjustment Amount. Prior to the Working Capital and Severance Escrow Fund Release Date, if Parent is entitled to a Severance Adjustment Amount payment (and thus entitled to a distribution from the Working Capital and Severance Escrow Fund pursuant to Section 2.10(g) of the Merger Agreement), then the Parent and Stockholder Representative shall deliver joint written instructions to the Escrow Agent to release to Parent from the Working Capital and Severance Escrow Fund (and, to the extent the Working Capital and Severance Escrow Fund is insufficient, the Indemnity Escrow Fund) an amount in cash equal to such Severance Adjustment Amount. On the second (2nd) business day following the Escrow Agent’s receipt of the joint written instructions, the Escrow Agent shall distribute to Parent from the Working Capital and Severance Escrow Fund (and, to the extent the Working Capital and Severance Escrow Fund is insufficient, the Indemnity Escrow Fund) an amount equal to the Severance Adjustment Amount specified in the joint written instructions by means of wire transfer of immediately available funds to an account designated by Parent.

(c) Notwithstanding the provisions of Sections 5(a) and 5(b) above, if at any time Parent and the Stockholder Representative jointly execute and deliver a written instruction in substantially the form of Exhibit A attached hereto, the Escrow Agent shall disburse such portion of the Escrow Fund as referred to in such joint written instruction in accordance with the directions contained therein.

(d) With respect to the Indemnity Escrow Fund, upon the Indemnity Escrow Fund Release Date, the Escrow Agent shall deliver the Indemnity Escrow Fund Release Amount to the Stockholder Representative (or as otherwise directed in writing by the Stockholder Representative). “Indemnity Escrow Fund Release Amount” shall mean the amount of the Indemnity Escrow Fund less an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification asserted prior to the expiration of the applicable survival period but not yet resolved (each an “Unresolved Claim”). The Indemnity Escrow Funds retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Parent for any such claims resolved in favor of Parent) upon their resolution in accordance with Article IX of the Merger Agreement and the terms of this Agreement.

(e) With respect to the Working Capital and Severance Escrow Fund, upon the Working Capital and Severance Escrow Fund Release Date, the Escrow Agent shall disburse the funds in the Working Capital and Severance Escrow Fund in accordance with the joint written instructions provided by Parent and the Stockholder Representative.

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(f) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance in the Escrow Fund in accordance with the terms of this Agreement and shall have no liability or responsibility to the Escrow Parties for any deficiency, subject to Section 4.

6. Methods of Payment. All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by cashier’s check in accordance with written payment instructions provided to the Escrow Agent by the party receiving the funds. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

7. Responsibilities and Liability of the Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b) Limitations on Liability of the Escrow Agent.

(i) Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (x) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (y) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent’s duties, has been duly authorized to do so, and (z) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

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(ii) In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (y) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (z) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

(iii) Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

(iv) In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with a Joint Direction or an order of a court with jurisdiction over the Escrow Agent. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c) Indemnification of the Escrow Agent. The Escrow Parties severally and jointly agree to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence (“Agent Claims”). As between the Escrow Parties, any Agent Claims payable hereunder shall be paid one-half by Parent, on the one hand, and one-half by the Stockholder Representative, on the other hand.

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(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction. In the event of any dispute under this Agreement, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

8. Termination. This Agreement and all the obligations of the Escrow Agent under this Agreement shall terminate upon the release of the entire Escrow Fund by the Escrow Agent in accordance with this Agreement.

9. Removal of the Escrow Agent. The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10. Resignation of the Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) business days’ prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect provided that such resignation shall not become effective until a successor escrow agent shall have been appointed in accordance with this Section 10 and shall have accepted such appointment in writing. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) business days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11. Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to the addresses set forth in Section 14 below.

12. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

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13. Escrow Agent Fees, Costs, and Expenses. From the date hereof through the termination of this Agreement in accordance with Section 8 herein, the Escrow Agent shall charge a monthly maintenance fee of $15 per month and be entitled to be reimbursed for its customary and reasonable fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund and any delivery charges or other out of pocket expenses incurred in connection with the Escrow Fund, all of which shall be paid in order of priority, first, from interest earned on the Escrow Fund, second, from the Indemnity Escrow Fund, and, third, from the Working Capital and Severance Escrow Fund. The Escrow Parties acknowledge their joint and several obligations to pay any fees, expenses and other amounts owed to the Escrow Agent pursuant to this Agreement, provided that as between the Escrow Parties, Parent and the Stockholder Representative shall each be responsible for one-half of such fees, expenses and other amounts. The Escrow Parties agree that the Escrow Agent shall be entitled to pay itself for any fees, expenses or other amounts owed to the Escrow Agent out of the amounts held in the Escrow Fund and grant to the Escrow Agent a first priority security interest in the Escrow Fund to secure all obligations owed by them to the Escrow Agent under this Agreement. The Escrow Parties further agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent remain unpaid on the date such distribution would otherwise be made.

14. Notices, Contact Information. All notices or other communications required or permitted to be given under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be delivered by hand or sent by facsimile or electronic transmission (including by e-mail) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

If to Stockholder Representative:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Phone: (415) 367-9400

Email:  deals@shareholderrep.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue, Suite 2600

Boston, Massachusetts 02199

Attention: Gabor Garai, Esq.

Fax:    (617) 342-4001

Email: ggarai@foley.com

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If to Parent:

Cornerstone Therapeutics Inc.

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

Facsimile: (888) 669-9723

Attention: Andrew K. W. Powell

Email: Andrew.Powell@crtx.com

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention: David B. Clement, Esq.

Fax:    (919) 821-6800

Email: dclement@smithlaw.com

If to the Escrow Agent:

BNY Mellon, National Association, Escrow Agent

c/o Escrow Services

Banking Services Support Center; Suite 154-0655

500 Ross Street

Pittsburgh, PA 15262

Phone: 412.234.7796 / 412.234.2350

Fax: 732.667.4499 / 615.932.4035

Email : escrowservices@bnymellon.com

Copy (which shall not constitute notice to the Escrow Agent) to:

Bruce D. Berns, Esq.

Abendroth, Berns & Warner LLC

40 Grove Street, Suite 375

Wellesley, MA 02482

Fax: (781) 237-8891

Any notice, except notice by the Escrow Agent, may be given on behalf of any party by its counsel or other authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy, fax transmission or an electronic transmission in portable document format (PDF), or similar format, of any document with the same legal effect as if it were the original of such document.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of any notice as provided herein or making any change to any notice, including issues related to the amounts to be paid or

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disputes related thereto), the Escrow Parties agree that the Escrow Agent may contact the following representative of the Escrow Parties or such other individual as any of the Escrow Parties may identify by written notice to the Escrow Agent.

Parent:	as set forth above

Stockholder Representative:	as set forth above

15. Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

16. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

17. Assignment; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Agreement is freely assignable by the Escrow Parties, subject to Section 1(b) in case of the Stockholder Representative; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent; and provided, further, that any assignee satisfies the Escrow Agent’s requirements set forth in Section 3(b) above. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to a successor entity. This Agreement is not intended to confer upon any person other than the parties hereto (together with the Parent Indemnities under the Merger Agreement) any rights or remedies hereunder.

18. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

20. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile or similar transmission (e.g., .pdf files) shall constitute effective

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execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties so transmitted shall be deemed to be their original signatures for all purposes).

21. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

22. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT

CORNERSTONE THERAPEUTICS INC.

BY:

NAME:

TITLE:

STOCKHOLDER REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC

BY:

NAME:

TITLE:

BNY MELLON, NATIONAL ASSOCIATION

BY:

NAME:

TITLE:

EXHIBIT A

JOINT DIRECTIONS

FOR RELEASE OF ESCROW FUNDS

Pursuant to Section 5(c) of that certain Escrow Agreement dated as of May 14, 2012, by and among Cornerstone Therapeutics Inc., a Delaware corporation (“Parent”) and the Stockholder Representative party thereto (the “Stockholder Representative” and, collectively with Parent, the “Escrow Parties”), and BNY Mellon, National Association, a national banking association with its principal place of business at BNY Mellon Center, Pittsburgh, PA 15258 (the “Escrow Agent”), Parent and the undersigned Stockholder Representative hereby instructs the Escrow Agent to release $         from the Escrow Fund in accordance with the following instructions:

Amount is to be deducted from the following fund:

☐ Indemnity Escrow Fund

☐ Working Capital and Severance Escrow Fund

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

STOCKHOLDER REPRESENTATIVE	CORNERSTONE THERAPEUTICS INC.

By:	By:

Name:	Name:
Title:	Title:

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Exhibit D

Form of Stockholder Representative Agreement

EXHIBIT D

STOCKHOLDER REPRESENTATIVE AGREEMENT

This STOCKHOLDER REPRESENTATIVE AGREEMENT, dated as of May [—], 2012 (this “Agreement”), by and among each holder of capital stock of EKR Holdings, Inc., a Delaware corporation (the “Company”), each holder of options to purchase capital stock of the Company that is converted immediately prior to the Effective Time of the Merger into a ‘Participation Right’ pursuant to Section 2.2 of the Merger Agreement (defined in next paragraph below) (such holders of capital stock and Participation Rights of the Company together, the “Company Holders”) and Shareholder Representative Services LLC (“SRS”), solely in its capacity as the Stockholder Representative pursuant to the terms of this Agreement. Unless otherwise defined, all capitalized terms have the respective meanings assigned to them in the Merger Agreement.

WHEREAS, the Company Holders have approved, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s charter and bylaws, the adoption of an Agreement and Plan of Merger by and among Cornerstone Therapeutics Inc., a Delaware corporation (“Parent”), Stone Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, the Company, and EKR Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of Company (the “Merger Agreement”); and

WHEREAS, pursuant to Section 10.16(i) of the Merger Agreement, the Company Holders have agreed to, and have agreed to join as parties to, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and the Merger Agreement, the parties hereto agree as follows:

Section 1.1 Appointment of Stockholder Representative. In order to efficiently manage and administer all matters designated as the responsibility of the Stockholder Representative in the Merger Agreement, each Company Holder hereby irrevocably appoints SRS as his, her or its representative, agent, proxy, and attorney in fact for all purposes under the Merger Agreement (the “Stockholder Representative”), including without limitation the full power and authority on the Company Holders’ behalf:

1.1.1	to take any and all actions involving or relating to any and all Scheduled Indemnity Matters and other Special Indemnity Claims,

1.1.2	to consummate the transactions contemplated under the Merger Agreement, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith,

1.1.3	to negotiate disputes arising under, or relating to, the Merger Agreement, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith,

1.1.4	to prepare, or cause to be prepared, all Tax Returns, seek, negotiate, settle and disburse, or cause to be disbursed, the proceeds of any Pre-Closing Tax Refunds, to administer and settle all Tax audits that are the responsibility of the Stockholder Representative under Section 9.5 of the Merger Agreement, and to otherwise deal with all Tax matters on behalf of the Company Holders as specified by the Merger Agreement,

1.1.5	to receive and disburse, or cause to be disbursed, to the Company Holders any funds received on behalf of the Company Holders under the Merger Agreement or otherwise (it being acknowledged by the Company that any payments by Parent or the Surviving Corporation to or as directed by the Stockholder Representative shall constitute payment by Parent or the Surviving Corporation to each Company Holder, and Parent and the Surviving Corporation shall have no further liability with respect thereto),

1.1.6	to withhold any amounts received on behalf of the Company Holders pursuant to the Merger Agreement or otherwise to satisfy any and all Liabilities incurred by the Company Holders or the Stockholder Representative in the performance its duties hereunder,

1.1.7	to negotiate and resolve the liability referenced in item (c) to Schedule 6.14 to the Merger Agreement,

1.1.8	to exercise or not exercise, in the Stockholder Representative’s sole discretion, the RV Option, and if exercised, to take any and all steps to commercialize RV, sell all rights to RV to a Third Party, and to do whatever the Stockholder Representative, in its sole discretion, deems appropriate in connection with the RV Option,

1.1.9	to execute and deliver any amendment or waiver to the Merger Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Company Holders); and

1.1.10	to take any and all other actions whatsoever to be taken by or on behalf of the Company Holders in connection with the Merger Agreement and this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith.

Following the Closing Date, a majority-in-interest of the Company Holders may, by written consent, remove the Stockholder Representative and appoint a new representative its replacement. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Company Holders of a majority-in-interest of those Company Holders must be delivered to Parent and the Escrow Agent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

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Section 1.2 Reliance. Any party may rely upon any decision, consent or instruction of the Stockholder Representative on behalf of itself or, prior to the Effective Time, the Company in connection with this Agreement and is relieved from any liability to any person for any act performed in accordance with such decision, consent or instruction. Any party may rely, without inquiry, upon any written notice from the Stockholder Representative or any successor Stockholder Representative.

Section 1.3 Powers and Responsibilities of Stockholder Representative. Each Company Holder agrees that:

1.3.1	the Stockholder Representative may initiate, defend, negotiate, compromise, arbitrate, settle and authorize payment of any and all Scheduled Indemnity Matters, other Special Indemnity Claims and any and all indemnification claims under the Merger Agreement;

1.3.2	the Stockholder Representative shall be entitled to control, retain and disburse the Stockholder Representative Expense Fund pursuant to the terms and conditions of Section 3.1 below;

1.3.3	the Stockholder Representative may pay from the Stockholder Representative Expense Fund any expenses incurred by the Stockholder Representative in its capacity as such pursuant to this Agreement and the Merger Agreement;

1.3.4	the Stockholder Representative shall pay, or cause to be paid, to each Company Holder his, her or its allocable share of the balance of the Stockholder Representative Expense Fund, if any, remaining as of the Termination Date (as defined below), or at such subsequent time that any Scheduled Indemnity Matters, other Special Indemnity Claims or claims for indemnification pending as of the Termination Date are finally resolved;

1.3.5

the Stockholder Representative, on behalf of each Company Holder, may negotiate and agree upon all of the terms, provisions and conditions of the Merger Agreement and the other documents, agreements, amendments, instruments and certificates referred to in this Section 1.3.5 and shall have complete discretion in its sole and unfettered judgment in determining the terms, provisions and conditions thereof, and may execute on behalf of each Company Holder and in each Company Holder’s name, place and stead any and all documents, agreements, amendments, instruments and certificates required to be executed and delivered at the Closing; and the Stockholder Representative may take any and all actions, make any and all decisions and give any and all instructions which are contemplated to be taken, made or given by the Stockholder Representative or any Company Holder pursuant to the Merger Agreement or any of the other aforesaid documents, agreements, amendments, instruments and certificates; and the Stockholder Representative may execute and deliver on behalf of each

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Company Holder and in each Company Holder’s name, place and stead any other documents, agreements, amendments, instruments or certificates which the Stockholder Representative may in its discretion determine to be necessary or appropriate in order to accomplish the intent and purposes of the Merger Agreement and this Agreement; provided, however, that the Stockholder Representative shall not be empowered to execute any document, agreement, amendment, instrument or certificate that alters, other than pursuant to the terms of the Merger Agreement including without limitation this Agreement, the amount of the Merger Consideration to be received by each Company Holder as a result of the Merger;

1.3.6	the Stockholder Representative may, without notice to such Company Holders and with the same effect as if they had personally taken the action, execute and deliver amendments to the Merger Agreement, receipts and other instruments, waive any default or the fulfillment of any condition of the Merger Agreement, make any determination and enter into any agreement with Parent relating to any provision of the Merger Agreement, give or receive notices or other communications pursuant to the Merger Agreement, and accept summons or other process;

1.3.7	Parent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to the initiation, defense, compromise, arbitration or settlement of any indemnification claim brought by Parent pursuant to the Merger Agreement or any other actions required to be taken by the Stockholder Representative under the Merger Agreement, and no party hereunder shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Stockholder Representative; nor shall any party hereunder have any cause of action against Parent for any failure by the Stockholder Representative to perform its obligations hereunder for any reason, whether deliberate, inadvertent, due to negligence or otherwise;

1.3.8	all actions, decisions and instructions of the Stockholder Representative in connection with discharging the duties hereunder and under the Merger Agreement shall be conclusive and binding on each Company Holder, and no Company Holder shall have any cause of action against the Stockholder Representative for any action taken, decision made, payment made or instruction given by the Stockholder Representative under the Merger Agreement and this Agreement, except for actions or omissions constituting fraud, willful misrepresentation with the intent to deceive or misconduct by the Stockholder Representative;

1.3.9	the Stockholder Representative shall not be deemed to have any fiduciary relationship with any Company Holder as a result of its appointment as the Stockholder Representative, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any document executed in connection herewith or otherwise against the Stockholder Representative;

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1.3.10	the provisions of this Section 1.3 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable, notwithstanding any rights or remedies that each Company Holder may have in connection with the Merger and the other transactions contemplated by the Merger Agreement;

1.3.11	each Company Holder is hereby releasing and forever discharging any claim, action or cause of action that he, she or it might otherwise have with respect to any prior action taken by the Company, its officers or directors or the Stockholder Representative with respect to any transactions involving shares of the capital stock or options of the Company;

1.3.12	the provisions of this Section 1.3 shall be binding upon the executors, heirs, assigns and successors of each Company Holder, whether pursuant to testamentary disposition, the laws of descent and distribution, or otherwise, and the power of attorney provided to the Stockholder Representative shall not be affected by the subsequent disability or incompetence of any of the Company Holder; and

1.3.13	the Stockholder Representative may take all other steps necessary, advisable or convenient for the Stockholder Representative to effectively discharge the duties of its appointment and responsibilities hereunder and under the Merger Agreement.

Section 1.4 Stockholder Representative Advisory Committee.

1.4.1	The Stockholder Representative shall regularly consult with the Stockholder Representative Advisory Committee which shall initially be composed of the persons listed on Schedule A attached hereto. Members of the Stockholder Representative Advisory Committee (the “Members”) shall receive compensation as set forth in Schedule A. In the event that a member of the Stockholder Representative Advisory Committee or the Stockholder Representative becomes unable or unwilling to continue in its capacity as Stockholder Representative, or if a member of the Stockholder Representative Advisory Committee or the Stockholder Representative resigns, a majority in interest of the Company Holders may by written consent appoint a new representative as his or her replacement, who shall have all of the rights, powers and duties hereunder. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority in interest of the Company Holders must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent, as the case may be.

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Section 1.5 Proportionate Share of Indemnification.

1.5.1	Each Company Holder agrees to pay his, her or its allocable share of any claims for indemnification required to be paid under the Merger Agreement to Parent or pursuant to ARTICLE IX of the Merger Agreement and not otherwise to be satisfied from the Indemnity Escrow Fund or the Working Capital and Severance Escrow Fund, and each Company Holder shall promptly, upon written request of the Stockholder Representative, remit such allocable share to the Stockholder Representative (or as otherwise directed by the Stockholder Representative) and authorize and direct the Stockholder Representative to further distribute (or cause to be distributed) all such amounts received from the Company Holder pursuant to this Section 1.5.1 to Parent pursuant to ARTICLE IX of the Merger Agreement. In the event that a Company Holder fails to fulfill his, her or its obligation pursuant to this Section 1.5.1, the Stockholder Representative may direct the Escrow Agent or the Agent, as the case may be, to retain and remit to the Stockholder Representative such amount from any portion of the Indemnity Escrow Fund and Contingent Consideration that would otherwise be payable to such Company Holder, and promptly thereafter the Stockholder Representative shall further distribute such amounts received from the Company Holder pursuant to this Section 1.4.1 to Parent pursuant to ARTICLE IX of the Merger Agreement.

1.5.2	In the event that the Stockholder Representative receives all or any portion of the Indemnity Escrow Consideration, the Working Capital and Severance Escrow Consideration or the Contingent Consideration (collectively, the “Holdbacks”) and at the time of receipt either (i) there is a pending claim by Parent under ARTICLE IX of the Merger Agreement or there remains outstanding one or more Scheduled Indemnity Matters or other Special Indemnified Claims, or (ii) the Stockholder Representative believes in its good faith judgment that Parent may make a claim, or there may be a Third Party Claim, in the future, then the Stockholder Representative may retain the Holdbacks or any portion thereof and contribute such amounts to the Stockholder Representative Escrow Fund, to be held, utilized and paid in accordance with Section 3 hereof.

Section 2.1 Indemnification of Stockholder Representative. Each Company Holder agrees that:

2.1.1

The Company Holders, severally, and not jointly, shall, and each hereby does, indemnify and hold harmless the Stockholder Representative and each member of the Stockholder Representative Advisory Committee (the “Committee”) and their respective members, managers, officers, agents and other representatives from any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements (“Costs”) which may be

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imposed on the Stockholder Representative or such member of the Committee or incurred by them in connection with the performance of their respective duties hereunder, including, without limitation, any litigation involving the subject matter hereof, provided that in the event it is finally adjudicated that any Costs or any portion thereof were incurred as a result of the Stockholder Representative’s or such member of the Committee’s actions or omissions constituting fraud, willful misrepresentation with the intent to deceive or misconduct, the Stockholder Representative or member of the Committee will reimburse the Company Holders the amount of such indemnified Costs attributable to such fraud, willful misrepresentation with the intent to deceive or misconduct. If not paid directly to the Stockholder Representative or such member of the Committee by the Company Holders, any such Costs may be recovered by the Stockholder Representative (and, as appropriate, paid to such member of the Committee) from (i) the funds in the Stockholder Representative Expense Fund, (ii) the portions of the Indemnity Escrow Amount and the Working Capital and Severance Escrow Amount otherwise distributable to the Company Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent, and (iii) from any Contingent Consideration actually payable to the Company Holders pursuant to written instructions delivered by the Stockholder Representative to Parent; provided that while this section allows the Stockholder Representative and members of the Committee to be paid from the Stockholder Representative Expense Fund, the Indemnity Escrow Amount, the Working Capital and Severance Escrow Amount Escrow Fund and the Contingent Consideration, this does not relieve the Company Holders from their obligation to promptly pay such Costs as they are suffered or incurred, nor does it prevent the Stockholder Representative or members of the Committee from seeking any remedies available to it at law or otherwise.

2.1.2

In performing any of their respective duties as Stockholder Representative or member of the Committee, or upon the claimed failure to perform any of the duties hereunder, no Stockholder Representative or member of the Committee shall be liable to any Company Holder for any damages, losses, expenses or Costs which may be incurred as a result of the Stockholder Representative or member of the Committee so acting or failing to act, except for matters involving actions or omissions constituting fraud, willful misrepresentation with the intent to deceive or misconduct. In furtherance, but not by way of limitation, of the foregoing, no Stockholder Representative, in such capacity, or member of the Committee shall incur liability to any Company Holder with respect to (i) the performance of any duties imposed upon such Stockholder Representative or member of the Committee or failure to perform by such Stockholder Representative or member of the Committee hereunder; (ii) any action taken or omitted to be taken in good faith upon advice of such

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Stockholder Representative’s or Committee member’s counsel given with respect to any questions relating to the duties and responsibilities hereunder; or (iii) any action taken or omitted to be taken in reliance upon any communication or document, including any written notice or instructions provided to such Stockholder Representative or Committee member, not only as to due execution, validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which in good faith are believed to be genuine and to have been signed or presented by the proper person.

2.1.3	The Stockholder Representative shall not be obligated to make any inquiry, investigation or determination as to the truth and accuracy of any information contained therein, nor shall it, in such capacity, be deemed to have made any representation or warranty of any kind to any person.

2.1.4	The Stockholder Representative shall not incur any Liability to any Company Holder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its duties hereunder, except for actions or omissions constituting actions or omissions constituting fraud, willful misrepresentation with the intent to deceive or willful breach of a covenant in the Merger Agreement or this Agreement. A Stockholder Representative shall have no Liability in respect of any Proceeding brought against such Stockholder Representative by any Company Holder, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Stockholder Representative took or omitted taking any action in good faith.

Section 3.1 Stockholder Representative Expense Fund.

3.1.1

Each Company Holder hereby authorizes the Stockholder Representative to receive at the closing of the Merger the Stockholder Representative Expense Fund Amount, for deposit into the Stockholder Representative Expense Fund. The Stockholder Representative Expense Fund shall be utilized by the Stockholder Representative to pay any and all expenses (including legal, accounting, consulting, expert and other professional fees) incurred by the Stockholder Representative, in its capacity as such and in connection with any pre-Closing or post-Closing matters after the consummation of transactions contemplated by the Merger Agreement, together with any and all judgments, settlements and other Losses arising out of Scheduled Indemnity Matters and other Special Indemnity Claims (collectively, “Losses and Expenses”). The Company Holders shall not receive interest or other earnings on the Stockholder Representative Expense Fund and the Company Holders irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Stockholder

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Representative Expense Fund. The Company Holders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. For tax purposes, the Stockholder Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing. Each Company Holder agrees to be responsible for his, her, or its allocable portion of such Losses and Expenses, provided that the Stockholder Representative will look to reimbursement first from the Stockholder Representative Expense Fund prior to seeking reimbursement directly from any Company Holder. In the event that there are no pending Losses and Expenses, indemnification claims or outstanding Scheduled Indemnity Matters or other Special Indemnity Claims on the eighteenth (18) month anniversary of the Closing Date, or such later date as may be determined by the Stockholder Representative in its reasonable judgment (the “Termination Date”), the Stockholder Representative Expense Fund, less any amounts that have been disbursed to pay for Losses and Expenses, shall be distributed by the Stockholder Representative to the Agent for further distribution to the Company Holders in the proportion specified in the Merger Agreement. In the event that there are pending Losses and Expenses, indemnification claims or outstanding Scheduled Indemnity Matters or other Special Indemnity Claims on the Termination Date, the Stockholder Representative Expense Fund shall be held until all such matters are finally resolved. Upon the resolution of all such pending matters, the Stockholder Representative shall promptly distribute the balance of the Stockholder Representative Expense Fund to the Agent for further distribution to the Company Holders in the proportion specified in the Merger Agreement. In connection with the release of the Indemnity Escrow Fund by the Escrow Agent to the Company Holders as contemplated by Section 9.7 of the Merger Agreement, the Stockholder Representative is hereby authorized to direct the Escrow Agent to withhold all or any portion of the Indemnity Escrow Consideration and to remit such amount to the Stockholder Representative for deposit into the Stockholder Representative Expense Fund if it, in its sole discretion, determines that additional amounts are necessary to satisfy the purposes of the Stockholder Representative Expense Fund and the responsibilities of the Stockholder Representative hereunder.

3.1.2	In consideration of the Stockholder Representative’s efforts hereunder, the Stockholder Representative and each Member shall be compensated as set forth on Schedule A attached hereto for any and all time spent on, or relating to, matters and activities contemplated by this Agreement (“Compensation”).

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3.1.3	All Compensation requested by the Stockholder Representative and members of the Stockholder Representative Advisory Group shall be paid from the Stockholder Representative Expense Fund. Such payments shall be withdrawn from the Stockholder Representative Expense Fund on a biweekly or monthly basis, at the discretion of the Stockholder Representative.

Section 4.1 Post-Closing Adjustments; Forfeiture of Contingent Payments. Each Company Holder agrees that:

4.1.1	The Stockholder Representative is hereby authorized to direct Parent to withhold all or any portion of any Contingent Payment and to remit such amount to the Stockholder Representative for deposit into the Stockholder Representative Expense Fund (and the balance of any such Contingent Payment shall be deposited ratably into the Payment Fund for payment to the Company Holders as described in Section 2.11(a) of the Merger Agreement) for payment of (i) any post-Closing expenses incurred to any investment bankers, attorneys, accountants or other advisors in connection with the Merger Agreement and this Agreement and the transactions contemplated by the Merger Agreement, and (ii) any expenses incurred by the Stockholder Representative in its capacity as such pursuant to this Agreement and in connection with the defense, compromise, arbitration and/or settlement of any indemnification claims under the Agreement; and

4.1.2	In the event that after the third anniversary of final distribution of the Merger Consideration by Parent and all remaining amounts in the Stockholder Representative Expense Fund, and after diligent efforts on behalf of the Stockholder Representative, any Company Holder can not be located or contacted, then the Stockholder Representative shall be authorized and entitled to make a charitable contribution of such Company Holder’s Allocable Share of the Merger Consideration not distributed to such Company Holder.

Section 5.1 General.

5.1.1	Parent and its Affiliates are intended third-party beneficiaries of this Agreement.

5.1.2	The General Provisions set forth in ARTICLE X of the Merger Agreement, to the extent applicable, are hereby incorporated by reference as if expressly set forth herein.

5.1.3	In the event of any conflict between the terms of this Agreement and the Merger Agreement, the terms of this Agreement shall govern.

5.1.4

All notices or other communications to the Stockholder Representative required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic transmission

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(including by e-mail) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Phone: (415) 367-9400

[signature page follows]

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[Signature Page to Stockholder Representative Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Company Holders

(pursuant to the Merger Agreement)

SHAREHOLDER REPRESENTATIVE
SERVICES LLC, solely in its capacity as the Stockholder Representative

By:

Name:

Title: Managing Director

Schedule A

Compensation

SRS	$95,000 total fee

Michael Zachara	Year 1	$50,000 retainer for up to 150 hours

	Year 2	$25,000 retainer for up to 75 hours

	Subsequent years - $12,500 retainer for up to 37.5 hours

	For any additional hours, to be negotiated with other Members

Steven St. Peter	Year 1	$25,000

	Year 2	$25,000

	Subsequent years $12,500

Zev Scherl	Year 1	$25,000

	Year 2	$25,000

	Subsequent years $12,500